As filed with the Securities and Exchange Commission on July 30, 1997
                                             Registration No.  333-
==============================================================================
                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, DC 20549

                           --------------------

                                 FORM S-4
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                           --------------------

                        COMPAQ COMPUTER CORPORATION
          (Exact name of Registrant as specified in its charter)

                           --------------------


             Delaware                                            3571                                         76-0011617
 (State or Other Jurisdiction of                     (Primary Standard Industrial                           (IRS Employer
  Incorporation or Organization)                     Classification Code Number)                         Identification No.)
                                                             20555 SH 249
                                                         Houston, Texas 77070
                                                            (281) 370-0670
                                         (Address, Including Zip Code, and Telephone Number,
                                       including Area Code, of Registrant's Principal Executive
                                                               Offices)

                                                        --------------------

                                                        J. David Cabello, Esq.
                                                       Senior Vice President,
                                                    General Counsel and Secretary
                                                     Compaq Computer Corporation
                                                             20555 SH 249
                                                         Houston, Texas 77070
                                                            (281) 370-0670
                                          (Name, Address, Including Zip Code, and Telephone
                                          Number, Including Area Code, of Agent for Service)

                                                        --------------------

                                                              copies to:
        Christopher Mayer                                 Josephine T. Parry                              Joseph W. Bartlett
         David L. Caplan                    Vice President, General Counsel and Secretary                   Ira Greenstein
      Davis Polk & Wardwell                         Tandem Computers Incorporated                      Morrison & Foerster LLP
       450 Lexington Avenue                           10435 North Tantau Avenue                      1290 Avenue of the Americas
     New York, New York 10017                        Cupertino, California 95014                              41st Floor
          (212) 450-4000                                    (408) 285-6000                             New York, New York 10104
                                                                                                            (212) 468-8000

Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after the effectiveness of this Registration Statement and the effective time (the "Effective Time") of the merger (the "Merger") of a wholly-owned subsidiary of the Registrant with and into Tandem Computers Incorporated ("Tandem") as described in the Agreement and Plan of Merger dated as of June 22, 1997.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                           --------------------

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                 Proposed Maximum        Proposed Maximum         Amount of
         Title of each Class of               Amount to be           Offering           Aggregate Offering       Registration
       Securities to be Registered            Registered(1)       Price Per Unit            Price (2)               Fee(3)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share...    73,500,000               $51.25(2)           $3,766,840,000         $1,141,466.67
==================================================================================================================================

(1) Represents the number of shares of Common Stock, par value $0.01 per share, of the Registrant ("Compaq Common Stock") to be issued in connection with the Merger in exchange for shares of Common Stock, par value $0.025 per share, of Tandem ("Tandem Common Stock"), determined on the basis of the exchange ratio applicable in the Merger (0.525 shares of Compaq Common Stock for each share of Tandem Common Stock) and the number of outstanding shares of Tandem Common Stock on July 28, 1997.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low prices of Tandem Common Stock on July 28, 1997 on the New York Stock Exchange, which was $26.906.

(3) The registration fee for the securities registered hereby of $1,141,466.67 is being paid herewith. This fee has been calculated pursuant to Rule 457(f) under the Securities Act, as one thirty-third of one percent of $3,766,840,000.

                           --------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

==============================================================================


                          COMPAQ COMPUTER CORPORATION


                             CROSS REFERENCE SHEET


                          ITEM NUMBER                                                LOCATION IN PROXY
                          IN FORM S-4                                               STATEMENT/PROSPECTUS
---------------------------------------------------------------    ----------------------------------------------------------

A.  INFORMATION ABOUT THE TRANSACTION

1.  Forepart of Registration Statement and Outside
    Front Cover Page of Prospectus.............................    Facing Page of the Registration Statement; Outside
                                                                   Front Cover Page of Proxy Statement/Prospectus
2.  Inside Front and Outside Back Cover Pages of
    Prospectus.................................................    Where You Can Find More Information; Table of Contents

3.  Risk Factors, Ratio of Earnings to Fixed Charges
    and Other Information......................................    Outside Front Cover Page of Proxy Statement/Prospectus;
                                                                   Summary; Risk Factors; Information Regarding New Tandem
                                                                   Products; Interests of Certain Persons in the Merger and
                                                                   Related Matters; The Merger; Comparative Per Share Market
                                                                   Price and Dividend Information; Special Meeting; Where You Can
                                                                   Find More Information


4.  Terms of the Transaction...................................    Outside Front Cover Page of Proxy Statement/Prospectus;
                                                                   Summary; The Merger; The Merger Agreement; Special Meeting;
                                                                   Comparison of Stockholder Rights; Description of Compaq Capital
                                                                   Stock

5.  Pro Forma Financial Information............................    Summary; Unaudited Pro Forma Combined Financial Statements

6.  Material Contacts with the Company Being
    Acquired...................................................    Summary; The Merger; The Merger Agreement

7.  Additional Information Required for Reoffering
    by Persons and Parties Deemed to be
    Underwriters...............................................    *

8.  Interests of Named Experts and Counsel.....................    *

9.  Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities.............    *

B.  INFORMATION ABOUT THE REGISTRANT

10. Information with Respect to S-3 Registrants................    Summary; Where You Can Find More Information

11. Incorporation of Certain Information by
    Reference..................................................    Where You Can Find More Information

12. Information with Respect to S-2 and S-3
    Registrants................................................    *

13. Incorporation of Certain Information by
    Reference..................................................    *

14. Information with Respect to Registrants Other
    Than S-3 or S-2 Registrants................................    *

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15. Information with Respect to S-3 Companies..................    Summary; Where You Can Find More Information

16. Information with Respect to S-2 or S-3
    Companies..................................................    *

17. Information with Respect to Companies Other
    Than S-2 or S-3 Companies..................................    *

D.  VOTING AND MANAGEMENT INFORMATION

18. Information if Proxies, Consents or
    Authorizations are to be Solicited.........................    Outside Front Cover Page of Proxy Statement/Prospectus;
                                                                   Summary; Interests of Certain Persons in the Merger and
                                                                   Related Matters; The Merger; The Merger Agreement; Special
                                                                   Meeting; Comparison of Stockholder Rights; Description of
                                                                   Compaq Capital Stock; Where You Can Find More Information
19. Information if Proxies, Consents or
    Authorizations are not to be Solicited or in an
    Exchange Offer.............................................    *

--------------
*  Omitted because the Item is inapplicable or the answer thereto is negative.


                         TANDEM COMPUTERS INCORPORATED
                           10435 NORTH TANTAU AVENUE
                              CUPERTINO, CA 95014

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD AUGUST 29, 1997

                To the Stockholders of Tandem Computers Incorporated:

                A Special Meeting of the Stockholders of Tandem Computers Incorporated, a Delaware corporation ("Tandem"), will be held at 10:00 a.m. California time, on Friday, August 29, 1997 at the headquarters of Tandem, 10435 North Tantau Avenue, Cupertino, CA 95014, for the following purposes:

               1. To approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of June 22, 1997 among Tandem, Compaq Computer Corporation ("Compaq") and Compaq-Project, Inc., a wholly-owned subsidiary of Compaq ("Merger Subsidiary") pursuant to which Merger Subsidiary will be merged with and into Tandem and each share of Common Stock, $0.025 par value, of Tandem ("Tandem Common Stock") will be converted into the right to receive 0.525 shares of Common Stock, $0.01 par value, of Compaq.

               2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

               The Board of Directors has fixed the close of business on July 28, 1997 as the record date (the "Record Date") for the determination of the holders of Tandem Common Stock entitled to notice of, and to vote at, the Special Meeting. Holders of Tandem Common Stock as of the Record Date will be entitled to vote at the Special Meeting or any adjournment or postponement thereof. Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Tandem Common Stock entitled to vote thereon. As of the Record Date, there were 118,074,615 shares of Tandem Common Stock outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the Special Meeting. You may revoke your proxy at any time prior to its exercise. Any stockholder present at the Special Meeting or any adjournments or postponements thereof may revoke his or her proxy and vote personally on each matter brought before the Special Meeting.

               ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR THAT PURPOSE. IF NO INSTRUCTIONS ARE INDICATED ON YOUR PROXY, YOUR SHARES OF TANDEM COMMON STOCK WILL BE VOTED "FOR" APPROVAL OF THE MERGER AGREEMENT. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

                                           By Order of the Board of Directors

                                           Josephine T. Parry
                                           Secretary

Dated: July 30, 1997


                        Special Meeting of Stockholders

                             MERGER PROPOSED-YOUR

                            VOTE IS VERY IMPORTANT

The Board of Directors of Tandem Computers Incorporated has unanimously approved a merger between Tandem and a subsidiary of Compaq Computer Corporation, the world's largest supplier of personal computers. The merger will combine Tandem's leadership in clustering technologies and enterprise computing with Compaq's strengths in PC hardware and Intel-based servers. We believe the merger will create a preeminent computer company able to offer a vast array of products, services and support to its customers.

Your Board of Directors has determined that the merger is fair to you and is in your best interests. The Board therefore recommends that you vote to approve the merger and the related merger agreement.

If the merger is completed, Tandem stockholders will receive 0.525 shares of Compaq common stock for each share of Tandem common stock. Compaq stockholders will continue to own their existing shares after the merger.

We estimate that the shares of Compaq common stock to be issued to Tandem stockholders will represent approximately 8.6% of the outstanding Compaq common stock after the merger (assuming all Tandem and Compaq stock options are exercised).

At the Special Meeting, Tandem stockholders will be asked to approve the merger and the related merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of Tandem common stock (118,074,615 at July 28, 1997, the record date for the vote) is required to approve the merger and related merger agreement. The merger cannot be completed unless Tandem stockholders approve it. Stockholders of Compaq are not required to approve the merger.

The date, time and place of the Special Meeting:


                           August 29, 1997
                           10:00 a.m.
                           Tandem Computers Incorporated
                           10435 North Tantau Avenue
                           Cupertino, CA 95014

This Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about Tandem and Compaq from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the approval of the merger and the related merger agreement. If you fail to return your card, the effect will be a vote against the merger. YOUR VOTE IS VERY IMPORTANT.

On behalf of the Board of Directors of Tandem, we urge you to vote "FOR" approval of the merger and the related merger agreement.


THOMAS J. PERKINS                       ROEL PIEPER
Chairman of the Board                   Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulators have approved the Compaq common stock to be issued in the merger or determined if this Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Proxy Statement/Prospectus dated July 30, 1997 and first mailed to stockholders on August 1, 1997.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER.......................................1

ADDITIONAL QUESTIONS AND ANSWERS ABOUT THE MERGER FOR TANDEM EMPLOYEES.......3

SUMMARY......................................................................4

SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA..........9

COMPARATIVE PER SHARE DATA..................................................14

RISK FACTORS................................................................16
Fixed Merger Consideration Despite Potential Changes in Stock
  Prices....................................................................16
Integration of Operations...................................................16
Stock Ownership in Compaq...................................................16

INFORMATION REGARDING NEW TANDEM PRODUCTS...................................16

THE MERGER..................................................................17
General.....................................................................17
Background of the Business Relationship and the Merger......................17
Tandem's Reasons for the Merger; Recommendation of the Tandem Board.........19
Compaq's Reasons for the Merger.............................................20
Opinion of Tandem's Financial Advisor.......................................20
Forward-Looking Statements May Prove Inaccurate.............................26
Accounting Treatment........................................................27
Certain U.S. Federal Income Tax Consequences................................27
Regulatory Matters..........................................................28
No Appraisal Rights.........................................................29
Federal Securities Laws Consequences; Resale Restrictions...................29

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION.................31

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS...........................32

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED MATTERS..............41
Tandem's Employment Agreements..............................................41
Board of Directors..........................................................41
Indemnification and Insurance...............................................42
Employment Arrangements.....................................................42
Ownership of Tandem Securities by Certain Beneficial Owners and Management;
  Compensation and Benefits.................................................42

THE MERGER AGREEMENT........................................................43
Structure; Effective Time...................................................43
Merger Consideration........................................................43
Employee Stock Purchase Plan................................................43
Employee Stock Options......................................................43
Conversion of Shares........................................................44
Certain Covenants...........................................................44
Certain Representations and Warranties......................................46
Conditions to the Merger....................................................46
Termination of the Merger Agreement.........................................47
Other Expenses..............................................................48
Amendments; No Waivers......................................................48
Stock Option Agreement......................................................49

SPECIAL MEETING.............................................................50
Time and Place; Purpose.....................................................50
Record Date; Voting Rights and Proxies......................................50
Share Ownership of Management and Certain Stockholders......................50
Solicitation of Proxies.....................................................51
Quorum......................................................................51
Required Vote...............................................................51

COMPARISON OF STOCKHOLDER RIGHTS............................................51
General.....................................................................51
Comparison of Current Tandem Stockholder Rights and Rights of Compaq
  Stockholders Following the Merger.........................................52

DESCRIPTION OF COMPAQ CAPITAL STOCK.........................................54
Authorized Capital Stock....................................................54
Compaq Common Stock.........................................................54
Compaq Preferred Stock......................................................55
Transfer Agent and Registrar................................................55
Stock Exchange Listing; Delisting and Deregistration of Tandem Common
  Stock.....................................................................55

LEGAL MATTERS...............................................................55

EXPERTS.....................................................................55

FUTURE STOCKHOLDER PROPOSALS................................................56

WHERE YOU CAN FIND MORE INFORMATION.........................................56

LIST OF DEFINED TERMS.......................................................58

LIST OF ANNEXES
 ANNEX A - Agreement and Plan of Merger
 ANNEX B - Stock Option Agreement
 ANNEX C - Opinion of Lehman Brothers

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    Why is Tandem proposing the merger? How will  I benefit?

A:    The proposed merger will combine Tandem's leadership in Microsoft
Windows NT clustering and enterprise computing with Compaq's strengths in PC hardware and Intel-based servers. We believe that the merger will create a company capable of offering the broadest range of reliable, scalable solutions across the entire spectrum of business-critical computing. Tandem believes that the merger will benefit stockholders by significantly accelerating the execution of its strategy and increasing market share.

To review the background and reasons for the merger in greater detail, see page 17.

Q:    When is the Special Meeting?

A:    The Special Meeting will take place on August 29, 1997.  At the meeting,
Tandem stockholders will be asked to approve the merger and the related merger agreement signed by Tandem and Compaq on June 22, 1997. Compaq stockholders do not need to vote on the merger.

Q:    What do I need to do now?

A:    Please mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Special Meeting. In addition, you may attend the Special Meeting in person, rather than signing and mailing your proxy card.

Q:    What do I do if I want to change my vote?

A:    Just send in a later-dated, signed proxy card before the Special Meeting or attend the meeting in person and vote.

Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:    Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Without instructions, your shares will not be voted.

Q:    Should I send in my stock certificates now?

A:    No. If  the merger is completed, we will send Tandem stockholders written instructions for exchanging their share certificates. Compaq stockholders will keep their certificates.

Q:    Please explain what I will receive in the merger.

A:    If the merger is completed, Tandem stockholders will have the right to receive 0.525 shares of Compaq common stock in exchange for each share of Tandem common stock they own.

Example:

bullet If you currently own 1,000 shares of Tandem common stock, then after the merger you will receive 525 shares of Compaq common stock. The value of the Compaq common stock that you will receive depends on the price of Compaq common stock immediately after the merger.

bullet On July 29, 1997 the closing price of Tandem common stock on the New York Stock Exchange was $26.875. Applying the
       0.525 exchange ratio, on that date, each holder of Tandem common stock would be entitled to receive Compaq common stock with a market value of approximately $27.891 for each share of Tandem common stock. However, the market prices for Tandem and Compaq common stock are likely to change between now and the merger. You are urged to obtain current price quotes for Tandem and Compaq common stock.

Compaq will not issue fractional shares. Instead, you will receive cash for any fractional shares of Compaq common stock owed to you based on the market value of Compaq common stock on the last trading day before the merger occurs.

Q:    Has the exchange ratio changed since the announcement of the signing of the merger agreement?

A:    Yes.  The exchange ratio has changed from 0.21 shares of Compaq common stock to 0.525 shares as a result of Compaq's five-for-two stock split announced on July 1, 1997.

Q:    Will I owe any federal income tax as a result of the merger?

A:    No, unless you receive cash for fractional shares.  The exchange of shares by Tandem stockholders will be tax-free to Tandem stockholders for federal income tax purposes, except that Tandem stockholders will have to pay tax on cash received for fractional shares.

Q:    Does Compaq pay dividends?

A:    Like Tandem, Compaq does not pay dividends. However, after the merger,
Compaq's Board of Directors may change that policy based on business conditions, Compaq's financial condition and earnings and other factors.

Q:    When do you expect the merger to be completed?

A:    We are working toward completing the merger as quickly as possible. In addition to Tandem stockholder approval, Tandem and Compaq must also obtain regulatory approvals. We hope to complete the merger by September 1997.

Q:    What if I also own shares of Compaq common stock?

Compaq common stock will not be affected by the merger. If you currently own shares of Compaq common stock, you will continue to own those shares after the merger.

Q:    Whom should I call with questions?

A. If you have any questions about the merger, please call Roberta DeTata, Director of Investor Relations at Tandem, at (408) 285-4363.


               ADDITIONAL QUESTIONS AND ANSWERS ABOUT THE MERGER
                             FOR TANDEM EMPLOYEES

Q:    What will happen to employee stock options held by Tandem employees?

A:    The outstanding options will convert into options for Compaq common stock, at the same 0.525 exchange ratio that applies to Tandem common stock. Thus, for each share of Tandem common stock on which you have an option, you will receive an option to purchase 0.525 shares of Compaq common stock. In addition, the exercise price per share will be adjusted by dividing the current exercise price by 0.525.

Example:

bullet An option to purchase 1,000 shares of Tandem common stock at an exercise price of $10.00 per share will convert to an option to purchase 525 shares of Compaq common stock (1,000 x 0.525) at an exercise price of $19.05 per share ($10.00/0.525).

Q:    May I exercise stock options and sell Tandem common stock between now and the completion of the merger?

A:    Yes, subject to the timing limitations included in the Tandem Corporate
Policy Statement Regarding Stock Trading Restrictions and the additional limitations on trading by persons defined as Tandem "affiliates," as described on page 29.

Q:    What will happen to Tandem's Employee Stock Purchase Plan ("ESPP")?

A:    The ESPP will be terminated upon completion of the merger.  The participation period then in process will end. The funds that are accumulated through your payroll deductions up until that time will be applied to purchase shares of Tandem common stock. Those shares of Tandem common stock will then be exchanged in the merger for Compaq common stock.

Q:    How will shares of Tandem common stock held in the Tandem 401(k) Plan be voted?

A:    In the vote on the merger, shares held in the Tandem 401(k) Plan will be voted by the Plan's trustee as the Plan participants may direct. If you are a Plan participant with Tandem common stock allocated to your account, the trustee will send you instructions on how to direct the trustee's vote on these shares.

Q:    What will happen in the merger to Tandem common stock held in the Tandem
401(k) Plan?

A:    In the merger, the shares of Tandem common stock held in the Plan will be exchanged for shares of Compaq common stock. The Compaq shares will be allocated to individual participant accounts. After completion of the merger, your 401(k) account will hold Compaq common stock, subject to the same plan rules as now apply to Tandem common stock. The number of Compaq shares will be based on the same exchange ratio described throughout this Proxy Statement/Prospectus-- 0.525 shares of Compaq common stock for each share of Tandem common stock.

Q:    What are the tax consequences for Tandem common stock held in the Tandem
401(k) Plan?

A:    Neither the 401(k) Plan nor Plan participants will be taxed upon the exchange of shares held by the Plan. In the future, when you receive a Plan distribution, the distribution will be subject to tax, including whatever portion of that distribution is attributable to the Compaq common stock received by your 401(k) Plan account in the merger.


                                    SUMMARY

               This summary highlights selected information from this Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 56. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies

Tandem Computers Incorporated
19333 Vallco Parkway
Cupertino, CA 95014
(408) 285-6000

Tandem provides its customers with reliable, scalable, fault-tolerant
enterprise computer systems and client/server solutions.   Stock exchanges
processing the bulk of the world's securities transactions use Tandem technology and equipment, and a significant percentage of automated teller machines (ATMs) run on Tandem systems. Credit card transactions, electronic fund transfers, telecommunications, messaging systems and public e-mail networks are all areas in which Tandem systems play a key role in promoting commerce globally. Tandem is expanding its focus to include new products and solutions that target high-growth opportunities in the Microsoft Windows NT Server environment.

Compaq Computer Corporation
20555 SH 249
Houston, TX 77070
(281) 370-0670

Compaq is the largest supplier of personal computers in the world. Compaq designs, develops, manufactures and markets a wide range of computing products, and supplies approximately 10% of the expanding worldwide PC market. Compaq also maintains a strong position in the distributed enterprise solutions market with an approximate 30% worldwide market share in PC server products. In the future, Compaq will continue to integrate hardware and software to furnish the building blocks of personal and corporate computing while participating in software and communications markets either directly or through business alliances.

Tandem's Reasons for the Merger

The merger will combine Tandem's leadership in Microsoft Windows NT clustering technology and enterprise computing with Compaq's strengths in PC hardware and Intel-based servers. Tandem believes that the merger will serve to significantly accelerate the execution of its strategy and help achieve market leadership. At the same time, the merger should provide stockholder benefits in terms of enhanced revenue growth, manufacturing cost improvements and cost avoidance by leveraging Compaq's present and future product plans.

To review the reasons for the merger in greater detail, see page 19.

The Special Meeting

The Special Meeting will be held at 10:00 a.m. on August 29, 1997. At the Special Meeting, Tandem stockholders will be asked to approve the merger and the related merger agreement. The Special Meeting will be held at Tandem Computers Incorporated, 10435 North Tantau Avenue, Cupertino, CA 95014.

Recommendation to Tandem Stockholders

The Tandem Board of Directors believes that the merger is in your best interests and unanimously recommends that you vote "for" approval of the merger and the related merger agreement.

Record Date; Voting Power

You are entitled to vote at the Special Meeting if you owned shares as of the close of business on July 28, 1997, the Record Date.

On the Record Date, there were 118,074,615 shares of Tandem common stock entitled to vote at the Special Meeting. Tandem stockholders will have one vote at the Special Meeting for each share of Tandem common stock they own on the Record Date.

Stockholder Vote Required to Approve the Merger

The favorable vote of the holders of a majority of the outstanding shares of Tandem common stock is required to approve the merger and the related merger agreement. Your failure to vote will have the effect of a vote against the merger. A vote of Compaq stockholders is not required.

Share Ownership of Management and Certain Stockholders

On the Record Date, Tandem directors, executive officers and their affiliates owned and were entitled to vote 2,590,692 shares of Tandem common stock, or approximately 2.2% of the shares of Tandem common stock outstanding on the Record Date.

The directors of Tandem have indicated that they intend to vote the Tandem common stock owned by them "for" approval of the merger and the related merger agreement.

The Merger

The merger agreement (Annex A) and related stock option agreement (Annex B) are attached at the back of this Proxy Statement/Prospectus. We encourage you to read both agreements as they are the legal documents that govern the merger.

What Tandem Stockholders Will Receive in the Merger (See page 43)

If the merger is approved, Tandem stockholders will have the right to receive
0.525 shares of Compaq common stock for each share of Tandem common stock they own. This exchange ratio reflects the five-for-two stock split of Compaq common stock announced on July 1, 1997. Compaq will not issue any fractional shares. Instead, Tandem stockholders will receive cash for any fractional shares of Compaq common stock owed to them, based on the market value of Compaq common stock on the last trading day before the merger occurs.

Tandem stockholders should not send in their stock certificates for exchange until instructed to do so.

What Current Compaq Stockholders Will Hold After the Merger

Compaq stockholders will continue to own their existing shares after the merger. Compaq stockholders should not send in their stock certificates in connection with the merger.

Ownership of Compaq After the Merger

Compaq will issue approximately 72 million shares of Compaq common stock to Tandem stockholders in the merger. Based on that number, following the merger, Tandem stockholders will own approximately 8.6% of the outstanding Compaq common stock (assuming all Tandem and Compaq stock options are exercised). This information is based on the number of shares of Tandem and Compaq common stock outstanding on July 28, 1997.

Compaq Dividend Policy Following the Merger

Like Tandem, Compaq does not pay dividends. However, after the merger, Compaq's Board of Directors may change that policy based on business conditions, Compaq's financial condition and earnings and other factors.

Interests of Officers and Directors in the Merger

When considering the Tandem Board's recommendation that Tandem stockholders vote in favor of the merger, you should be aware that Tandem directors and certain officers have agreements, stock options and other benefit plans that may provide them with interests in the merger that are different from, or in addition to, yours.

Seven Tandem officers have employment agreements under which they are entitled to a cash payment as a result of Tandem's entering into the merger agreement, and will be entitled to additional cash payments at the time the merger is completed. Under the employment agreements, the total amount paid and to be paid to these officers as a result of the merger is $7,107,000. The employment agreements also provide for the continued employment (at higher levels of compensation than their current levels) of the officers with Tandem after the merger. Also, these agreements allow the officers to receive severance pay if their employment is terminated under certain circumstances. The total amount payable (based on August 1, 1997 compensation levels) if the employment of all seven officers were to be terminated following the Merger is approximately $29,635,000.

Thomas J. Perkins, Tandem's Chairman, will become a member of the Compaq Board of Directors after the merger. In addition, Compaq has agreed to grant three senior Tandem officers options to purchase an aggregate of 775,000 shares of Compaq common stock after the merger. The exercise price of these options will be the closing price of Compaq common stock on the day after the merger.

The Boards of both Tandem and Compaq were aware of these interests and considered them in approving the merger. See page 41 for more information concerning these arrangements.

Conditions to the Merger (See page 46)

The merger will be completed if certain conditions, including the following, are met:

      (1) the approval of Tandem stockholders;

      (2) the absence of legal restraints or prohibitions that prevent the completion of the merger;

      (3) the absence of a material adverse change (as discussed on page 46) since March 31, 1997 with respect to Tandem or Compaq;

      (4) the receipt of letters from Tandem's and Compaq's independent accountants confirming the assessment of management of Tandem and Compaq, respectively, that the merger will qualify for pooling of interests accounting treatment; and

      (5) the receipt of legal opinions from Tandem's and Compaq's counsel that the merger will qualify as a tax-free reorganization.

Termination of the Merger Agreement (See page 47)

The Boards of Directors of Tandem and Compaq may jointly agree in writing to terminate the merger agreement without completing the merger. The merger agreement may also be terminated in certain other circumstances, as follows:

(1) Either company may terminate the merger agreement if:

    (a) the merger is not completed by December 31, 1997. However, neither Tandem nor Compaq may terminate the merger agreement if its breach is the reason the merger has not been completed;

    (b) the stockholders of Tandem do not approve the merger; or

    (c) a law or final court order prohibits the merger.

(2) Only Compaq may terminate the merger agreement if:

    (a) a law or final court order prohibits Compaq's exercise of its rights under the stock option agreement (see below);

    (b) the Tandem Board withdraws or modifies its recommendation in favor of the merger in a manner adverse to Compaq; or

    (c) Tandem does not call the Special Meeting promptly, or violates certain obligations not to solicit alternative proposals and not to negotiate with, or provide non-public information to, an entity (other than Compaq) seeking or contemplating an acquisition of Tandem (see page 44).

Termination Fees and Expenses (See page 48)

Tandem must pay Compaq a termination fee of $55 million in cash if the merger agreement is terminated in the following circumstances:

bullet the stockholders of Tandem do not approve the merger (but only if a new acquisition proposal with respect to Tandem is announced prior to the Special Meeting); or

bullet the Tandem Board withdraws or modifies its recommendation in favor of the merger in a manner adverse to Compaq; or

bullet Tandem does not call the Special Meeting promptly, or violates certain obligations not to solicit alternative proposals and not to negotiate with, or provide non-public information to, an entity (other than Compaq) seeking or contemplating an acquisition of Tandem.

If the merger agreement is terminated because the merger is not completed by December 31, 1997, and the representations and warranties of one of the companies were not true on the date the merger agreement was signed, then (subject to certain other limitations) that company must pay to the other company an amount equal to that company's reasonable expenses relating to the transaction, but not in excess of $20 million.

Stock Option Agreement (See page 49 and Annex B)

Tandem has signed a stock option agreement under which it granted to Compaq an option to purchase approximately 15% of Tandem's outstanding common stock in the same circumstances that the $55 million termination fee referred to above is payable to Compaq. The purpose of the stock option agreement is to increase the likelihood that the merger will be completed. The agreement may have the effect of discouraging entities other than Compaq from attempting to merge with, or acquire, Tandem.

Regulatory Approvals (See page 28)

Tandem and Compaq are both required to make filings with or obtain approvals from certain domestic and international regulatory authorities in connection with the merger, including United States and European Community antitrust authorities. It is expected that Tandem and Compaq will obtain all required regulatory approvals prior to the Special Meeting. However, we cannot predict whether Tandem and Compaq will obtain all required regulatory approvals on that timetable, or whether any approvals will include conditions that would be detrimental to Tandem or Compaq.

Accounting Treatment (See page 27)

Tandem and Compaq expect the merger to qualify as a pooling of interests, which means that Tandem and Compaq will be treated as if they had always been combined for accounting and financial reporting purposes. The availability of this accounting treatment is a condition to the closing of the merger.

Fairness Opinion of Financial Advisor (See page 20)

In deciding to approve the merger, Tandem's Board considered an opinion from its financial advisor, Lehman Brothers, as to the fairness of the exchange ratio to its stockholders from a financial point of view. This opinion is attached as Annex C to this Proxy Statement/Prospectus. We encourage you to read this opinion.

Certain Federal Income Tax Consequences (See page 27)

Tandem and Compaq have structured the merger so that neither Tandem nor its stockholders will recognize gain or loss for federal income tax purposes as a result of the merger, except for taxes payable on cash received for fractional shares. Receipt of legal opinions of counsel to Tandem and Compaq as to these tax consequences is a condition to the merger.

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

No Appraisal Rights (See page 29)

Under Delaware law, Tandem stockholders do not have any right to an appraisal of the value of their shares in connection with the merger.

Comparative Per Share Market Price Information (See page 31)

Tandem and Compaq common stock are both listed on the New York Stock Exchange. On June 20, 1997, the last full trading day prior to the public announcement of the proposed merger, Tandem common stock closed at $15.000 and Compaq common stock closed at $42.700 giving effect to the five-for-two stock split announced on July 1, 1997. On July 29, 1997, Tandem common stock closed at $26.875 and Compaq common stock closed at $53.125.

Listing of Compaq Common Stock

Compaq will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

New Tandem Products

Tandem has incorporated clustering technology in its new S-Series servers. For further information on this latest line of products, please see "Information Regarding New Tandem Products" on page 16.

Forward-Looking Statements (See page 26)

This document (and documents that are incorporated by reference) includes various forward-looking statements about Tandem, Compaq and the combined company that are subject to risks and uncertainties. Forward-looking statements include information concerning future results of operations of Tandem, Compaq and the combined company. Also, statements including the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions are forward-looking statements. Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documents which Tandem and Compaq incorporate by reference, could affect the future financial results of Tandem, Compaq and the combined company and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document. These factors include the following:

bullet a highly competitive environment in the computer market;

bullet difficulties in achieving gross margin and operating expense targets based on competitive and market factors;

bullet gauging the rate of product transitions accurately and introducing new products in the face of rapid technology cycles;

bullet differentiating products from those of competitors;

bullet competing successfully in the markets for new products;

bullet anticipating customer demand accurately and estimating the production supplies needed to meet such demand; and

bullet successfully implementing the merger.

      SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

Sources of Information

Tandem and Compaq are providing the following information to aid you in your analysis of the financial aspects of the merger. This information was derived from the audited and unaudited financial statements of Tandem and Compaq for their fiscal years 1992 through 1996 and, with respect to Tandem, for the three-month periods ended March 31 and June 30, 1996 and 1997 and, with respect to Compaq, for the six-month periods ended June 30, 1996 and 1997. The selected historical consolidated statement of operations data of Tandem for the fiscal years ended September 30, 1992 and 1993 have been restated to reflect the adjustments required to present UB Networks, Inc. as a discontinued operation.

The information is only a summary and you should read it in conjunction with the historical financial statements (and related notes) contained in the annual reports on Form 10-K and other information that Tandem and Compaq have filed with the Securities and Exchange Commission and the more detailed pro forma combined financial information included elsewhere in this Proxy Statement/Prospectus. See "Where You Can Find More Information" on page 56 and "Unaudited Pro Forma Combined Financial Statements" on page 32.

How the Pro Forma Combined Financial Information Was Prepared

Tandem and Compaq expect that the merger will be accounted for as a "pooling of interests," which means that for accounting and financial reporting purposes the two companies will be treated as if they had always been combined. For a more detailed description of pooling of interests accounting, see "The Merger--Accounting Treatment" on page 27.

The unaudited pro forma combined financial information is presented to show you what the Tandem and Compaq businesses might have looked like had they always been combined. Tandem and Compaq did not adjust the combined amounts for differences in the accounting methods used by the companies because both companies believe that any such differences are not significant. The companies may have performed differently if they had always been combined. You should not rely on the pro forma combined information as being indicative of the historical results that would have been achieved or the future results that the combined company will experience after the merger. See "Unaudited Pro Forma Combined Financial Statements" on page 32.

Periods Covered

The unaudited pro forma combined balance sheet assumes that the merger took place on June 30, 1997 and combines Tandem's and Compaq's June 30, 1997 unaudited consolidated balance sheets. The unaudited pro forma combined statements of income assume that the merger took place as of the beginning of the periods presented and combine Tandem's consolidated statements of operations for the six months ended June 30, 1997 and 1996 (unaudited) and the fiscal years ended September 30, 1996, 1995 and 1994 with Compaq's consolidated statement of income for the six months ended June 30, 1997 and 1996 (unaudited) and the years ended December 31, 1996, 1995 and 1994, respectively. As permitted by Securities and Exchange Commission regulations, Tandem's three-month period ended December 31, 1996 has been omitted from the unaudited pro forma combined statements of income. Tandem's sales and income from continuing operations were $435.7 million and $11.8 million, respectively, for this period.

Merger-Related Expenses

Tandem and Compaq estimate that merger-related fees and expenses, consisting primarily of transaction costs for fees of investment bankers, attorneys and accountants, and financial printing and other related charges, will be approximately $37.0 million. Tandem and Compaq will each record its share of such costs as an expense when incurred. The impact of these fees and expenses has been reflected as a reduction of pro forma combined stockholders' equity. These charges are not reflected in the pro forma combined statements of income or the pro forma combined per share data. The pro forma information does not include any potential cost savings from the merger. The pro forma financial information also reflects compensation expenses of $7.1 million arising in connection with the merger.

Stock Split

All share and per share data have been adjusted to reflect Compaq's five-for-two stock split announced on July 1, 1997.


                                        Unaudited Selected Pro Forma Combined Financial Data
                                               (In millions, except per share amounts)


                                                   Six months ended
                                                       June 30,                                  Year ended December 31,
                                             --------------------------             ---------------------------------------------
                                               1997               1996               1996                1995              1994
                                             -------            -------             ------              ------            -------

Pro Forma Combined Statement of Income
Data:(1,6)

  Sales...................................   $ 10,787            $ 9,142            $ 20,009            $ 16,675          $ 12,605
  Income from continuing operations before
   provision for income taxes (2, 3)......      1,068                707               1,900               1,315             1,336
  Income from continuing operations (2, 3)        669                477               1,308                 885             1,021
  Income from continuing operations per
   common and common equivalent share
   (4, 5).................................   $   0.86            $  0.63            $   1.71            $   1.18          $   1.39
  Shares used in computing income from
   continuing operations per common and
   common equivalent share (4,5)..........      777.6              755.1               765.7               749.7             735.4


Pro Forma Combined Balance Sheet Data:     June 30, 1997
                                           -------------

  Current assets..........................   $ 10,713
  Total assets............................     13,070
  Current liabilities.....................      4,814
  Long-term debt..........................         87
  Stockholders' equity (1)................      7,910

See Accompanying Notes to Unaudited Selected Pro Forma Combined Financial Data.


         NOTES TO UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA

(1) Merger-related fees and expenses and compensation costs will be
    approximately $37.0 million and $7.1 million.   Tandem and Compaq will each
    record its share of such costs as an expense when incurred. The impact of these fees and expenses has been reflected as a reduction of pro forma combined stockholders' equity. These charges are not reflected in the pro forma combined statements of income data.

(2) Includes Tandem restructuring charges of $52 million in the year ended 1996 and the six months ended June 30, 1996 and a gain of $23 million in the year ended 1994 related to the sale of subsidiaries. Excludes the results of operations from discontinued operations to reflect UB Networks, Inc. as a discontinued operation of Tandem for the years ended September 30, 1996, 1995 and 1994 and the six months ended June 30, 1997.

(3) Includes Compaq non-recurring and non-tax deductible charges of $208 million and $241 million for purchased in-process technology associated with acquisitions in 1997 and 1995.

(4) The pro forma combined income from continuing operations per share, presented on a fully diluted basis, is based upon the pro forma weighted average number of common and common equivalent shares outstanding of Tandem and Compaq for each period at the exchange ratio of 0.525 shares of Compaq common stock for each share of Tandem common stock and is computed after taking into consideration the dilutive effect of stock options.

(5) Adjusted to reflect Compaq's five-for-two stock split announced on July 1, 1997.

(6) Tandem's operating results for the three-month period ended December 31, 1996 have been omitted. Tandem's sales and income from continuing operations were $435.7 million and $11.8 million, respectively, for this period.

            Tandem Selected Historical Consolidated Financial Data
                    (In millions, except per share amounts)
                                  (Unaudited)

                                            Six months ended
                                                 June 30,                            Fiscal year ended September 30,
                                            ----------------        -------------------------------------------------------------
Historical Consolidated Statement of        1997        1996         1996         1995        1994       1993(2)       1992 (2)
Operations Data:                            ------     -----        ------        -----      ------      -------       --------
  Sales...............................       $970        $936       $1,900        $1,920      $1,739     $1,683         $1,689
  Income (loss) from continuing
    operations before provision for
    income taxes (1)..................         86          (9)          24           127         164       (246)           (23)
  Income (loss) from continuing
    operations (1)....................         68         (24)          (5)           96         154       (308)           (33)
  Income (loss) from continuing
    operations per common and
    common equivalent share
      - fully diluted (3).............     $ 0.54     $ (0.20)    $  (0.04)       $ 0.82       $ 1.35   $ (2.74)      $  (0.30)
  Shares used in computing income
    (loss) from continuing
    operations per common and
    common equivalent share
      - fully diluted (3).............      125.0       117.5        117.5         118.2        113.4     112.3          109.2


                                                 June 30,                                       September 30,
                                            ----------------      ---------------------------------------------------------------
Historical Consolidated Balance Sheet       1997        1996        1996           1995        1994          1993          1992
Data:                                       ------     -----      -------         ------      ------        ------        -------

  Current assets......................       $918        $855         $860          $970        $928           $851          $988
  Total assets........................      1,790       1,725        1,745         1,857       1,762          1,685         2,045
  Current liabilities.................        568         580          583           670         737            862           631
  Long-term debt......................         87          79           75            76          86             86            94
  Stockholders' investment............      1,135       1,066        1,086         1,110         939            737         1,237



(1) Includes restructuring charges of $52 million, $258 million and $103 million in the fiscal years ended September 30, 1996, 1993 and 1992, respectively, and $52 million for the six months ended June 30, 1996. Also includes a gain of $23 million in the fiscal year ended September 30, 1994 related to the sale of subsidiaries.

(2) All dollar and per share amounts restated to reflect the adjustments required to present UB Networks, Inc. as a discontinued operation.

(3) Primary per common and common equivalent share data are presented as the differences between such amounts and the fully diluted amount and is less than 3% for all periods presented (except for the six months ended June 30, 1997).


            Compaq Selected Historical Consolidated Financial Data
                    (In millions, except per share amounts)
                                  (Unaudited)



                                              Six months ended
                                                  June 30,                                  Year ended December 31,
                                           --------------------      ---------------------------------------------------------
Historical Consolidated Statement of         1997         1996        1996         1995         1994        1993         1992
Income Data:                               -------       ------      -----        ------       ------      ------       ------
  Sales...............................      $9,817       $8,206      $18,109      $14,755      $10,866      $7,191       $4,100
  Income from continuing
    operations before provision for
    income taxes (1,2)................         982          716        1,876        1,188        1,172         616          295
  Income from continuing
    operations (1,2)..................         601          501        1,313          789          867         462          213
  Income from continuing
    operations per common and
    common equivalent share
    - fully diluted (3)...............      $ 0.84       $ 0.72       $ 1.87       $ 1.15       $ 1.28      $ 0.71      $ 0.34
  Shares used in computing income
    from continuing operations per
    common and common
    equivalent share
      - fully diluted (3).............       712.0        692.5        703.5        687.5        675.3       647.3       635.3


                                                  June 30,                                          December 31,
                                           --------------------      ---------------------------------------------------------
Historical Consolidated Balance Sheet        1997         1996        1996          1995         1994        1993         1992
Data:                                      -------       ------      ------        ------       ------      ------       ------
  Current assets......................     $ 9,795       $ 6,635     $ 9,169        $6,527      $5,158      $3,291       $2,318
  Total assets........................      11,280         7,991      10,526         7,818       6,166       4,084        3,142
  Current liabilities.................       4,204         2,302       3,852         2,680       2,013       1,244          960
  Long-term debt......................          --           300         300           300         300          --           --
  Stockholders' equity................       6,817         5,164       6,144         4,614       3,674       2,654        2,006

(1) Includes non-recurring and non-tax deductible charges of $208 million and $241 million for purchased in-process technology associated with acquisitions in 1997 and 1995.

(2) Includes restructuring charges of $12 million and $87 million in 1993 and 1992, respectively, and a realized gain on investment in an affiliated company of $86 million in 1992.

(3) Adjusted to reflect Compaq's five-for-two stock split announced on July 1, 1997.

                          COMPARATIVE PER SHARE DATA

                                  (Unaudited)

               The following table summarizes the per share information for Tandem and Compaq on an historical, pro forma combined and equivalent basis. The pro forma information gives effect to the merger accounted for on a pooling of interests basis, assuming that 0.525 shares of Compaq common stock were issued for each share of Tandem common stock outstanding. You should read this information together with the historical financial statements (and related notes) included in the annual reports on Form 10-K and other information that Tandem and Compaq have filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 56. You should also read this information in connection with the pro forma combined financial information set forth on page 32. You should not rely on the pro forma combined information as being indicative of the results that would have been achieved had the companies been combined or the future results that the combined company will experience after the merger.

                                                                                     Fiscal year ended September 30,
                                                      Six months ended      ----------------------------------------------------
                                                        June 30, 1997            1996              1995             1994
                                                      ----------------      ----------------------------------------------------
Historical Per Common Share-Tandem:
      Income (loss) from continuing operations (1,2)           $0.57            $(0.04)            $0.82            $1.35
      Book value (3).............................               9.19              8.96

                                                                                         Year ended December 31,
                                                                            ----------------------------------------------------
                                                                                 1996              1995             1994
Equivalent Pro Forma Combined-Per Tandem                                    ----------------------------------------------------
 Common Share (4):
      Income from continuing operations..........              $0.45             $0.90             $0.62            $0.73
      Book value.................................               5.50              5.08

Historical Per Common Share-Compaq (5):

      Income from continuing operations (1,6)....              $0.84             $1.87             $1.15            $1.28
      Book value (3).............................               9.86              8.98

Pro Forma Combined-Per Compaq Common Share
 (5,7):
      Income from continuing operations (1,2,6,8)              $0.86             $1.71             $1.18            $1.39
      Book value (3).............................              10.46              9.67


             See Accompanying Notes to Comparative per Share Data.


                      NOTES TO COMPARATIVE PER SHARE DATA


(1) This calculation uses the weighted average number of common shares outstanding, including common share equivalents, if dilutive.

(2) Includes Tandem restructuring charges of $52 million ($0.07 per share on a pro forma combined per Compaq common share basis) in the fiscal year ended 1996 and a gain of $23 million ($0.03 per share on a pro forma combined per Compaq common share basis) in the fiscal year ended 1994 related to the sale of subsidiaries. Excludes the results of operations from discontinued operations to reflect UB Networks, Inc., as a discontinued operation of Tandem in the fiscal years ended 1996, 1995 and 1994 and the six months ended June 30, 1997.

(3) Computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of the period on an historical or pro forma combined basis.

(4) Amounts are calculated by multiplying the respective unaudited pro forma combined per Compaq share amounts by the exchange ratio of 0.525 shares of Compaq common stock for each share of Tandem common stock.

(5) Adjusted to reflect Compaq's five-for-two stock split announced on July 1, 1997.

(6) Includes Compaq non-recurring and non-tax deductible charges of $208 million and $241 million ($0.27 and $0.32 per share on a pro forma combined per Compaq common share basis) for purchased in-process technology associated with acquisitions in 1997 and 1995.

(7) Merger-related fees and expenses and compensation costs will be approximately $37.0 million and $7.1 million. Tandem and Compaq will each record its share of such costs as an expense when incurred. The impact of these fees and expenses has been reflected as a reduction of pro forma combined stockholders' equity. These charges are not reflected in the pro forma combined statements of income data.

(8) Tandem's operating results for the three-month period ended December 31, 1996 have been omitted. Tandem's historical income from continuing operations was $11.8 million ($0.02 per share on a pro forma combined per Compaq common share basis) for this period.


                               RISK FACTORS

               In addition to the other information included in this Proxy Statement/Prospectus (including the matters addressed in "The Merger--Forward-Looking Statements May Prove Inaccurate" on page 26), the following risk factors should be considered carefully by Tandem stockholders in determining whether to vote to approve the merger and the related merger agreement.

Fixed Merger Consideration Despite Potential Changes in Stock Prices

               Upon completion of the merger each share of Tandem common stock will be converted into the right to receive 0.525 shares of Compaq common stock. This exchange ratio is a fixed number and will not be adjusted in the event of any increase or decrease in the price of either Tandem common stock or Compaq common stock. The prices of Tandem common stock and Compaq common stock when the merger takes place may vary from their prices at the date of this Proxy Statement/Prospectus and at the date of the Special Meeting. Such variations may be the result of changes in the business, operations or prospects of Tandem or Compaq, market assessments of the likelihood that the merger will be consummated, the timing thereof, and the prospects of Tandem, Compaq or the combined company, regulatory considerations, general market and economic conditions and other factors. Because the completion of the merger may occur at a date later than the Special Meeting, there can be no assurance that the prices of Tandem common stock and Compaq common stock on the date of the Special Meeting will be indicative of their respective prices at the completion of the merger.

               Stockholders of Tandem are urged to obtain current market quotations for Tandem common stock and Compaq common stock.

Integration of Operations

               The merger involves the integration of two companies that have previously operated independently, with focuses on different market segments using different means of distribution. No assurance can be given that Compaq will be able to integrate the operations of Tandem without encountering difficulties or experiencing the loss of key Tandem employees, customers or suppliers, or that the benefits expected from such integration will be realized.

Stock Ownership in Compaq

               Upon completion of the merger, Tandem stockholders will become stockholders of Compaq. Compaq's business is different from that of Tandem, and Compaq's results of operations, as well as the price of Compaq common stock, will be affected by many factors different than those affecting Tandem's results of operations and the price of Tandem common stock. See "The Merger--Forward-Looking Statements May Prove Inaccurate" on page 26 for a summary of many of the key factors that might affect Compaq and the price at which the Compaq common stock may trade from time to time. Furthermore, the performance of Compaq common stock over the past several years has been more volatile than that of Tandem common stock. See "Comparative Per Share Market Price And Dividend Information" on page 31.


                 INFORMATION REGARDING NEW TANDEM PRODUCTS

               Tandem's S-Series server offerings now include Tandem's ServerNet clustering technology. First customer shipment dates were: UNIX, February 1996; Windows NT, November 1996; and Himalaya, June 1997. In addition, the first customer shipment date for the CS150 ServerNet-based product was June 1997. S-Series and CS150 product revenue accounted for approximately 8% or $42 million of total revenue in Tandem's third fiscal quarter of 1997, of which approximately $22 million related to the Himalaya S-Series. There can be no assurance that revenues for these products will continue at the same level.

               Tandem expects no significant impact on the overall revenue attributable to Himalaya servers (both K-Series and S-Series) as a result of the introduction of the S-Series servers. S-Series Himalaya servers interoperate with K-Series Himalaya servers. S-Series Himalaya servers are expected to replace the sales of K-Series servers for new applications.
Tandem expects that sales of Himalaya servers for additional customer capacity will be split between K-Series and S-Series servers for the next two to three years. The S-Series Himalaya and S-Series NT servers have no impact on the market success of the S-Series UNIX servers because Tandem's UNIX products are focused on specific application areas in the telecommunications industry.

                                  THE MERGER

               The discussion in this Proxy Statement/Prospectus of the Merger and the principal terms of the Merger Agreement and the related Stock Option Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Stock Option Agreement, copies of which are attached to this Proxy Statement/Prospectus as Annex A and Annex B, respectively, and are incorporated herein by reference. All share and per share data have been adjusted to reflect Compaq's five-for-two stock split announced on July 1, 1997.

General

               Tandem Computers Incorporated, a Delaware corporation ("Tandem"), and Compaq Computer Corporation, a Delaware corporation ("Compaq"), are furnishing this Proxy Statement/Prospectus to holders of common stock, par value $0.25 per share of Tandem ("Tandem Common Stock"), in connection with the solicitation of proxies by the Tandem Board of Directors (the "Tandem Board") in connection with a special meeting of holders of Tandem Common Stock (the "Special Meeting") to be held on August 29, 1997, and at any adjournments or postponements thereof.

               At the Special Meeting, holders of Tandem Common Stock will be asked to vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of June 22, 1997 (the "Merger Agreement") among Compaq, Tandem and Compaq-Project, Inc., a Delaware corporation and a wholly-owned subsidiary of Compaq ("Merger Subsidiary").

               The Merger Agreement provides, on the terms and subject to the conditions set forth therein, (i) for the merger of Merger Subsidiary with and into Tandem (the "Merger"), with Tandem surviving the Merger as a wholly-owned subsidiary of Compaq, and (ii) that each share of Tandem Common Stock outstanding immediately prior to the Effective Time, as defined herein (other than shares owned by Tandem as treasury stock or by Compaq or any subsidiary of Compaq), will be converted into the right to receive 0.525 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Compaq ("Compaq Common Stock"). The Merger will become effective (the "Effective Time") at the time of filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger), which is expected to occur as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived.

Background of the Business Relationship and the Merger

               In March 1996, Tandem and Compaq entered into a ServerNet Technology Master Agreement relating to the companies' efforts to develop commercially available clustering technology and establish Tandem's ServerNet technology as a standard for interconnecting PC servers.

               Mr. Roel Pieper, Tandem Chief Executive Officer, and Mr.
Eckhard Pfeiffer, Compaq President and Chief Executive Officer, were in attendance at the Microsoft CEO conference in Seattle beginning on May 7, 1997. Mr. Pieper and Mr. Pfeiffer had breakfast on May 8, 1997 during which they discussed the existing strategic alliance between Compaq and Tandem, the potential for expanding the relationship between the two companies, the emergence of Microsoft's NT Server as an enterprise-wide operating system as well as the direction of the computer industry in general. Mr. Pfeiffer asked Mr. Pieper to meet with John T. Rose, Senior Vice President for Compaq's Enterprise Computing Group, during Microsoft's Scalability Day event to further explore alignment of business strategies and potential synergies and to determine whether there were additional opportunities for a closer working relationship. Mr. Pieper and Mr. Rose met in New York in mid-May. In late May, Mr. Pieper and Mr. Pfeiffer had several follow-up telephone conversations.

               On June 11, Tandem President and Chief Operating Officer, Enrico Pesatori, and Mr. Pieper met with Compaq Chief Financial Officer Earl Mason, Mr. Rose and Mr. Pfeiffer in Houston and explored the possibility of a business combination. This meeting was followed on June 12 by a telephone conversation between Mr. Pieper and Mr. Pfeiffer. Over the ensuing weekend, Mr. Pieper and Mr. Pfeiffer had further telephone conversations during which they discussed the fundamental aspects of a potential merger.

               On June 16, the Executive Committee of the Tandem Board approved the initiation of formal merger negotiations. Management representatives of Tandem and Compaq traveled to New York later the same day. On June 17, lengthy meetings between Tandem and Compaq management took place, as did a meeting of the Compaq Board of Directors (the "Compaq Board"). The Compaq Board approved formal discussions of a potential combination with Tandem at that meeting. In addition, the parties began their formal due diligence reviews at this time.

               Against this background, on June 17, the Tandem Executive Committee authorized and directed a core group of senior managers to negotiate and, if appropriate, propose to the Tandem Board a business combination with Compaq. Drafts of a merger agreement and stock option agreement were distributed on June 18. Over the next several days, the parties, together with their legal and financial advisors, finalized their due diligence review and negotiated the terms and conditions of the proposed merger. Drafts of the agreements were delivered to the Tandem and Compaq Boards on June 21.

               Discussions focused on a stock-for-stock merger. Such a merger transaction was considered very attractive for the following major reasons:

bullet Tandem stockholders would continue to own an interest in the combined company.

bullet The Merger would allow Tandem to accelerate implementation of its strategies due to the significant resources of the combined operations of Tandem and Compaq (the "Combined Company").

bullet The Merger would be tax-free to Tandem stockholders (other than taxes payable on cash received for fractional shares).

bullet Pooling-of-interests accounting treatment would be available.

               The exchange ratio was determined in arms'-length negotiations between Tandem and Compaq in light of, among other things, the advice of Tandem's and Compaq's respective financial advisors. Early in its discussions with Tandem, Compaq indicated that the grant of a Tandem stock option to Compaq was an integral element of Compaq's merger proposal and maintained that position consistently during the course of negotiations.

               At a special meeting held on June 22, the Tandem Board met to discuss the proposed terms and conditions of the transaction. Mr. Pieper reviewed the status of the transaction, Lehman Brothers, Tandem's financial advisor, presented an analysis of the financial terms of the Merger, and Morrison & Foerster LLP, Tandem's legal counsel, reviewed the terms and conditions of the proposed transaction and the legal duties and responsibilities of the Tandem Board. Following discussions, the Tandem Board unanimously approved entering into the proposed Merger Agreement and Stock Option Agreement.

               The Compaq Board also held a special meeting on June 22 to discuss the proposed transaction. At the meeting, Mr. Pfeiffer reviewed the status of the transaction; the results of Compaq's due diligence review were presented; representatives of Greenhill & Co., LLC and Morgan Stanley & Co. Incorporated, Compaq's financial advisors, presented an analysis of the financial terms of the proposed transaction; representatives of Davis Polk & Wardwell, Compaq's legal counsel, outlined the terms of the proposed transaction and presented the Compaq Board's legal duties and responsibilities; and representatives of Price Waterhouse LLP, Compaq's independent accountants, discussed applicable pooling issues. At the conclusion of the meeting, the Compaq Board unanimously approved entering into the proposed Merger Agreement and the Stock Option Agreement.

               Final agreement on terms was reached on June 22, and the Merger Agreement and Stock Option Agreement were signed by both companies. A joint press release announcing the proposed Merger was issued on June 23.

Tandem's Reasons for the Merger; Recommendation of the Tandem Board

               At its special meeting held on June 22, 1997, the Tandem Board, by unanimous vote, (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger and the entry into the Stock Option Agreement, are fair to and in the best interests of Tandem and its stockholders, (ii) approved the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby and (iii) recommended that Tandem stockholders approve the Merger and the Merger Agreement. In reaching the foregoing conclusions and recommendations, the Tandem Board considered a number of factors, including the following:

               Strategic Fit. Tandem recognizes the increasing demand for open standards and computing solutions across the full enterprise spectrum. The Tandem strategy is fundamentally linked to the growth opportunities associated with the Microsoft Windows NT Server. In order to compete for business-critical applications, this fast-growing environment requires the infrastructure-level reliability and scalability for which Tandem is known. The proposed merger will combine Compaq's strengths in PC hardware and Intel-based servers with Tandem's leadership in Microsoft Windows NT clustering technology and enterprise computing. Accordingly, the Tandem Board concluded that a merger with Compaq would serve to accelerate the execution of its strategy significantly and help achieve market leadership, while at the same time providing stockholder benefits in terms of enhanced revenue growth, manufacturing cost improvements and cost avoidance by leveraging Compaq's present and future product plans.

               Compatibility of the Companies and Potential Synergies.
Certain aspects of Tandem's and Compaq's businesses considered by the Tandem Board in concluding that a combination of Tandem and Compaq could offer Tandem and its stockholders unique opportunities include: (i) Tandem's and Compaq's respective technologies, operations, and products, including the expected benefits from offering a broader range of products and "one-stop" convenience for systems, solutions and services; (ii) the complementary nature of Tandem's and Compaq's product offerings; (iii) the strength and breadth of Tandem's professional services and support capabilities and Compaq's distribution channels; (iv) the integration of the companies' business strategies, research and development, manufacturing capacities, operations, management, customer bases and geographic scope; and (v) the potential synergy of the combined companies in terms of manufacturing costs and purchasing power.

      Additional Information, Factors and Risks Considered by the Tandem Board. In addition to the factors outlined above, the Tandem Board made its determination after careful consideration of, and based on, certain additional factors, information and reports, including the following:

               (i) Reports from management and legal advisors on the specific terms of the relevant agreements, including the Merger Agreement and the Stock Option Agreement, and other matters, including the fact that the Merger is expected to be accounted for as a pooling of interests.

               (ii) The companies' respective historical financial condition, results of operations and estimated future results, (including those of Tandem as a stand-alone entity); current financial market conditions and historical market prices; trading information for Tandem Common Stock and Compaq Common Stock; the consideration to be received by Tandem stockholders in the Merger; and the percentage of the combined company to be owned by Tandem stockholders following the Merger.

               (iii) Analysis of how access to Compaq's significant resources would enable Tandem to better implement its strategic plan; and how the current and anticipated future consolidation within the computer industry would affect Tandem's competitive position on a stand-alone basis.

               (iv) The ability of Tandem stockholders to participate in the enhanced prospects of the combined company through ownership of Compaq Common Stock.

               (v) The financial and other analysis presented by Lehman Brothers, including the oral opinion of Lehman Brothers (subsequently confirmed in writing) that the Exchange Ratio was fair to Tandem and its stockholders from a financial point of view as of the date of such opinion. See "--Opinion of Tandem's Financial Advisor" below.

               The Tandem Board also considered (i) the risk that the benefits sought in the Merger would not be obtained, (ii) the risk that the Merger would not be consummated, (iii) the effect of the public announcement of the Merger on Tandem's sales, customer and supplier relationships, operating results and ability to retain employees, and on the trading price of Tandem Common Stock, (iv) the potentially substantial management time and effort that will be required to consummate the Merger and integrate the operations of the two companies, (v) the impact of the Merger on Tandem and Compaq employees,
(vi) the possibility that the Stock Option Agreement and certain provisions of the Merger Agreement might have the effect of discouraging other persons potentially interested in merging with or acquiring Tandem and (vii) other matters described under "Risk Factors" and "--Forward Looking Statements May Prove Inaccurate". In the judgment of the Tandem Board, the potential benefits of the Merger outweighed these considerations.

               The foregoing discussion of the information and factors considered by the Tandem Board is not intended to be exhaustive but includes all material factors considered. The Tandem Board did not assign relative weight to the above factors. Rather, it viewed its position and recommendation as being based on the totality of the information presented and considered. In addition, individual members of the Tandem Board may have given different weight to different factors.

      Recommendation of the Tandem Board. The Tandem Board unanimously recommends that the Tandem stockholders vote "for" the Merger and the Merger Agreement.

Compaq's Reasons for the Merger

               Compaq believes that the Merger will create a company poised to assume leadership in a burgeoning and increasingly dynamic industry. The Merger represents a commitment on the part of Compaq management to drive toward open standards by accelerating the adoption of Microsoft Windows NT in enterprise environments. Tandem, an established leader in enterprise computing, has already launched a concerted effort to expand its focus to include new products and solutions that target high-growth opportunities in the Microsoft Windows NT Server environment and the Internet. Along these lines, Tandem forged a strategic alliance with Microsoft Corporation in 1996 to accelerate both enterprise capabilities in, and customer adoption of, the Microsoft Windows NT Server platform for business-critical computing applications. Moreover, the Merger will more than double Compaq's field resources from 4,000 to approximately 8,000 employees. The Merger is thus indicative of Compaq management's bolstered commitment to customer satisfaction. With over 30,000 outlets committed to serve customers, Compaq will offer the largest worldwide reseller channel in the industry.

Opinion of Tandem's Financial Advisor

               Lehman Brothers has acted as financial advisor to Tandem in connection with the Merger. As part of its role as financial advisor to Tandem, Lehman Brothers was engaged to render its opinion as to the fairness, from a financial point of view, to Tandem's stockholders of the Exchange Ratio to be offered to such stockholders in the Merger.

               The full text of the written opinion of Lehman Brothers dated the date of this Proxy Statement/Prospectus is attached as Annex C and is incorporated herein by reference. Stockholders should read such opinion for a discussion of assumptions made, factors considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. The summary of the Lehman Brothers opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

               On June 22, 1997, in connection with the evaluation of the Merger Agreement by the Tandem Board, Lehman Brothers rendered a written opinion that, as of the date of such opinion, and subject to certain assumptions, factors and limitations set forth in such written opinion as described below, the Exchange Ratio to be offered to Tandem's stockholders in the Merger was fair, from a financial point of view, to such stockholders. Lehman Brothers has delivered to Tandem a subsequent opinion dated as of the date of this Proxy Statement/Prospectus confirming its June 22, 1997 opinion.

               No limitations were imposed by Tandem on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. However, Lehman Brothers was not provided with and did not have any access to any written financial forecasts or projections prepared by the management of Compaq as to the future financial performance of Compaq or the Combined Company. Lehman Brothers was not requested to and did not make any recommendation to the Tandem Board as to the form or amount of consideration to be received by Tandem stockholders in the Merger, which was determined through arm's-length negotiations between Tandem and Compaq. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Tandem or Compaq, but made its determination as to fairness, from a financial point of view, to Tandem's stockholders of the Exchange Ratio to be offered, on the basis of the financial and comparative analysis described below. Lehman Brothers' opinion was for the use and benefit of the Tandem Board and was rendered to the Tandem Board in connection with its consideration of the Merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of Tandem as to how such stockholder should vote with respect to the Merger. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, Tandem's underlying business decision to proceed with or effect the Merger.

               In arriving at its opinion, Lehman Brothers reviewed and analyzed: (i) the Merger Agreement and the specific terms of the Merger, including with respect to the corporate governance and management of the Combined Company following consummation of the Merger; (ii) publicly available information concerning Tandem and Compaq that it believed to be relevant to its analysis, including filings with the Securities and Exchange Commission (the "SEC") through March 31, 1997; (iii) financial and operating information with respect to the business, operations and prospects of Tandem and Compaq furnished to it by Tandem and Compaq; (iv) a trading history of Tandem and Compaq Common Stock from June 19, 1992 to June 19, 1997 and a comparison of that trading history with those of other companies that it deemed relevant;
(v) a comparison of the historical financial results and present financial condition of Tandem and Compaq with those of other companies that it deemed relevant; (vi) the potential pro forma financial effects of the Merger on Tandem and Compaq and a comparison of the relative financial contributions of Tandem and Compaq to the Combined Company following consummation of the Merger; and (vii) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that it deemed relevant. In addition, Lehman Brothers had discussions with the management of both Tandem and Compaq concerning their respective businesses, operations, assets, financial conditions and prospects and the expected operating synergies and strategic benefits expected to result from the combination of the businesses of Tandem and Compaq and undertook such other studies, analyses and investigations as it deemed appropriate.

               In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the management of both Tandem and Compaq that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Tandem, upon advice of Tandem, Lehman Brothers assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Tandem and that Tandem will perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers was not provided with written financial forecasts or projections prepared by the management of Compaq as to the future financial performance of Compaq or the Combined Company, and instead, based upon indications from Compaq that it was comfortable with the range of available estimates of research analysts with respect to Compaq's future financial performance, Lehman Brothers assumed that the publicly available estimates of research analysts were a reasonable basis upon which to evaluate and analyze the future financial performance of Compaq. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Tandem or Compaq, and Lehman Brothers did not make or obtain any evaluations or appraisals of the assets or liabilities of Tandem or Compaq. In arriving at its opinion, upon advice of Tandem and its legal and accounting advisors, Lehman Brothers assumed that the Merger would qualify (i) for a pooling of interests accounting treatment and
(ii) as a reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and therefore as a tax-free transaction to the stockholders of Tandem. Lehman Brothers' opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

               In connection with its written opinion dated June 22, 1997, Lehman Brothers performed a variety of financial and comparative analyses as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant method of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of such analyses and factors without considering all analyses and factors could create a misleading or incomplete view of the process underlying its opinion. In its analysis, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Tandem and Compaq. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

               Transaction Terms. The implied value to be received by Tandem stockholders on a per share basis, based upon the Exchange Ratio and the $42.700 closing price of Compaq's stock on June 20, 1997 is $22.418.

               Transaction Premium Analysis. Lehman Brothers reviewed the premiums paid in selected transactions in the technology sector with transaction values greater than $1.0 billion from January 1, 1995 through June 20, 1997 (the "Technology Transactions"). These transactions included Hewlett-Packard Company's acquisition of VeriFone, Inc., Ascend Communications, Inc.'s acquisition of Cascade Communications Corp., 3Com Corporation's acquisition of US Robotics Corporation, Kohlberg Kravis Roberts & Co.'s acquisition of Amphenol Corporation, KLA Instruments Corporation's acquisition of Cheyenne Software, Inc., Hughes Electronics Corporation's acquisition of PanAmSat Corporation, WorldCom, Inc.'s acquisition of MFS Communications Company, Inc., MFS Communications Company, Inc.'s acquisition of UUNet Technologies, Inc., Computer Sciences Corporation's acquisition of Continuum Company, Inc., Cisco Systems, Inc.'s acquisition of StrataCom, Inc., CUC International Inc.'s acquisition of Davidson & Associates, Inc., Farnell Electronics Plc's acquisition of Premier Industrial Corporation, Seagate Technology, Inc.'s acquisition of Conner Peripherals, Inc., MCI Communications Corporation's acquisition of SHL Systemhouse Incorporated, First Data Corporation's acquisition of First Financial Management Corporation, International Business Machines Corporation's acquisition of Lotus Development Corporation, and Computer Associates International, Inc.'s acquisition of Legent Corporation. Lehman Brothers calculated the premium per share paid by the acquiror compared to the share price of the target company prevailing (i) one week (the "One Week Premium") and (ii) one day (the "One Day Premium") prior to the announcement of the transaction. Lehman Brothers noted that (i) the One Week Premium associated with the Merger was 52.0% versus 40.3% for the median of the Technology Transactions; and (ii) the One Day Premium associated with the Merger was 49.5% versus 35.6% for the median of the Technology Transactions. Lehman Brothers also noted that 72.2% of the transactions analyzed had smaller premiums than the premium associated with the Merger.

               Lehman Brothers also analyzed the growth in Tandem's stock price that would potentially occur if Tandem's earnings per share grew at the I/B/E/S (a service company used widely in the investment community to gather earnings estimates from various research analysts) median projected five year growth rate and Tandem's forward calendar year price/earnings multiple were held constant. This analysis indicated that Tandem's stock price would not reach the level implied by the Exchange Ratio for four to five years.

               However, because the reasons for and the circumstances surrounding each of the Technology Transactions were specific to such transactions, and because of the inherent differences among the businesses, operations and prospects of Tandem and the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the transaction premium analysis and, accordingly, also made qualitative judgments concerning differences between the terms and characteristics of these transactions the Merger that would affect the transaction values of Tandem and such acquired companies.

               Comparable Transaction Analysis. Using publicly available information, Lehman Brothers compared selected financial data for Tandem to similar data for selected transactions in the computer industry (the "Comparable Transactions"). These transactions included Gateway 2000 Inc.'s pending acquisition of Advanced Logic Research, Inc., Apple Computer Inc.'s acquisition of NeXT Software Inc., Silicon Graphics Inc.'s acquisition of Cray Research, NEC Corporation's acquisition of Packard Bell Electronics Inc., Hewlett-Packard Company's acquisition of Convex Computer Coup., NEC Corporation's acquisition of a minority equity stake in Packard Bell Electronics Inc., Samsung Electronics Co. Ltd.'s acquisition of AST Research Inc., Siemens Nixdorf Informations Systeme's acquisition of Pyramid Technology Corp., ZEOS International Ltd.'s acquisition of Micron Computer Inc./Micron Custom Manufacturing Services Inc., Bull HN Information Systems' acquisition of Wang Laboratories' worldwide workflow and imaging system assets, Zenith
Data Systems-Groupe Bull's acquisition of a minority equity stake in Packard Bell Electronics Inc., Silicon Graphics Inc.'s acquisition of MIPS Computer Systems Inc., American Telephone & Telegraph Co.'s acquisition of Teradata Corporation, Digital Equipment Corporation's acquisition of Mannesmann Kienzle GmbH, American Telephone & Telegraph Co.'s acquisition of NCR Corporation, Fujitsu Ltd.'s acquisition of International Computers Ltd., Channel International's acquisition of Wyse Technology Inc., J.H. Whitney & Co.'s acquisition of Prime Computer, Inc., Hewlett-Packard Company's acquisition of Apollo Computers Inc., Olivetti SPA's acquisition of ISC Systems Corp., STC Plc's acquisition of Computer Consoles, Inc., Unisys Corporation's acquisition of Convergent, Inc., Nippon Mining Company, Limited's acquisition of Gould
Inc. and Burroughs Corporation's acquisition of Sperry Corporation. Lehman Brothers reviewed the prices paid in the Comparable Transactions in terms of the multiple of the Transaction Value (defined as the total consideration paid) to (i) last twelve months net income (the "LTM Net Income Multiple");
(ii) estimated net income for the calendar year based on First Call and I/B/E/S (service companies used widely by the investment community to gather earnings estimates from various research analysts) data for the acquired entity (the "Forward Net Income Multiple"); and (iii) book value (the "Book Value Multiple"). Lehman Brothers also reviewed the prices paid in Comparable Transactions in terms of the multiple of the Transaction Enterprise Value (defined as the total consideration paid including total debt assumed less cash and cash equivalents transferred to the acquiror) to (i) last twelve months revenue (the "LTM Revenue Multiple"); (ii) last twelve months EBIT (the "LTM EBIT Multiple"); (iii) last twelve months EBITDA (the "LTM EBITDA Multiple"); (iv) assets minus cash (the "Non-Financial Assets Multiple"); and
(v) book value (the "Enterprise Book Value Multiple"). Lehman Brothers note that (i) the LTM Net Income Multiple associated with the transaction was 26.8x as compared to 17.9x for the median of the Comparable Transactions; (ii) the Forward Net Income Multiple associated with the transaction was 19.2x as compared to 18.5x for the median of the Comparable Transactions; (iii) the Book Value Multiple was 2.58x as compared to 1.93x for the median of the Comparable Transactions; (iv) the LTM Revenue Multiple was 1.43x as compared to 0.92x for the median of the Comparable Transactions; (v) the LTM EBIT Multiple was 22.4x as compared to 16.7x for the median of the Comparable Transactions; (vi) the LTM EBITDA Multiple was 8.7x as compared to 8.9x for the median of the Comparable Transactions; (vii) the Non-Financial Assets Multiple was 18.2x as compared to 12.7x for the median of the Comparable Transactions; and (viii) the Enterprise Book Value Multiple was 2.53x as compared to 2.23x for the Comparable Transactions.

               However, because the reasons for and the circumstances surrounding each of the Comparable Transactions were specific to such transactions, and because of the inherent differences among the businesses, operations and prospects of Tandem and the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable transactions analysis and, accordingly, also made qualitative judgments concerning differences between the terms and characteristics of these transactions and the Merger that would affect the transaction values of Tandem and such acquired companies.

               Contribution Analysis. Lehman Brothers utilized publicly available historical financial data regarding Tandem and Compaq and estimates of future financial performance of Tandem and Compaq to calculate the relative contributions of Tandem and Compaq to the pro forma Combined Company with respect to revenues, operating income (defined as income before interest and taxes) and net income for the calendar years 1995, 1996, 1997 and 1998. In 1995, Tandem would have contributed 11.4%, 4.5% and 4.0% of revenues, operating income and net income, respectively, to the Combined Company. In 1996, Tandem would have contributed 9.6%, 5.2% and 5.8% of revenues, operating income and net income, respectively, to the Combined Company. In 1997, Tandem would contribute 8.0%, 6.4% and 7.4% of revenues, operating income and net income, respectively, to the Combined Company. In 1998, Tandem would contribute 7.5%, 6.8% and 8.1% of revenues, operating income and net income, respectively, to the Combined Company. Lehman Brothers compared such contributions to the pro forma ownership of the Combined Company by Tandem stockholders. Such ownership would be approximately 8.6%, assuming exercise of all outstanding Tandem and Compaq options.

               Pro Forma Analysis. Based on the Exchange Ratio and the financial projections for Tandem and Compaq on a stand-alone basis, Lehman Brothers calculated the estimated pro forma financial results for the Combined Company for 1997 and 1998. Lehman Brothers also prepared a separate 1998 pro forma analysis that included Tandem revenue enhancements that the managements of both Tandem and Compaq agreed were reasonable. These 1998 revenue enhancements were calculated as 3% of Tandem projected 1998 revenue, holding gross margins constant, assuming no additional marketing, general and administrative expense and assuming a marginal tax rate of 40%. Lehman Brothers noted that, assuming no cost savings as a result of the Merger and excluding extraordinary charges, the Merger would be (i) 1.0% dilutive to Compaq's stand-alone earnings per share ("EPS") in calendar year 1997 (pro forma EPS of $6.24 as compared to $6.30), (ii) 0.1% accretive to Compaq's stand-alone EPS in calendar year 1998 (pro forma EPS of $7.51 as compared to $7.50) and (iii) 0.9% accretive to Compaq's stand-alone EPS in calendar year 1998 when the revenue enhancements discussed above were taken into account (pro forma EPS of $7.57 as compared to $7.50). In connection with this analysis, Lehman
Brothers conducted financial due diligence with senior executives of Compaq. Lehman Brothers was not provided with written financial forecasts or projections prepared by management of Compaq as to the future financial performance of Compaq or the Combined Company, and instead, based upon indications from Compaq that it was comfortable with the range of available estimates of research analysts with respect to Compaq's future financial performance, Lehman Brothers assumed that publicly available estimates of research analysts were a reasonable basis upon which to evaluate and analyze the future financial performance of Compaq. In connection with these pro forma calculations, Lehman Brothers also relied upon the most recent publicly available information regarding shares outstanding, options outstanding and weighted average exercise price of options for Tandem.

               Stock Trading History. Lehman Brothers considered various historical data concerning the history of the trading prices and volumes for Tandem and Compaq Common Stock for the period from June 19, 1992 to June 19, 1997 and the relative stock price performances during this same period of Tandem, Compaq and of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of Tandem and Compaq. Specifically, Lehman Brothers included in its review certain enterprise-wide hardware and PC companies including Data General Corporation, Dell Computer Corporation, Digital Equipment Corporation, Gateway 2000, Inc., Hewlett Packard Company, International Business Machines Corporation, Sequent Computer Systems, Inc., Silicon Graphics Inc., Sun Microsystems, Inc. and Stratus Computer, Inc. (the "Enterprise Hardware and PC Companies"). Lehman Brothers also reviewed certain enterprise-wide software companies including Baan Company N.V., Computer Associates International, Inc., Microsoft Corporation, Oracle Systems Corporation, PeopleSoft Inc. and SAP AG (together the "Enterprise-Wide Software Companies"). During this period, the closing stock price of Tandem ranged from $8.625 to $19.750 per share, and the closing stock price of Compaq ranged from $3.167 to $43.250 per share. During the one year period prior to the announcement of the Merger, the closing stock price of Tandem ranged from $9.250 to $15.125 per share, and the closing stock price of Compaq ranged from $16.600 to $43.250 per share.

               Comparable Company Analysis. Using publicly available information, Lehman Brothers compared selected financial data of Tandem and Compaq with similar data of the Enterprise Hardware and PC Companies and the Enterprise-Wide Software Companies. For each of Tandem, Compaq and the Enterprise Hardware and PC Companies and the Enterprise-Wide Software Companies, Lehman Brothers calculated the multiple of the current stock price to (i) the latest twelve months earnings per share (the "LTM P/E Multiple");
(ii) the estimated 1997 earnings per share (the "1997 P/E Multiple"), based on data from First Call; and (iii) the estimated 1998 earnings per share (the "1998 P/E Multiple"), also based on First Call data. Lehman Brothers noted that as of June 20, 1997, (i) the LTM P/E Multiple for Tandem (based on a price of $22.418) was 26.8x as compared to 20.5x for Compaq, 23.3x for the median of the Enterprise Hardware and PC Companies and 58.3x for the median of the Enterprise Software Companies; (ii) the 1997 P/E Multiple for Tandem (based on a price of $22.418) was 19.7x as compared to 17.1x for Compaq, 18.0x for the median of the Enterprise Hardware and PC Companies and 43.5x for the median of the Enterprise-Wide Software Companies; and (iii) the 1998 P/E Multiple for Tandem (based on a price of $22.418) was 17.8x as compared to 14.4x for Compaq, 14.6x for the median of the Enterprise Hardware and PC Companies and 36.7x for the median of the Enterprise-Wide Software Companies. In addition, Lehman Brothers calculated the Firm Value (defined as the market value of the respective company's common equity plus total debt less cash and cash equivalents) as a multiple of the latest twelve months revenues (the "LTM Revenue Multiple"). Lehman Brothers noted that as of June 20, 1997, the LTM Revenue Multiple for Tandem (based on a price of $22.418) was 1.43x as compared to 1.44x for Compaq, 1.28x for the median of the Enterprise Hardware and PC Companies and 10.95x for the median of the Enterprise-Wide Software Companies.

               However, because of the inherent differences between the businesses, operations and prospects of Tandem and Compaq and the business, operations and prospects of the companies included in the Enterprise Hardware and PC Companies and the Enterprise-Wide Software Companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the companies included in the Enterprise Hardware and PC Companies and the Enterprise-Wide Software Compares and Tandem that would affect the public trading values of each. In particular, Lehman Brothers judged the Enterprise Hardware and PC Companies to be the more relevant set of comparables due to the more similar nature of the businesses and customers of these companies to those of Tandem.

               Engagement of Lehman Brothers. Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

               Lehman Brothers has performed various financial advisory services for Tandem in the past, including exploring possible business combinations for Tandem during calendar year 1995 and acting as exclusive financial advisor to Tandem in the January 1997 sale of its UB Networks division to Newbridge Networks Corporation. Lehman Brothers received customary fees for such services. Lehman Brothers received aggregate fees of $570,516 for financial advisory services rendered to Tandem during the two year period ending June 23, 1997. The engagement of Lehman Brothers in connection with the Merger was formalized by an engagement letter dated June 18, 1997 between Tandem and Lehman Brothers pursuant to which Tandem has agreed to pay Lehman Brothers (1) a retainer of $100,000, (2) a fee of $1,000,000 for rendering its opinion and (3) a fee of 0.400% of the aggregate value of the consideration received by Tandem's stockholders upon consummation of the Merger, against which the $100,000 retainer and $1,000,000 opinion fee would be credited. Tandem also has agreed to reimburse Lehman Brothers for reasonable expenses incurred by Lehman Brothers and to indemnify Lehman Brothers and certain related persons for certain liabilities that may arise out of its engagement and the rendering of this opinion.

               In the ordinary course of its business, Lehman Brothers actively trades in the securities of Tandem and Compaq for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Forward-Looking Statements May Prove Inaccurate

               This document (including documents that have been incorporated herein by reference) includes various forward-looking statements about Tandem, Compaq and the Combined Company that are subject to risks and uncertainties. Forward-looking statements include the information concerning future results of operations of Tandem, Compaq and the Combined Company after the Effective Time, set forth under "Questions and Answers About The Merger," "Summary," "--Background of the Business Relationship and the Merger," "--Tandem's Reasons for the Merger; Recommendation of the Tandem Board," "--Compaq's Reasons for the Merger," "--Opinion of Tandem's Financial Advisor" and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. For those statements, Tandem and Compaq claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

               Tandem and Compaq participate in a highly volatile industry that is characterized by fierce industry-wide competition. Industry participants confront aggressive pricing practices, continually changing customer demand patterns, growing competition from well-capitalized high technology and consumer electronics companies and rapid technological development carried out in the midst of legal battles over intellectual property rights. You should understand that the following important factors, in addition to those discussed elsewhere in this document and the documents which are incorporated by reference (see "Where You Can Find More Information" on page 56), could affect the future financial results of Tandem, Compaq and the Combined Company and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document:

bullet   a highly competitive environment in the computer market;

bullet difficulties in achieving gross margin and operating expense targets based on competitive and market factors;

bullet adverse effects on inventory levels in the event of a drop in worldwide demand for PC and server products, lower than anticipated demand for one or more products, difficulties in managing product transitions or component pricing movements that affect the value of raw material inventory;

bullet gauging the rate of product transitions accurately and introducing new products in the face of rapid technology cycles;

bullet ability to sell the inventory of older products at anticipated prices and quantity despite product transitions;

bullet implementing the transition to reengineered internal processes in a smooth and orderly manner without disrupting operations and while maintaining profit margins;

bullet following alliance strategies while relying on third parties, some of which compete with Tandem or Compaq in other areas or are completely vertically integrated and deal directly with the end user;

bullet maintaining short design cycles while meeting evolving industry performance standards;

bullet   differentiating products from those of competitors;

bullet  competing successfully in the markets for new products;

bullet anticipating customer demand accurately and estimating the production supplies needed to meet such demand;

bullet   distributing products quickly in response to customer demand;

bullet monitoring and managing the credit extended to third party resellers and attempting to limit such credit risks by broadening distribution channels, utilizing certain risk transfer instruments and obtaining security interests;

bullet experiencing seasonally higher sales and earnings in the second half of the year;

bullet minimizing fluctuations in currency that may positively or negatively affect sales (as expressed in U.S. dollars), gross margins and operating expenses and results of operations by using hedging programs which attempt to limit currency exchange risks;

bullet   changes in tax rates;

bullet   future regulatory actions affecting the computer industry;

bullet   market responses to pricing actions and promotional programs;

bullet   a significant delay in the expected closing of the Merger; and

bullet successfully implementing the Merger as well as future acquisitions in light of significant challenges in retaining key employees and reconciling diverse corporate cultures, synchronizing project roadmaps and business processes and efficiently integrating logistics, marketing, product development and manufacturing operations.

Accounting Treatment

               The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes under generally accepted accounting principles. Under this method of accounting, the recorded assets and liabilities and the operating results of both Tandem and Compaq will be carried forward to the operations of the Combined Company at their recorded amounts. Results of operations will include the results of both Tandem and Compaq for the entire fiscal year in which the Merger occurs.

               Consummation of the Merger is conditioned upon receipt by each of Tandem and Compaq from Ernst & Young LLP and Price Waterhouse LLP, their respective independent accountants, of advice in writing and otherwise in form and substance reasonably satisfactory to Tandem and Compaq, respectively, confirming management's assessment that the Merger will qualify for pooling of interest accounting treatment under generally accepted accounting principles ("GAAP"). See "The Merger Agreement--Conditions to the Merger" on page 46. Certain events, including certain transactions with respect to Tandem Common Stock or Compaq Common Stock by affiliates of Tandem or Compaq, respectively, may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. For information concerning certain restrictions to be imposed on the transferability of Compaq Common Stock to be received by affiliates in order, among other things, to ensure the availability of pooling of interests accounting treatment, see "--Federal Securities Laws Consequences; Resale Restrictions" on page 29.

Certain U.S. Federal Income Tax Consequences

               Tax Opinion. Consummation of the Merger is conditioned upon the receipt of opinions of Morrison & Foerster LLP, counsel to Tandem, and Davis Polk & Wardwell, counsel to Compaq, to the effect that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Code and that each of Tandem and Compaq will be a party to that reorganization within the meaning of
Section 368(b) of the Code. If Tandem or Compaq waives the condition to its obligation to consummate the Merger relating to the receipt of the opinions referred to above, Tandem will resolicit proxies from its stockholders with respect to the Merger. In connection with any such resolicitation, Tandem will inform its stockholders of any changes in the tax consequences of the Merger to Tandem and its stockholders.

               In rendering these opinions, Morrison & Foerster LLP and Davis Polk & Wardwell will rely upon representations contained in letters from Tandem and Compaq delivered for purposes of the opinions. The opinions will also be based on the assumption that the Merger will be consummated in accordance with the provisions of the Merger Agreement.

               Certain Consequences of Reorganization Status. Provided that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes: (i) no gain or loss will be recognized by the stockholders of Tandem upon the receipt of the Compaq Common Stock in exchange for Tandem Common Stock in the Merger; (ii) the aggregate adjusted tax basis of the shares of Compaq Common Stock to be received by a stockholder of Tandem in the Merger will be the same as the aggregated adjusted tax basis of the shares of Tandem Common Stock surrendered in exchange therefor; (iii) the holding period of the shares of Compaq Common Stock received by a stockholder of Tandem in exchange for the Tandem Common Stock will include the holding period of the shares of Tandem Common Stock surrendered in exchange therefor, provided that such shares of Tandem Common Stock are held as capital assets at the Effective Time; (iv) a stockholder of Tandem who receives cash in lieu of a fractional share of Compaq Common Stock would generally recognize gain or loss equal to the difference, if any, between the amount of cash received and such stockholder's adjusted tax basis in the fractional share interest; and (v) Compaq stockholders will not be taxed as a result of the Merger.

               The foregoing discussion is intended only as a summary of the material U.S. federal income tax consequences of the Merger and does not purport to be a complete analysis or description of all potential tax effects of the Merger. In addition, the discussion does not address all of the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Code (for example, insurance companies, financial institutions, dealers in securities, tax-exempt organizations, foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States).

               No information is provided herein with respect to the tax consequences, if any, of the Merger under applicable foreign, state, local and other tax laws. The foregoing discussion is based upon the provisions of the Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings and judicial decisions, as in effect as of the date of this Proxy Statement/ Prospectus. There can be no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of such discussion. No rulings have or will be sought from the Internal Revenue Service concerning the tax consequences of the Merger.

               Each stockholder of Tandem is urged to consult such stockholder's own tax advisor as to the specific tax consequences to such stockholder of the Merger under U.S. federal, state, local or any other applicable tax laws.

Regulatory Matters

               Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Tandem and Compaq have filed the required notification and report forms under the HSR Act with the FTC and the Antitrust Division, and the applicable waiting period is scheduled to expire at midnight on August 9, 1997. The FTC and the Antitrust Division have the authority to challenge the Merger on antitrust grounds before or after the Merger is completed. Each state in which Tandem or Compaq has operations may also review the Merger under state antitrust laws.

               Under Council Regulation No. 4064/89 of the European Community ("EC Merger Regulation") and accompanying regulations, the Merger may not be consummated until notification has been given, certain information has been furnished to the European Commission and the applicable waiting period has expired. The European Commission is required to decide within one month whether to approve the transaction or to initiate a more detailed investigation. In the case of a detailed investigation, the European Commission is required to reach a final decision within five months following the initial notification. The applicable one month waiting period is scheduled to expire at the close of business on August 12, 1997. The European Commission has the authority to prohibit the Merger on antitrust grounds.

               Regulatory approvals or filings may be required in one or more additional jurisdictions.

               Tandem and Compaq believe that they will obtain all required regulatory approvals prior to the Special Meeting. However, it is not possible to predict whether all such approvals will be forthcoming, the timeframe for the receipt of such approvals or whether any governmental authorities will impose conditions for granting the required approvals that are unfavorable.

No Appraisal Rights

               Section 262 of the Delaware General Corporation Law (the
"DGCL") provides appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of Delaware corporations in certain situations. However, Section 262 appraisal rights are not available to stockholders of a corporation, such as Tandem, (a) whose securities are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") and (b) whose stockholders are not required to accept in exchange for their stock anything other than stock of another corporation listed on a national securities exchange or on an interdealer quotation system by the NASD and cash in lieu of fractional shares. Because the Tandem Common Stock is traded on such an exchange, the New York Stock Exchange, and because the Tandem stockholders are being offered Compaq Common Stock, which is also traded on the New York Stock Exchange, and cash in lieu of fractional shares, stockholders of Tandem will not have appraisal rights with respect to the Merger.

               In addition, holders of Compaq Common Stock are not entitled to appraisal rights under Delaware law in connection with the Merger.

Federal Securities Laws Consequences; Resale Restrictions

               This Proxy Statement/Prospectus does not cover resales of the Compaq Common Stock to be received by the stockholders of Tandem upon consummation of the Merger, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

               All shares of Compaq Common Stock received by Tandem stockholders in the Merger will be freely transferable, except that shares of Compaq Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933, as amended (the "1933 Act")) of Tandem may be resold by them only in transactions permitted by the resale provisions of Rule 145 (or Rule 144 in the case of such persons who become affiliates of Compaq) or as otherwise permitted under the 1933 Act. Persons who may be deemed to be affiliates of Tandem or Compaq generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of Tandem or Compaq as well as significant stockholders. The Merger Agreement requires Tandem to use its reasonable best efforts to cause each of its affiliates to execute a written agreement to the effect that such persons will not offer or sell or otherwise dispose of any of the shares of Compaq Common Stock issued to them in the Merger in violation of the 1933 Act or the rules and regulations promulgated by the SEC thereunder.

               SEC guidelines regarding qualifying for the pooling of interests method of accounting would also limit sales by affiliates. SEC guidelines indicate further that the pooling of interests method of accounting generally would not be challenged on the basis of sales by affiliates of Tandem or Compaq if they do not dispose of any of the shares they own or shares they receive in connection with the Merger during the period beginning 30 days before the Effective Time and ending at such time as financial results covering at least 30 days of combined operations of Tandem and Compaq have been publicly filed by Compaq after the Merger. The Merger Agreement requires Tandem and Compaq to use reasonable best efforts to cause each of its affiliates to execute a written agreement prohibiting such affiliates from selling, transferring or otherwise disposing of, or acquiring or selling any options or other securities relating to securities of Tandem or Compaq that would be intended to reduce such affiliate's risk relative to, any shares of Tandem Common Stock or Compaq Common Stock beneficially owned by such affiliate during such period.


          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

               Compaq Common Stock and Tandem Common Stock are listed on the New York Stock Exchange (the "NYSE"). The Compaq ticker symbol on the NYSE is CPQ. The Tandem ticker symbol on the NYSE is TDM.

               The table below sets forth, for the calendar quarters indicated, the reported high and low closing prices of Compaq Common Stock and Tandem Common Stock as reported on the NYSE Composite Transaction Tape, in each case based on published financial sources. Neither Compaq nor Tandem declared any dividends on its common stock during any period covered by the table.

                              Compaq Common Stock(1)       Tandem Common Stock
                                   Market Price                Market Price
                              -----------------------      -------------------
                                 High           Low         High         Low
                              ---------        ------      --------    -------
1994
 First Quarter................. $13.900        $9.719       $15.875    $11.250
 Second Quarter................  15.919        12.400        15.250     10.500
 Third Quarter.................  15.600        12.300        16.500     11.375
 Fourth Quarter................  16.650        14.650        18.750     15.750
1995
 First Quarter.................  17.550        12.800        19.750     15.500
 Second Quarter................  18.150        12.700        17.000     12.625
 Third Quarter.................  21.700        18.000        17.250     11.750
 Fourth Quarter................  22.600        17.950        12.625     10.625
1996
 First Quarter.................  21.200        14.600        11.375      8.875
 Second Quarter................  19.900        15.050        14.125      8.625
 Third Quarter.................  25.900        16.600        12.500      9.250
 Fourth Quarter................  34.300        25.750        14.625     11.125
1997
 First Quarter.................  34.700        28.800        14.375     11.250
 Second Quarter................  43.250        28.800        20.750     11.500
 Third Quarter (through July
   29, 1997)...................  56.350        40.750        28.563     20.547
----------------
(1) Adjusted for Compaq's five-for-two stock split announced on July 1, 1997.

               On June 20, 1997, the last full trading day prior to the public announcement of the proposed Merger, the closing price on the NYSE Composite Transaction Tape was $42.700 per share of Compaq Common Stock and $15.000 per share of Tandem Common Stock. On July 29, 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing price on the NYSE Composite Transaction Tape was $53.125 per share of Compaq Common Stock and $26.875 per share of Tandem Common Stock. The market price per share of Compaq Common Stock issuable in exchange for one Tandem Common Share, based upon the Exchange Ratio of 0.525, would have been $22.418 and $27.891 on June 20, 1997 and July 29, 1997, respectively.

               Stockholders are urged to obtain current market quotations prior to making any decision with respect to the Merger.

               Compaq does not presently expect to pay dividends on Compaq Common Stock after the Merger. The payment of dividends by Compaq in the future will depend on business conditions, Compaq's financial condition and earnings and other factors.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

               The following unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had Tandem and Compaq been a combined company during the specified periods. The unaudited pro forma combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Tandem and Compaq, including the notes thereto, incorporated herein by reference. See "Where You Can Find More Information" on page 56.

               The following unaudited pro forma combined financial statements give effect to the proposed Merger of Tandem and Compaq on a pooling of interests basis. The unaudited pro forma combined financial statements are based on the respective historical audited and unaudited consolidated financial statements, including the notes thereto, of Tandem and Compaq, which are incorporated herein by reference.

               The unaudited pro forma combined balance sheet assumes that the Merger took place on June 30, 1997 and combines Tandem's and Compaq's June 30, 1997 unaudited consolidated balance sheets. The unaudited pro forma combined statements of income assume that the Merger took place as of the beginning of the periods presented and combine Tandem's consolidated statements of operations for the six months ended June 30, 1997 and 1996 (unaudited) and the fiscal years ended September 30, 1996, 1995 and 1994 with Compaq's consolidated statements of income for the six months ended June 30, 1997 and 1996 (unaudited) and the years ended December 31, 1996, 1995 and 1994, respectively. As permitted by SEC regulations, Tandem's three-month period ended December 31, 1996 has been omitted from the unaudited pro forma combined statements of income. Tandem's sales and income from continuing operations were $435.7 million and $11.8 million, respectively, for this period. The interim operating results of Tandem and Compaq are not necessarily indicative of the results that may be expected for their entire fiscal years ending September 30, 1997 and December 31, 1997, respectively.



                                                      Compaq and Tandem
                                         UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                           (Dollars in millions, except par value)

                                                                                    Pro Forma
                                                     Compaq       Tandem           Adjustments
                                                    June 30,    June  30,        (see designated              Pro Forma
                                                      1997         1997               notes)                   Combined
                                                    --------    ---------        ----------------          --------------
ASSETS
Current assets:
      Cash and cash equivalents.................      $4,215         $228            $                            $4,443
      Short-term investments....................         898           --                                            898
      Accounts receivable, net..................       2,172          431                                          2,603
      Inventories.............................         1,598           97                                          1,695
      Deferred income taxes.....................         791           --                                            791
      Other current assets......................         121          162                                            283
                                                    --------    ---------            ----------                  -------
      Total current assets......................       9,795          918                                         10,713
Property, plant and equipment, less accumulated
  depreciation.................................        1,223          523                                          1,746
Other assets....................................         262          349                                            611
                                                    --------    ---------            ----------                  -------
Total...........................................     $11,280       $1,790            $       --                  $13,070
                                                    ========    =========            ==========                  =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Accounts payable..........................      $2,421         $141            $                            $2,562
      Income taxes payable......................         192           --                                            192
      Other current liabilities.................       1,591          427                    42(2)                 2,060
                                                    --------    ---------            ----------                  -------
      Total current liabilities.................       4,204          568                    42                    4,814
                                                    --------    ---------            ----------                  -------

Long-term debt..................................          --           87                                             87
                                                    --------    ---------            ----------                  -------
Deferred income taxes...........................         259           --                                            259
                                                    --------    ---------            ----------                  -------
Stockholders' equity:
      Preferred stock...........................          --           --                                            --
      Common stock and capital in excess of par
        value (Compaq: 691.2 million shares;
        Tandem 123.5 million shares; 756 million
        shares on a pro forma combined basis)...       1,179          739                   (97)(3)                1,821
      Retained earnings.........................       5,638          500                   (42)(2)                6,096
      Accumulated translation adjustments.......          --           (7)                                           (7)
      Treasury stock, at cost...................          --          (97)                   97 (3)                  --
                                                    --------    ---------            ----------                  -------
      Total stockholders' equity................       6,817        1,135                   (42)                   7,910
                                                    --------    ---------            ----------                  -------
Total...........................................     $11,280       $1,790            $      --                   $13,070
                                                    ========    =========            ==========                  -------


                               Compaq and Tandem
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                    (In millions, except per share amounts)


                                                           Compaq            Tandem           Pro Forma
                                                         Six months        Six months        Adjustments
                                                           ended             ended         (see designated       Pro Forma
                                                       June 30, 1997     June 30, 1997         notes)             Combined
                                                       -------------    --------------     ---------------       ----------


Sales..............................................        $9,817              $970         $                    $10,787
Cost of sales......................................         7,370               463                                7,833
                                                           ------             -----          ---------           -------
                                                            2,447               507                                2,954
                                                           ------             -----          ---------           -------
Selling, general and administrative expense........         1,021               288                                1,309
Research and development costs.....................           250               136                                  386
Purchased in-process technology....................           208                --                                  208
Other income and expense, net......................           (14)               (3)                                 (17)
                                                           ------             -----          ---------           -------
                                                            1,465               421                                1,886
                                                           ------             -----          ---------           -------
Income from continuing operations before provision
 for income taxes..................................           982                86                                1,068
Provision for income taxes.........................           381                18                                  399
                                                           ------             -----          ---------           -------
Income from continuing operations..................        $  601             $  68          $     --            $   669
                                                           ======             ======         =========           =======
Income from continuing operations per common and
 common equivalent share:
   Primary.........................................        $0.85              $0.57                              $  0.87
   Assuming full dilution..........................        $0.84              $0.54                              $  0.86
Shares used in computing income from continuing
 operations per common and common equivalent
 share:
   Primary.........................................        709.6             119.9               (57.0)(4)         772.5
   Assuming full dilution..........................        712.0             125.0               (59.4)(4)         777.6



                               Compaq and Tandem
         UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME (Continued)
                    (In millions, except per share amounts)



                                                       Compaq            Tandem            Pro Forma
                                                     Six months        Six months         Adjustments
                                                        ended            ended          (see designated             Pro Forma
                                                    June 30, 1996    June 30, 1996           notes)                 Combined
                                                    -------------    -------------      ---------------             ---------

Sales...........................................           $8,206            $ 936           $                        $ 9,142
Cost of sales...................................            6,400              463                                      6,863
                                                           ------             -----          ---------                -------
                                                            1,806              473                                      2,279
                                                           ------             -----          ---------                -------
Selling, general and administrative  expense....              871              291                                      1,162
Research and development costs..................              197              139                                        336
Restructuring charge............................               --               52                                         52
Other income and expense, net...................               22              --                                          22
                                                           ------             -----          ---------                -------
                                                            1,090              482                                      1,572
                                                           ------             -----          ---------                -------
Income (loss) from continuing operations before
  provision for income taxes....................              716               (9)                                       707
Provision for income taxes......................              215               15                                        230
                                                           ------             -----          ---------                -------
Income (loss) from continuing operations........           $  501             $ (24)         $      --                $   477
                                                           ======             =====          =========                =======

Income (loss) from continuing operations per
  common and common equivalent share:
    Primary.....................................           $0.73             $(0.20)                                  $  0.63
    Assuming full dilution......................           $0.72             $(0.20)                                  $  0.63
Shares used in computing income (loss) from
  continuing operations per common and common
  equivalent share:
    Primary.....................................           691.0              117.5              (55.8)(4)              752.7
    Assuming full dilution......................           692.5              117.5              (54.9)(4)              755.1


                               Compaq and Tandem
         UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME (Continued)
                    (In millions, except per share amounts)



                                                          Compaq            Tandem             Pro Forma
                                                        Year ended        Year ended         Adjustments
                                                       December 31,      September 30,      (see designated           Pro Forma
                                                           1996              1996               notes)                Combined
                                                      -------------      -------------      ---------------           ----------
Sales .............................................         $18,109             $ 1,900         $                       $20,009
Cost of sales......................................          13,913                 942                                  14,855
                                                            -------             -------         ---------               -------
                                                              4,196                 958                                   5,154
                                                            -------             -------         ---------               -------
Selling, general and administrative expense........           1,912                 595                                   2,507
Research and development costs.....................             407                 288                                     695
Restructuring charge...............................             --                   52                                      52
Other income and expense, net......................               1                  (1)                                     --
                                                            -------             -------         ---------               -------
                                                              2,320                 934                                   3,254
                                                            -------             -------         ---------               -------
Income from continuing operations before provision
 for income taxes..................................           1,876                  24                                   1,900
Provision for income taxes.........................             563                  29                                     592
                                                            -------             -------         ---------               -------
Income (loss) from continuing operations...........         $ 1,313             $    (5)        $      --               $ 1,308
                                                            =======             =======         =========               =======
Income (loss) from continuing operations per
 common and common equivalent share:
   Primary.........................................         $1.89               $ (0.04)                                $  1.73
   Assuming full dilution..........................         $1.87               $ (0.04)                                $  1.71
Shares used in computing income (loss) from
 continuing operations per common and common
 equivalent share:
   Primary.........................................         695.8                117.5              (55.5)(4)             757.8
   Assuming full dilution..........................         703.5                117.5              (55.3)(4)             765.7




                               Compaq and Tandem
         UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME (Continued)
                    (In millions, except per share amounts)



                                                          Compaq           Tandem           Pro Forma
                                                        Year ended       Year ended        Adjustments
                                                       December 31,    September 30,     (see designated           Pro Forma
                                                           1995             1995             notes)                Combined
                                                      -------------    -------------     ---------------           ----------
Sales .............................................         $14,755           $1,920        $                        $16,675
Cost of sales......................................          11,367              924                                  12,291
                                                            -------           ------        ---------                -------
                                                              3,388              996                                   4,384
                                                            -------           ------        ---------                -------
Selling, general and administrative expense........           1,594              592                                   2,186
Research and development costs.....................             270              282                                     552
Purchased in-process technology....................             241               --                                     241
Other income and expense, net......................              95               (5)                                     90
                                                            -------           ------        ---------                -------
                                                              2,200              869                                   3,069
                                                            -------           ------        ---------                -------
Income from continuing operations before provision
 for income taxes..................................           1,188              127                                   1,315
Provision for income taxes.........................             399               31                                     430
                                                            -------           ------        ---------                -------
Income from continuing operations..................         $   789           $   96        $      --                $   885
                                                            =======           ======        =========                =======
Income from continuing operations per common and
 common equivalent share:
   Primary.........................................         $  1.15           $ 0.82                                 $  1.19
   Assuming full dilution..........................         $  1.15           $ 0.81                                 $  1.18
Shares used in computing income from continuing
 operations per common and common equivalent
 share:
   Primary.........................................           684.0            118.2            (56.1)(4)              746.1
   Assuming full dilution..........................           687.5            118.5            (56.3)(4)              749.7






                               Compaq and Tandem
         UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME (Continued)
                    (In millions, except per share amounts)

                                                     Compaq            Tandem              Pro Forma
                                                   Year ended        Year ended          Adjustments
                                                  December 31,      September 30,       (see designated              Pro Forma
                                                      1994              1994                notes)                    Combined
                                                  ------------      -------------       ---------------             ----------

Sales ........................................          $10,866            $1,739          $                            $12,605
Cost of sales.................................            8,139               746                                         8,885
                                                        -------            ------          ---------                    -------
                                                          2,727               993                                         3,720
                                                        -------            ------          ---------                    -------
Selling, general and administrative expense...            1,235               624                                         1,859
Research and development costs................              226               232                                           458
Other income and expense, net.................               94               (27)                                           67
                                                        -------            ------          ---------                    -------
                                                          1,555               829                                         2,384
                                                        -------            ------          ---------                    -------

Income from continuing operations before
  provision for income taxes..................            1,172               164                                         1,336
Provision for income taxes....................              305                10                                           315
                                                        -------            ------          ---------                    -------
Income from continuing operations.............          $   867            $  154          $     --                     $ 1,021
                                                        =======            ======          =========                    =======


Income from continuing operations per
  common and common equivalent share:
    Primary...................................          $  1.29            $  1.35                                      $   1.40
    Assuming full dilution....................          $  1.28            $  1.35                                      $   1.39

Shares used in computing income from
  continuing operations per common and
  common equivalent share:
    Primary...................................            671.5              113.4            (53.9)(4)                   731.0
    Assuming full dilution....................            675.3              114.4            (54.3)(4)                   735.4



          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1.  Basis of Presentation

               The unaudited pro forma combined balance sheet combines the Tandem and Compaq consolidated balance sheets as of June 30, 1997. The Tandem consolidated statements of operations for the six months ended June 30, 1997 and 1996 (unaudited) and for the fiscal years ended September 30, 1996, 1995 and 1994 have been combined with the Compaq consolidated statements of income for the six months ended June 30, 1997 and 1996 (unaudited) and for the years ended December 31, 1996, 1995 and 1994, respectively. This presentation has the effect of excluding Tandem's results of operations for the three-month period ended December 31, 1996. Tandem's sales and income from continuing operations were $435.7 million and $11.8 million, respectively, for this period.

               On a combined basis, there were no material transactions between Tandem and Compaq during any period presented.

               There are no material differences between the accounting policies of Tandem and Compaq.

               The pro forma combined provisions for income taxes do not represent the amounts that would have resulted had Tandem and Compaq filed consolidated income tax returns during the periods presented. Upon consummation of the Merger, any unrecognized future deductible temporary differences will be evaluated on a quarterly basis based upon the income tax attributes of the Combined Company.

Note 2.  Merger and Compensation Costs

               Tandem and Compaq estimate they will incur direct transaction costs of approximately $37.0 million associated with the Merger, consisting primarily of investment banking, legal, accounting, financial printing, other related fees and costs and regulatory filing fees. Compaq and Tandem will each record its share of such costs as an expense when incurred. The pro forma combined balance sheet gives effect to such expenses as if they had been incurred as of June 30, 1997. These charges are not reflected in the pro forma combined statements of income or the pro forma combined per share data.

               As described in "Interests of Certain Persons in the Merger and Related Matters," additional compensation costs have been incurred by Tandem and will be incurred by the Combined Company pursuant to employment and bonus agreements. Special incentive bonuses of $2.5 million incurred upon execution of the Merger Agreement are included in Tandem's historical financial statements as of June 30, 1997. An extraordinary efforts bonus of $4.5 million will be incurred upon the Effective Time of the Merger. This amount has been reflected in the pro forma combined balance sheet and has not been reflected in the pro forma combined statement of income as of June 30, 1997.

               Costs related to continued employment provisions of $8.0 million, costs related to the performance bonus plans of $0.8 million, and costs related to termination provisions of $29.6 million are dependent on certain future events and as such will be charged to operations pursuant to the agreements if and when such events occur.

Note 3.  Pro Forma Adjustments

               Treasury stock, at cost, was retired and charged to capital in excess of par value.

Note 4.  Pro Forma Net Income Per Share

               The unaudited pro forma combined income from continuing operations per common and common equivalent share is based upon the weighted average number of common and common equivalent shares of Tandem and Compaq common stock outstanding for each period at the exchange ratio of 0.525 shares of Compaq Common Stock for each share of Tandem Common Stock and is computed after taking into consideration the dilutive effect of stock options.

Note 5.  Stock Split

               Adjusted to reflect Compaq's five-for-two stock split announced on July 1, 1997.



        INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED MATTERS

               In considering the recommendation of the Tandem Board with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of Tandem and the Board of Directors of Tandem have interests in the Merger that are different from, and in addition to, the interests of stockholders of Tandem.

Tandem's Employment Agreements

               Seven of Tandem's executives have existing employment agreements, entered into in 1995 or 1996, under which they will receive payments as a result of the execution of the Merger Agreement, the consummation of the Merger and related matters. The executives with these agreements are Roel Pieper, Enrico Pesatori, John Losier, William Heil, Josephine Parry, Gerald Peterson and Eric Doggett. These agreements will remain in effect after the Effective Time.

               The Merger constitutes a "Change of Control" for purposes of each of the employment agreements. As a result, each of these executives is entitled to the following, under his or her employment agreement: (i) upon signing of the Merger Agreement, a special incentive bonus of $300,000 (or, in the case of Mr. Pieper, $750,000); (ii) at the Effective Time, if the executive then remains employed by Tandem or shall have been terminated without "Cause" or shall have resigned for "Good Reason" (as those terms are defined in the employment agreements), a special extraordinary efforts bonus equal to the executive's annual base salary plus his or her annual incentive target bonus, calculated assuming that Tandem achieves its incentive targets for the current year; (iii) as of the Effective Time, the executive's target incentive bonus for the full current year (without proration), based on annualized performance through the Effective Time; (iv) continued employment for six months after the Effective Time at a base salary equal to twice the executive's base salary before the Effective Time and a bonus for the six-month period equal to a full year's bonus under Tandem's incentive bonus plan immediately before the Effective Time; and (v) continued employment for a second six-month period either as a full-time employee, at a salary and bonus equal to 75% of the salary and bonus during the first six months after the Effective Time, or as a part-time consultant or employee, at a salary and bonus equal to 50% of the salary and bonus during the first six months after the Effective Date.

               Also, under each of the employment agreements, if the executive should be terminated without "Cause," or should resign for "Good Reason," during the 36 months following the Effective Date, the executive will be entitled to a severance payment equal to 2-1/2 times the executive's annual salary and annualized bonus (and, in the case of Messrs. Pesatori and Doggett, accrued vacation, bonus and incentive plan amounts not previously paid) in effect immediately before the Effective Time, and shall also be entitled to continued medical and disability benefits for the period of 36 months from the Effective Time.

               To the extent that payments to any of these executives are subject to the excise tax imposed by Section 4999 of the Code, subject to certain limitations, the executive will also be entitled to sufficient cash payments to cover the additional taxes, including any interest or penalties with respect to these taxes.

               As a result of the seven employment agreements, as of the signing of the Merger Agreement, Tandem became obligated to pay special incentive bonuses totaling $2,550,000. At the Effective Time, Tandem will become obligated to pay special extraordinary efforts bonuses totaling approximately $4,557,000. In the event that all seven executives were to be terminated without "Cause" or were to resign with "Good Reason" following the Effective Time, Tandem's aggregate additional liability to them under employment agreements as a result of such termination (based on August 1, 1997 compensation levels) would be approximately $29,635,000.

Board of Directors

               Pursuant to the Merger Agreement, Compaq has agreed that, immediately after the Effective Time, it will increase the size of its Board of Directors by one, and, subject to certain limitations, cause the candidate recommended by Tandem's Board immediately prior to the Effective Time to be elected as a member of the Compaq Board. Compaq has also agreed, subject to satisfaction of Compaq's corporate governance standards, to nominate that person for a full one-year term as a member of the Compaq Board at the first annual meeting of Compaq's stockholders that occurs one year after the Effective Time. The Tandem Board has designated Thomas J. Perkins, currently Chairman of Tandem's Board, as its recommended candidate to the Compaq Board. Mr. Perkins will receive the same benefits as those received by the other members of Compaq's Board for service in such capacity. For further information regarding Mr. Perkins, please refer to the Tandem Annual Report on Form 10-K for the year ended September 30, 1996 (the "Tandem 10-K") and the Tandem Proxy Statement on Schedule 14A dated December 10, 1996 (the "Tandem
Proxy"), both of which are incorporated herein by reference.   See "Where You
Can Find More Information" on page 56.

Indemnification and Insurance

               All Tandem directors have entered into indemnification agreements with Tandem which provide that Tandem will maintain directors' and officers' liability insurance and indemnify directors to the full extent permitted by applicable law. Compaq has agreed in the Merger Agreement to cause Tandem to assume the obligations set forth in the indemnification agreements following the Effective Time. Further, under the terms of the Merger Agreement, for a period of six years after the Effective Time, Compaq is required to cause Tandem to indemnify the current and former officers and directors of Tandem, to the extent provided in Tandem's certificate of incorporation and bylaws in effect at the date of execution of the Merger Agreement. In addition, for a period of six years after the Effective Time, Compaq is obligated to cause Tandem to use Tandem's best efforts to maintain in effect policies of directors' and officers' liability insurance that are no less advantageous to such persons than are present policies covering each person.

Employment Arrangements

               Compaq has indicated to three senior Tandem officers, Messrs. Pieper, Pesatori and Losier, that, after the Effective Time, they will remain employed by Tandem in the respective positions that they now hold. Mr. Pieper will thus remain Chief Executive Officer, Mr. Pesatori will remain President and Chief Operating Officer, and Mr. Losier will remain Senior Vice President, Worldwide Sales and Services, respectively, of Tandem. In addition, Mr. Pieper will be appointed Senior Vice President of Compaq. No employment agreements with these or any other employees of Tandem have been agreed upon in connection with the Merger Agreement.

               In addition, Compaq has agreed to grant Messrs. Pieper, Pesatori and Losier non-qualified stock options with respect to 325,000, 250,000 and 200,000 shares, respectively, of Compaq Common Stock. These options will be issued under Compaq's employee stock option plan, and will have an exercise price equal to the closing price of Compaq Common Stock as of the date following the Effective Time. These grants are consistent with grants made to similarly-situated Compaq officers.

Ownership of Tandem Securities by Certain Beneficial Owners and Management; Compensation and Benefits

               Information regarding ownership of Tandem securities by certain beneficial owners and management, as well as a description of Tandem's compensation and benefit arrangements, is set forth in the Tandem 10-K and the Tandem Proxy. See "Where You Can Find More Information" on page 56.

               In addition to the arrangements described in the Tandem Proxy, on June 30, 1997, Tandem established performance bonus plans for each of Messrs. Pesatori and Losier, as well as Mr. Kenneth Barber, Tandem's Senior Vice President, Finance and Corporate Controller, and Ms. Pauline Nist, Tandem's Senior Vice President and General Manager, Parallel Systems Business Unit, with respect to Tandem's performance for the quarter ended September 30, 1997. Under the plans, if Tandem meets a specified goal during its fourth fiscal quarter, each such individual will receive a cash payment of $200,000.


                             THE MERGER AGREEMENT

               This section of the Proxy Statement/Prospectus describes certain aspects of the proposed Merger, including certain provisions of the Merger Agreement and the Stock Option Agreement. The description of the Merger Agreement and the Stock Option Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the Stock Option Agreement, copies of which are attached hereto as Annex A and B, respectively, and which are incorporated herein by reference. All Tandem stockholders are urged to read carefully the Merger Agreement and the Stock Option Agreement in their entirety.

Structure; Effective Time

               The Merger Agreement contemplates the Merger of Merger Subsidiary with and into Tandem, with Tandem surviving the Merger as a wholly-owned subsidiary of Compaq. The Merger will become effective at the time of filing a certificate of merger with the Secretary of State of the State of Delaware (or such later time as is agreed in writing by the parties and specified in the certificate of merger), which is expected to occur as soon as practicable after the last condition precedent to the Merger set forth in the Merger Agreement has been satisfied or waived.

Merger Consideration

               The Merger Agreement provides that each share of Tandem Common Stock outstanding immediately prior to the Effective Time (except as described in the final sentence of this paragraph) will, at the Effective Time, be converted into the right to receive 0.525 shares (the "Merger Consideration") of Compaq Common Stock. The Merger Consideration reflects the five-for-two stock split of Compaq Common Stock which was announced on July 1, 1997, after the execution of the Merger Agreement. All shares of Tandem Common Stock that are owned by Tandem as treasury stock and any shares of Tandem Common Stock owned by Compaq or any subsidiary of Compaq will, at the Effective Time, be canceled and no payment will be made for such shares.

Employee Stock Purchase Plan

               Pursuant to the Merger Agreement, the Employee Stock Purchase Plan (the "ESPP") will be terminated as of the Effective Time. The participation period then in process will end. The funds that are accumulated through payroll deductions of Tandem employees until that time will be applied to purchase shares of Tandem Common Stock. Those shares of Tandem Common Stock will then be exchanged in the Merger for Compaq Common Stock.

Employee Stock Options

               At the Effective Time, each option to purchase shares of Tandem Common Stock outstanding under any employee stock option or compensation plan or arrangement of Tandem (except for the ESPP -- See "--Employee Stock Purchase Plan" above), whether or not vested or exercisable, shall be converted into an option to purchase shares of Compaq Common Stock (a "Substitute Option"). The number of shares of Compaq Common Stock subject to such Substitute Option and the exercise price thereunder shall be computed in compliance with the requirements of Section 424(a) of the Code. Such Substitute Option shall be subject to substantially all of the other terms and conditions of the original option to which it relates. Prior to the Effective Time, Tandem will obtain such consents, if any, as may be necessary to give effect to the transactions contemplated by this paragraph. In addition, prior to the Effective Time, Tandem will have taken all actions necessary to give effect to the transactions contemplated by this paragraph. Tandem has represented in the Merger Agreement that neither the execution of the Merger Agreement nor the consummation of the transactions contemplated thereby will cause the acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of Tandem. Except as contemplated by this paragraph, Tandem has agreed that it will not, without the written consent of Compaq, amend any outstanding options to purchase shares of Tandem Common Stock (including accelerating the vesting or lapse of repurchase rights or obligations).

Conversion of Shares

               Prior to the Effective Time, Compaq will appoint an exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Tandem Common Stock for certificates representing shares of Compaq Common Stock (and cash in lieu of fractional shares as described below), and Compaq will deposit certificates representing shares of Compaq Common Stock with the Exchange Agent for such purpose. Promptly after the Effective Time, Compaq or the Exchange Agent will send each holder of Tandem Common Stock a letter of transmittal for use in the exchange and instructions explaining how to surrender certificates to the Exchange Agent. Holders of Tandem Common Stock that surrender their certificates to the Exchange Agent, together with a properly completed letter of transmittal, will receive Compaq Common Stock certificates representing 0.525 shares of Compaq Common Stock for each surrendered share of Tandem Common Stock. Holders of unexchanged shares of Tandem Common Stock will not be entitled to receive any dividends or other distributions payable by Compaq after the Effective Time until their certificates are surrendered. Upon surrender, however, such holders will receive accumulated dividends and distributions payable on the related shares of Compaq Common Stock subsequent to the Effective Time, without interest, together with cash in lieu of fractional shares (paid as described in the following paragraph).

               No fractional shares of Compaq Common Stock will be issued in the Merger. Instead, Tandem stockholders that would otherwise be entitled to receive fractional shares will receive cash for any fractional share of Compaq Common Stock owed them based on the market value of Compaq Common Stock on the trading day immediately preceding the Effective Time.

Certain Covenants

               Interim Operations of Tandem. From the date of execution of the Merger Agreement until the Effective Time, Tandem and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their officers and employees. In particular, during this period, Tandem may not, without Compaq's prior written consent, amend its organizational documents; and neither Tandem nor its subsidiaries may, without Compaq's prior written consent: enter into any merger or consolidation; acquire a material amount of assets of any person; sell or otherwise dispose of "material" assets (except pursuant to existing contracts or commitments, and in the ordinary course consistent with past practice); take any action that would make any representation and warranty of Tandem under the Merger Agreement materially inaccurate in any respect; (subject to certain exceptions) enter into any licensing agreement or other similar arrangement with respect to any of its intellectual property rights; or agree or commit to any of the foregoing.

               Interim Operations of Compaq. From the date of execution of the Merger Agreement until the Effective Time, Compaq and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their officers and employees. In particular, during this period, Compaq may not (subject to certain limited exceptions) amend its organizational documents, and neither Compaq nor its subsidiaries may (subject to certain limited exceptions) take any action that would make any representation or warranty of Compaq under the Merger Agreement inaccurate in any respect, or agree or commit to any of the foregoing.

               Special Meeting; Proxy Material. Tandem shall cause a Special Meeting to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the Merger Agreement. In connection with the Special Meeting, Tandem will (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable a proxy statement for the Special Meeting and all other proxy materials for such meeting and (ii) use its reasonable best efforts to obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated thereby and (iii) otherwise comply with all legal requirements applicable to such meeting.

               No Solicitation by Tandem. Tandem has covenanted in the Merger Agreement that it will not, and that it will cause its subsidiaries and the directors, officers and financial and legal advisors of Tandem and its subsidiaries not to, directly or indirectly, take any action to solicit, initiate or encourage any Acquisition Proposal (as defined below) or engage in negotiations with, or disclose any nonpublic information relating to Tandem or any subsidiary of Tandem or afford access to the properties, books or records of Tandem or any subsidiary of Tandem to, any person that may be considering making, or has made, an Acquisition Proposal. "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger, consolidation or other business combination involving Tandem or any subsidiary of Tandem or the acquisition of any equity interest in, or a substantial portion of the assets of, Tandem or any subsidiary of Tandem, other than the transactions contemplated by the Merger Agreement.

               Tandem must notify Compaq promptly (and in no event later than 24 hours) after receipt of (i) any Acquisition Proposal, (ii) any indication that any person is considering making an Acquisition Proposal or (iii) any request for nonpublic information relating to Tandem or any subsidiary of Tandem or for access to the properties, books or records of Tandem or any subsidiary of Tandem by any person that may be considering making, or has made, an Acquisition Proposal. Tandem has agreed to keep Compaq fully informed of the status and details of any such Acquisition Proposal or request.
Pursuant to the Merger Agreement, Tandem has agreed to, and has agreed to cause its subsidiaries and the directors, officers and financial and legal advisors of Tandem and its subsidiaries to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any persons conducted with respect to any Acquisition Proposal prior to the execution of the Merger Agreement. Notwithstanding the foregoing, Tandem or its Board of Directors may take and disclose to Tandem's stockholders a position with respect to an Acquisition Proposal by a third party to the extent required under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and may make such disclosure to Tandem stockholders as, in the judgment of the Tandem Board with the advice of outside counsel, is required under applicable law.

               Tandem Board's Covenant to Recommend. The Tandem Board has agreed to recommend the approval and adoption of the Merger Agreement to Tandem stockholders. Notwithstanding the foregoing, the Tandem Board is permitted to withdraw or modify in a manner adverse to Compaq its recommendation, but only if and to the extent required, in response to an unsolicited bona fide Acquisition Proposal, in order to comply with the Tandem Board's fiduciary duties under applicable law as advised by Tandem's outside counsel.

               Reasonable Best Efforts. Each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement and the Stock Option Agreement.

               Certain Employee Benefits Matters. The Merger Agreement provides that, for one year following the Effective Time, the employees of Tandem and its subsidiaries will be provided compensation and benefits that are, in the reasonable judgment of Compaq, substantially comparable in the aggregate to those provided by Tandem to its employees as of the date of the Merger Agreement, excluding all forms of stock-based or equity-based compensation (other than the ESPP). After the Effective Time, Compaq shall recognize service with Tandem and its subsidiaries as service for all purposes under any employee benefit plan or arrangement maintained by Compaq. The Tandem Incentive Plan and Senior Executive Incentive Plan of Tandem will remain in effect through September 30, 1997. Notwithstanding the foregoing, neither Compaq, Tandem nor any of their respective subsidiaries shall be obligated to continue the employment of any person for any period.

               Indemnification and Insurance of Tandem Directors and Officers. Pursuant to the Merger Agreement, (i) Compaq has agreed that for six years after the Effective Time, it will cause Tandem to indemnify and hold harmless the present and former directors and officers of Tandem, to the extent provided under Tandem's Certificate of Incorporation and bylaws in effect on the date of the Merger Agreement, against certain liabilities; (ii) Compaq will cause Tandem to use best efforts to maintain in effect for six years after the Effective Time certain directors' and officers' liability insurance coverage for Tandem directors and officers; and (iii) Compaq has agreed to cause Tandem to assume obligations under certain director indemnification agreements, all as more fully described under "Interests of Certain Persons in the Merger and Related Matters--Indemnification and Insurance" on page 42.

               Certain Other Covenants. The Merger Agreement contains certain mutual covenants of the parties, including covenants relating to: actions to be taken so as not to jeopardize the intended tax or accounting treatment of the Merger; public announcements; notification of certain matters; access to information; identification of affiliates; further assurances; cooperation in connection with certain governmental filings and in obtaining consents and approvals; and confidential treatment of non-public information.

               The Merger Agreement also contains certain covenants of Compaq, including covenants requiring Compaq to: use its reasonable best efforts to list the Compaq Common Stock to be issued in connection with the Merger on the NYSE on or prior to the Effective Time; promptly prepare and file a registration statement (of which this Proxy Statement/Prospectus is a part) and use reasonable best efforts to have such registration statement declared effective; take all action necessary to cause Merger Subsidiary to perform its obligations under the Merger Agreement and to consummate the Merger on the terms and conditions set forth in the Merger Agreement; to vote all shares of Tandem Common Stock beneficially owned by it in favor of adoption of the Merger Agreement at the Special Meeting; and, immediately following the Effective Time, to (i) increase the size of its Board of Directors by one and
(ii) subject to certain limitations, cause the candidate recommended by the Tandem Board immediately prior to the Effective Time (x) to be elected as a member of the Compaq Board until the first Compaq Annual Meeting after the Effective Time and (y) to be nominated for one additional one year term. See "Interests of Certain Persons in the Merger and Related Matters--Board of Directors" on page 41.

Certain Representations and Warranties

               The Merger Agreement contains, subject to certain exceptions, reciprocal representations and warranties made by Tandem and Compaq as to, among other things: due organization and good standing; corporate authorization to enter into the contemplated transactions; governmental approvals required in connection with the contemplated transactions; absence of any breach of organizational documents and certain material agreements as a result of the contemplated transactions; capitalization; ownership of subsidiaries; filings with the SEC; financial statements; information included in this Proxy Statement/Prospectus; absence of certain material changes (including changes which would have a material adverse effect) since March 31, 1997; absence of undisclosed material liabilities; compliance with laws and court orders; litigation; finders' fees; tax matters; employee matters; environmental matters; pooling and tax treatment of the Merger; receipt of opinions of financial advisors; and patents and other proprietary rights. "Material adverse effect" means any change, effect, event, occurrence or state of facts that has had, or would reasonably be expected to have, a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of Compaq and its subsidiaries, taken as a whole, or Tandem and its subsidiaries, taken as a whole, as the case may be.

               In addition, Tandem has represented to Compaq that neither
Section 203 of the DGCL nor any other antitakeover or similar statute or regulation applies or purports to apply to the transactions contemplated by the Merger Agreement or the Stock Option Agreement, and that it has taken all action necessary to render the rights issued pursuant to the terms of Tandem's Rights Agreement inapplicable to the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby.

               The representations and warranties in the Merger Agreement do not survive the Effective Time.

Conditions to the Merger

               Conditions to Each Party's Obligations to Effect the Merger. The obligations of Compaq, Tandem and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

                (i) receipt of the approval of Tandem stockholders;


               (ii) the applicable waiting period under the HSR
          Act and EC Merger Regulation having expired or been terminated;

              (iii) no applicable law or regulation, judgment, injunction, order or decree prohibiting or enjoining the consummation of the Merger;

               (iv) the registration statement of which this Proxy Statement/Prospectus is a part having become effective under the 1933 Act and not being subject to any stop order or related proceedings by the SEC;

                (v) the shares of Compaq Common Stock to be issued in the Merger having been approved for listing on the NYSE, subject to official notice of issuance; and

               (vi) Tandem and Compaq each having received letters from Ernst & Young LLP and Price Waterhouse LLP , respectively, confirming management's assessment that the Merger will qualify for pooling of interests accounting treatment under GAAP.

               Conditions to the Obligations of Compaq and Merger Subsidiary. The obligations of Compaq and Merger Subsidiary to effect the Merger are further subject to the satisfaction of the following conditions:

                  (i) the performance in all material respects by Tandem of its obligations under the Merger Agreement at or prior to the Effective Time;

                 (ii) the representations and warranties of Tandem contained in the Merger Agreement being true in all material respects at and as of the Effective Time as if made at and as of such time; and

                (iii) Compaq having received the legal opinion of Davis Polk & Wardwell to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Compaq, Merger Subsidiary and Tandem will be a party to the reorganization within the meaning of Section 368(b) of the Code.

               Conditions to the Obligations of Tandem. The obligation of Tandem to effect the Merger is further subject to the satisfaction of the following conditions:

                  (i) the performance in all material respects by Compaq and Merger Subsidiary of their obligations under the Merger Agreement at or prior to the Effective Time;

                 (ii) the representations and warranties of Compaq contained in the Merger Agreement being true in all material respects at and as of the Effective Time as if made at and as of such time; and

                (iii) Tandem having received the legal opinion of Morrison & Foerster LLP to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Compaq, Merger Subsidiary and Tandem will be a party to the reorganization within the meaning of Section 368(b) of the Code.


Termination of the Merger Agreement

               Right to Terminate. The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

                  (i) by mutual written consent of Tandem and Compaq;

                 (ii) by either Tandem or Compaq: (a) if the Merger has not been consummated by December 31, 1997 (but neither Tandem nor Compaq may terminate if its breach is the reason that the Merger has not been consummated); (b) if the stockholders of Tandem fail to approve and adopt the Merger Agreement at the Special Meeting (or any adjournment thereof); or (c) any law or regulation makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Tandem or Compaq from consummating the Merger is entered and such injunction, judgment, order or decree has become final and non-appealable; or

                (iii) by Compaq: if (a) any law or regulation makes the exercise of Compaq's rights under the Stock Option Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining such exercise is entered and such judgment, injunction, order or decree has become final and non-appealable; (b) the Tandem Board has withdrawn or modified in a manner adverse to Compaq its approval or recommendation of the Merger; or (c) Tandem violates its obligation set forth above under "--Certain Covenants--No Solicitation by Tandem," does not call a special meeting of its stockholders to consider the Merger or does not use its reasonable best efforts to prepare the proxy materials. See "--Certain Covenants--Special Meeting; Proxy Material" and "--Certain Covenants--No Solicitation by Tandem" on page 44 for discussion of these covenants.

               If the Merger Agreement is validly terminated, no provision thereof shall survive (except for the provisions relating to confidentiality, expenses, governing law, jurisdiction and waiver of a jury trial) and such termination shall be without any liability on the part of any party, unless such party is in willful or grossly negligent breach of any provision of the Merger Agreement. The confidentiality agreement entered into between Tandem and Compaq on June 13, 1997 will continue in effect notwithstanding termination of the Merger Agreement.

               Termination Fee and Expenses Payable by Tandem. Tandem has agreed to pay Compaq an amount equal to $55 million if the Merger Agreement is terminated in the circumstances described in paragraph (ii) (b) under "--Right to Terminate" (but only if an Acquisition Proposal with respect to Tandem is publicly announced prior to the stockholder vote) or in the circumstances described in paragraph (iii)(b) or (iii)(c) under "--Right to Terminate."

               Tandem has agreed to reimburse Compaq for its reasonable expenses (not to exceed $20 million) incurred in connection with the transactions contemplated by the Merger Agreement if (i) the Merger Agreement is terminated because the Merger is not consummated on or before December 31, 1997, (ii) any representation or warranty made by Tandem in the Merger Agreement was not true and correct when made and (iii) the condition described in paragraph (ii) under "--Conditions to the Merger--Conditions to the Obligations of Compaq and Merger Subsidiary" is not satisfied.

               Expenses Payable by Compaq. Compaq has agreed to reimburse Tandem for its reasonable expenses (not to exceed $20 million) incurred in connection with the transactions contemplated by the Merger Agreement if (i) the Merger Agreement is terminated because the Merger is not consummated on or before December 31, 1997, (ii) any representation or warranty made by Compaq in the Merger Agreement was not true and correct when made and (iii) the condition described in paragraph (ii) under "--Conditions to the Merger--Conditions to the Obligations of Tandem" is not satisfied.

Other Expenses

               Except as described above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses. Tandem and Compaq estimate that Merger-related fees and expenses, consisting primarily of transaction costs for fees and expenses of investment bankers, attorneys and accountants and financial printing and other related charges, will total approximately $37.0 million assuming the Merger is completed, of which approximately $20.2 million is attributable to Compaq and approximately $16.8 million to Tandem.

Amendments; No Waivers

               Any provision of the Merger Agreement may be amended or waived prior to the Effective Time only if the amendment or waiver is in writing and signed, in the case of an amendment, by Tandem, Compaq and Merger Subsidiary, and, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the approval of the Merger Agreement by the stockholders of Tandem, no amendment or waiver shall, without the further approval of such stockholders, reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of Tandem.

Stock Option Agreement

               General. Simultaneously with the execution and delivery of the Merger Agreement, Tandem and Compaq entered into a Stock Option Agreement (the "Stock Option Agreement") pursuant to which Tandem granted Compaq an option ("Option") to purchase up to 17,400,000 shares of Tandem Common Stock (subject to adjustment as discussed below) at a price per share of $22.44 in certain circumstances.

               The following is a summary of certain provisions of the Stock Option Agreement. The Stock Option Agreement is attached hereto as Annex B and is incorporated herein by reference.

               Exercise of the Stock Option. The Option is exercisable at any time after the occurrence of any event (a "Trigger Event") entitling Compaq to receive the Termination Fee pursuant to the Merger Agreement (see "--Termination of the Merger Agreement--Termination Fee and Expenses Payable by Tandem" on page 48). The Option expires upon the earliest to occur of (i) the Effective Time, (ii) 18 months after the first occurrence of a Trigger Event, (iii) five years from the date of the Stock Option Agreement (June 22, 2002) or (iv) termination of the Merger Agreement prior to the occurrence of a Trigger Event if, but only if, the Merger Agreement is terminated for reasons that are not directly or indirectly related to (a) the commencement of, or any person's direct or indirect indication of interest in making, an Acquisition Proposal or (b) the breach of Tandem's non-solicitation obligation (see "Certain Covenants--No Solicitation by Tandem" on page 44) or (c) its obligation to call the Special Meeting or certain other Tandem covenants. Compaq may purchase shares of Tandem Common Stock under the Option after the occurrence of any event described in the previous sentence, provided that the Option was exercised prior to such occurrence. Any purchase of Tandem Common Stock upon exercise of the Option is subject to certain conditions, including compliance with the HSR Act.

               Adjustments Upon Changes in Capitalization or Merger. The number and type of securities subject to the Option and the purchase price therefor will be adjusted for any change in Tandem's capital stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction, such that Compaq will receive (upon exercise of the Option) the number and class of securities that Compaq would have received if the Option had been exercised immediately prior to the occurrence of such event (or the record date therefor, if applicable). In the event
Tandem issues additional shares of common stock, the number of shares of common stock subject to the Option will be adjusted, so that, after such issuance, it equals 15% of the shares of Tandem's common stock then outstanding (without giving effect to shares subject to or issued pursuant to the Option.) In the event that Tandem (i) enters into an agreement to consolidate with or merge into any person, where Tandem is not the surviving or continuing corporation, other than Compaq or one of its subsidiaries, (ii) permits any person other than Compaq or one of its subsidiaries to merge into Tandem in such a way that in connection with such merger the shares of common stock of Tandem outstanding immediately prior to the Merger are changed into or exchanged to stock or other securities of Tandem or any other person or cash or any other property, or the shares of common stock of Tandem outstanding immediately prior to the consummation of such merger represents less than 50% of the outstanding voting securities of the merged company, or (iii) sells or otherwise transfers all or substantially all of its assets to any person other than Compaq or one of its subsidiaries, then, in each such case, the relevant transaction agreement must provide that the Option will, upon the consummation of such transaction, be converted into or exchanged for an option to acquire the number and class of shares or other securities or property Compaq would have received in respect of common stock of Tandem if the Option had been exercised immediately prior to such consolidation, merger, sale or transfer
(or the record date therefor, if applicable).

               Registration Rights and Listing. Compaq has certain rights to require registration by Tandem of any shares purchased pursuant to the Option under the securities laws.

               Assignability. The Stock Option Agreement is binding upon Tandem and Compaq and their successors and assigns. It may not be assigned by Tandem except by operation of law. Compaq may assign part or all of the Agreement to any of its affiliates.

               Effect of Stock Option Agreement. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated on the terms set forth in the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in Tandem from considering or proposing such an acquisition, even if such persons were prepared to offer a price per share for Tandem Common Stock higher than the market price.


                                SPECIAL MEETING

               This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of Tandem Common Stock by the Tandem Board for use at the Special Meeting. This Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the stockholders of Tandem on or about August 1, 1997.

Time and Place; Purpose

               The Special Meeting will be held at 10:00 a.m., California time, on August 29, 1997 at the headquarters of Tandem Computers Incorporated, 10435 North Tantau Avenue, Cupertino, California 95014. At the Special Meeting (and any adjournment or postponement thereof), the stockholders of Tandem will be asked to consider and vote upon the approval and adoption of the Merger Agreement and the Merger and such other matters as may properly come before the Special Meeting.

               Tandem stockholder approval of the Merger Agreement and the Merger is required by the DGCL.

               The Tandem Board has unanimously approved the terms of the Merger Agreement and the consummation of the Merger contemplated thereby, unanimously believes that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, Tandem and its stockholders, and unanimously recommends that holders of Tandem Common Stock vote "for" approval of the Merger and the Merger Agreement.

Record Date; Voting Rights and Proxies

               Only holders of record of Tandem Common Stock at the close of business on July 28, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 118,074,615 shares of Tandem Common Stock outstanding, each of which entitled the holder thereof to one vote.

               All shares of Tandem Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares of Tandem Common stock will be voted "for" approval of the Merger and the Merger Agreement. Tandem does not know of any matters other than the approval of the Merger and the related Merger Agreement that are to come before the Special Meeting. If any other matter or matters are properly presented for action at the Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to Tandem by signing and returning a later dated proxy, or by voting in person at the Special Meeting. Votes cast by proxy or in person at the Special Meeting will be tabulated by the inspector of election appointed for the meeting.

Share Ownership of Management and Certain Stockholders

               On the Record Date, Tandem directors, executive officers, and their affiliates owned and were entitled to vote 2,590,692 shares of Tandem Common Stock, or approximately 2.2% of the shares of Tandem Common Stock outstanding on the Record Date.

Solicitation of Proxies

               Proxies are being solicited by and on behalf of the Tandem Board. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Tandem in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to owners of Tandem Common Stock held of record by such persons and in connection therewith such firms will be reimbursed for reasonable expenses incurred in forwarding such materials. Tandem has retained Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies from its stockholders. The total fees and expenses of CIC are estimated to aggregate $11,500.

               Tandem stockholders should not send any certificates representing Tandem Common Stock with their proxy cards. Following the Effective Time, Tandem stockholders will receive instructions for the surrender and exchange of such stock certificates.

               In the case of shares held in the Tandem 401(k) Plan, voting instructions are being solicited by the Plan trustee, who will vote the shares as instructed by Plan participants.

Quorum

               The presence in person or by properly executed proxy of a majority of the issued and outstanding shares of Tandem Stock entitled to vote is necessary to constitute a quorum at the Special Meeting.

Required Vote

               Approval of the Merger and the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Tandem Common Stock. Accordingly, any failure to vote will have the effect of a vote against the Merger and the Merger Agreement.

               Under NYSE rules, brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. Furthermore, such brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the Merger and the Merger Agreement and, thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the Merger and the Merger Agreement. These "broker non-votes" will therefore have the effect of a vote against the Merger and the Merger Agreement.


                       COMPARISON OF STOCKHOLDER RIGHTS

General

               The rights of Compaq stockholders are currently governed by the DGCL and the certificate of incorporation and bylaws of Compaq (the "Compaq Charter" and the "Compaq Bylaws," respectively). The rights of Tandem stockholders are currently governed by the DGCL and the certificate of incorporation and bylaws of Tandem (the "Tandem Charter" and the "Tandem Bylaws," respectively). Accordingly, upon consummation of the Merger, the rights of Compaq stockholders and of Tandem stockholders who become Compaq stockholders in the Merger will be governed by the DGCL, the Compaq Charter and the Compaq Bylaws. The following is a summary of the principal differences between the current rights of Tandem stockholders and those of Compaq stockholders following the Merger.

               The following summary is not intended to be complete and is qualified in its entirety by reference to the DGCL, the Compaq Charter, the Compaq Bylaws, the Tandem Charter and the Tandem Bylaws. Copies of the Compaq Charter, the Compaq Bylaws, the Tandem Charter and the Tandem Bylaws are incorporated by reference herein and will be sent to holders of shares of Compaq Common Stock and Tandem Common Stock upon request. See "Where You Can Find More Information" on page 56.

Comparison of Current Tandem Stockholder Rights and Rights of Compaq Stockholders Following the Merger

               The Compaq Charter is not being amended in connection with the Merger. The Compaq Bylaws are not being amended in connection with the Merger, other than to increase the number of directors on the Compaq Board from ten to eleven so that Mr. Perkins may become a director of Compaq at the Effective Time. See "--Board of Directors" below.

               The rights of Tandem stockholders under the DGCL and the Tandem Charter and Tandem Bylaws prior to the Merger are substantially the same as the rights of Compaq stockholders (including Tandem stockholders who become Compaq stockholders as a result of the Merger) under the DGCL and the Compaq Charter and Compaq Bylaws, with the following principal exceptions.

               Authorized Capital Stock. The authorized capital stock of Tandem consists of 400,000,000 shares of Tandem Common Stock (of which 4,000,000 shares are designated junior common stock) and 2,400,000 shares of preferred stock, par value $0.10 per share (of which 800,000 shares are designated Series A Participating Preferred Stock (the "Tandem Series A Preferred Stock")). The authorized capital of Compaq is set forth under "Description of Compaq Capital Stock--Authorized Capital Stock" on page 54.

               Board of Directors. The Tandem Charter provides that the number of directors shall be not fewer than nine nor greater than fifteen persons, with the exact number to be determined by resolution of a majority of the Tandem Board. Pursuant to the Tandem Charter, the Tandem Board is divided into three classes, with directors of each class serving until the third annual meeting of stockholders after the annual meeting at which that class was elected. Tandem currently has eleven directors.

               The Tandem Charter provides for cumulative voting for the election of directors, so that each stockholder is entitled to a number of votes equal to the number of voting shares held by the stockholder multiplied by the number of directors to be elected. Such votes may be all cast for a single nominee or distributed among two or more nominees.

               Nominations of persons for election to the Tandem Board may be made by the Tandem Board (or a nominating committee thereof), or by any Tandem stockholder according to the procedures described in the Tandem Bylaws. Under the Tandem Bylaws, vacancies in the Tandem Board must be filled by resolution of a majority of the Tandem Board (or a sole director, if applicable), and any director so appointed will hold office until the next annual election of directors of that class.

               The Tandem Bylaws provide that the directors may be removed from office, but only for cause, by vote of the holders of a majority of shares entitled to vote at an election of directors.

               The Compaq Bylaws provide that the number of directors shall be not fewer than five or greater than ten persons, with the exact number to be determined by resolution of a majority of the Compaq Board. Compaq currently has ten directors. In connection with the Merger, the Compaq Bylaws will be amended to increase the number of directors to eleven. Under the Compaq Bylaws, Compaq directors are elected at the annual meeting of stockholders for a one-year term. Neither the Compaq Charter nor the Compaq Bylaws provide for cumulative voting for election of directors. Nominations of persons for election to the Compaq Board may be made by or at the direction of the Compaq Board, or by Compaq stockholders according to the procedures described in the Compaq Bylaws. Under the Compaq Bylaws, vacancies in the Compaq Board may be filled by resolution of a majority of the Compaq Board (or a sole director, if applicable), and any director so appointed will hold office until the next annual meeting of stockholders. The Compaq Charter and the Compaq Bylaws do not contain provisions regarding the removal of directors, and accordingly the matter would be governed by the DGCL. The DGCL provides that directors may be removed (with or without cause) by vote of the holders of a majority of shares entitled to vote at an election of directors.

               Special Meetings of Stockholders. The Tandem Bylaws provide that special meetings of stockholders may be called by the president, and shall be called by the president or secretary at the written request of a majority of the Tandem Board. The Compaq Bylaws provide that special meetings of stockholders may be called by the Compaq Board.

               Amendment of Corporate Charter and Bylaws. The Tandem Charter provides that certain indemnification provisions contained therein may only be amended by the affirmative vote of at least 80% of the voting power of all of the then outstanding shares of Tandem capital stock entitled to vote in an election of directors, voting together as a single class. The Tandem Charter further provides that the affirmative vote of the holders of two-thirds of the outstanding shares of Tandem Series A Preferred Stock is required for any amendment to the Tandem Charter which would materially adversely effect the powers, preferences or special rights of such holders. (There are currently no shares of Tandem Series A Preferred Stock outstanding.) The Compaq Charter does not contain provisions relating to its amendment. Accordingly, amendment of any other provision of the Tandem Charter, and any provision of the Compaq Charter, would be governed by the DGCL. The DGCL provides that a charter amendment requires the approval of a majority of the company's board of directors and the approval of the holders of a majority of the voting power of the then outstanding capital stock of the company.

               The Tandem Bylaws expressly provide for their amendment by a majority of the Tandem Board. Under the DGCL, amendment of a company's bylaws may also be made by holders of a majority of the voting power of the then outstanding capital stock of the company. The Compaq Bylaws expressly provide for their amendment by either the Compaq Board or a majority of the Compaq stockholders.

               Voting Rights. The Tandem Common Stock is the only outstanding class of Tandem capital stock entitled to vote generally on all matters submitted to Tandem stockholders, including the election of directors and the approval of the Merger and the Merger Agreement. Each outstanding share of Tandem Common Stock is entitled to one vote on all matters submitted to Tandem stockholders. (There are currently no shares of Tandem Series A Preferred Stock outstanding.)

               The outstanding voting securities of Compaq are the shares of Compaq Common Stock. Under the DGCL each share of Compaq Common Stock is entitled to one vote on all matters submitted to Compaq stockholders.

               Removal of Officers. The Tandem Bylaws permit the removal of any officer by an affirmative vote of a majority of the Tandem Board. The Compaq Bylaws permit the Compaq Board to remove any officer elected by the Board or appointed by the President at any time with or without cause. The Compaq Bylaws also permit the President to remove any officer he has appointed with or without cause.

               Rights Plan. Tandem has entered into a Rights Agreement (as amended, the "Rights Agreement"), with BankBoston N.A. as rights agent (the "Rights Agent"). Pursuant to the Rights Agreement, rights (each, a "Right") attach to each share of Tandem Common Stock outstanding and entitle the registered holder to purchase from Tandem one-two hundredth (adjusted to reflect the split of the Tandem Common Stock effected in May 1987) of a share of Series A Preferred Stock at a purchase price of $125 (the "Purchase Price"), subject to adjustment. Each share of Tandem Common Stock outstanding has attached thereto one Right.

               The Rights will separate from the Tandem Common Stock (i) upon the earlier of (A) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired or obtained the right to acquire beneficial ownership of 20% or more of the outstanding shares of Tandem Common Stock (the "Stock Acquisition Date") or
(B) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of such outstanding shares of Tandem Common Stock, or (ii) such later date as may be fixed by the Tandem Board (the date of any such event, the "Distribution Date"). Until the Distribution Date, (i) the Rights will be evidenced by Tandem Common Stock certificates and will be transferred with and only with Tandem Common Stock certificates, (ii) new Tandem Common Stock certificates will contain a notation incorporating the Rights Agreement by reference and (iii) the transfer of any certificates representing outstanding Tandem Common Stock outstanding will also constitute the transfer of the Rights associated with Tandem Common Stock represented by such certificate.

               In the event that an Acquiring Person becomes the beneficial owner of 20% or more of the then outstanding shares of Tandem Common Stock in an acquisition which has not met certain requirements (a "Fair Offer for All Shares"), each holder of a Right (other than the Acquiring Person) will thereafter have the right to receive upon exercise Tandem Common Stock having a value twice the exercise price of the Right.

               If, following a Stock Acquisition Date, Tandem engages in a merger or business combination transaction in which Tandem is not the surviving corporation (other than a merger consummated pursuant to a "Fair Offer for All Shares"), each holder of the Right will thereafter have the right to receive, upon exercise of the Right, common stock of the acquiring party having a value twice the exercise price of the right.

               The Rights are not exercisable until the Distribution Date and will expire at the close of business on June 16, 1998 unless earlier redeemed by Tandem as further described in the Rights Plan. At no time will the holder of the Rights as such have any voting power or any rights as a stockholder. Subject to certain exceptions, any of the provisions of the Rights Agreement may be amended by the Tandem Board prior to the Distribution Date.

               Pursuant to the Merger Agreement and the Stock Option Agreement, Tandem has amended the Rights Plan so as to render the Rights inapplicable to the Merger and the other transactions contemplated by the Merger Agreement and the Stock Option Agreement. See "The Merger
Agreement--Certain Representations and Warranties" on page 46.

               The above summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the Rights Agreement. See "Where You Can Find More Information" on page 56.

               Compaq does not have a Rights Plan.


                      DESCRIPTION OF COMPAQ CAPITAL STOCK

               The summary of the terms of the capital stock of Compaq set forth below does not purport to be complete and is qualified by reference to the Compaq Charter and Compaq Bylaws. Copies of the Compaq Charter and Compaq Bylaws are incorporated by reference herein and will be sent to holders of shares of Compaq Common Stock and Tandem Common Stock upon request. See "Where You Can Find More Information" on page 56.

Authorized Capital Stock

               Under the Compaq Charter, Compaq's authorized capital stock consists of 1,000,000,000 shares of Compaq Common Stock and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

Compaq Common Stock

               The holders of Compaq Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Compaq Common Stock are entitled to receive ratably such dividends as may be declared by the Compaq Board out of funds legally available therefor. In the event of a liquidation or dissolution of Compaq, holders of Compaq Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock.

               Holders of Compaq Common Stock have no preemptive rights and have no rights to convert their Compaq Common Stock into any other securities. All of the outstanding shares of Compaq Common Stock are, and the shares of Compaq Common Stock issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable.

Compaq Preferred Stock

               The Compaq Board is authorized to designate any series of Preferred Stock and the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof without further action by the holders of Compaq Common Stock. As of the Record Date, no shares of Preferred Stock were issued or outstanding.

               The Compaq Board may create and issue a series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of Compaq Common Stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of Compaq by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Compaq's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of Compaq without any further action by the stockholders of Compaq. Compaq has no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

Transfer Agent and Registrar

               BankBoston N.A. is the transfer agent and registrar for the Compaq Common Stock.

Stock Exchange Listing; Delisting and Deregistration of Tandem Common Stock

               It is a condition to the Merger that the shares of Compaq
Common Stock issuable in the Merger be approved for listing on the NYSE on or prior to the Effective Time, subject to official notice of issuance. If the Merger is consummated, Tandem Common Stock will cease to be listed on the NYSE.


                                 LEGAL MATTERS

               The validity of the Compaq Common Stock to be issued to Tandem stockholders pursuant to the Merger will be passed upon by Davis Polk & Wardwell, special counsel to Compaq. It is a condition to the consummation of the Merger that Tandem and Compaq receive opinions from Morrison & Foerster LLP and Davis Polk & Wardwell, respectively, with respect to the tax treatment of the Merger. See "The Merger--Certain U.S. Federal Income Tax Consequences" and "The Merger Agreement--Conditions to the Merger" on pages 27 and 46, respectively.


                                    EXPERTS

               The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K for Compaq for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               The consolidated financial statements and schedule of Tandem and its subsidiaries included in or incorporated by reference in the Tandem 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included in or incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                         FUTURE STOCKHOLDER PROPOSALS

               Any Compaq stockholder who intends to submit a proposal for inclusion in the proxy materials for the 1998 annual meeting of Compaq stockholders must submit such proposal to the Secretary of Compaq by November 7, 1997. Tandem expects to hold an annual meeting of stockholders in the first calender quarter of 1998 unless the Merger is completed prior thereto. Any Tandem stockholder who intends to submit a proposal for inclusion in the proxy materials for the 1998 annual meeting of Tandem, if any, must submit such proposal to the Secretary of Tandem by August 12, 1997.

               SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement for an annual meeting.


                      WHERE YOU CAN FIND MORE INFORMATION

               Tandem and Compaq file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The companies' SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

               Compaq filed a Registration Statement on Form S-4 to register with the SEC the Compaq Common Stock to be issued to Tandem stockholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Compaq in addition to being a proxy statement of Tandem for the Special Meeting. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

               The SEC allows Tandem and Compaq to "incorporate by reference" information into this Proxy Statement/Prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in (or incorporated by reference in) this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about our companies and their finances.

Compaq SEC Filings (File No. 1-9026)         Period
Annual Report on Form 10-K                   Year ended December 31, 1996.
Quarterly Reports on Form 10-Q               Quarters ended June 30, 1997 and March 31, 1997.
Current Reports on Form 8-K                  Filed July 11, 1997; July 2, 1997; June 26, 1997; June 24,
                                             1997; May 15, 1997; April 16, 1997; April 10, 1997; and
                                             January 22, 1997.
Proxy Statement on Schedule 14A for 1997     Dated March 7, 1997.
   Annual Meeting

Tandem SEC Filings (File No. 0-9134)         Period
Annual Report on Form 10-K                   Year ended September 30, 1996.
Quarterly Reports on Form 10-Q               Quarters ended March 31, 1997 and December 31, 1996.
Current Reports on Form 8-K                  Filed July 23, 1997; June 26, 1997; and February 3, 1997.
Proxy Statement on Schedule 14A for 1997     Dated December 10, 1996.
   Annual Meeting


               Tandem and Compaq are also incorporating by reference additional documents that either company may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

               Compaq has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Compaq, and Tandem has supplied all such information relating to Tandem.

               If you are a stockholder, Tandem may have sent you some of the documents incorporated by reference, but you can obtain any of them through either company or the SEC. Documents incorporated by reference are available from either company without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

      Tandem Computers Incorporated           Compaq Computer Corporation
      10435 North Tantau Avenue               20555 SH 249
      Cupertino, CA 95014                     Houston, TX 77070
      Tel: (408) 285-4363                     Tel: (800) 433-2391
      Attention: Director of Investor         Attention: Investor Relations
       Relations                              web site: http://www.compaq.com

               If you would like to request documents from either company, please do so by August 22, 1997 to receive them before the Special Meeting.

               You should rely only on the information contained or incorporated by reference in this Proxy Statement/Prospectus to vote on the approval of the Merger Agreement and the Merger. Neither Tandem nor Compaq has authorized anyone to provide you with information that is different from what is contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated July 30, 1997. You should not assume that the information contained in the Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Proxy Statement/Prospectus to stockholders nor the issuance of Compaq Common Stock in the Merger shall create any implication to the contrary.

               Tandem, Himalaya, NonStop, ServerNet, and the Tandem logo are trademarks or registered trademarks of Tandem Computers Incorporated in the United States and/or other countries. Microsoft and Windows NT are either trademarks or registered trademarks of Microsoft Corporation in the United States and/or other countries. UB Networks is a trademark of Ungermann-Bass Networks, Inc. Compaq and the Compaq logo are registered trademarks of Compaq Computer Corporation. All other brand and product names are trademarks or registered trademarks of their respective companies.



                             LIST OF DEFINED TERMS

Defined Term                                                          Page No.
------------                                                          -------


1933 Act....................................................................29

1934 Act....................................................................45

1997 P/E Multiple...........................................................25

1998 P/E Multiple...........................................................25

Acquiring Person............................................................53

Antitrust Division..........................................................28

Book Value Multiple.........................................................23

CIC.........................................................................51

Code........................................................................22

Combined Company............................................................18

Compaq......................................................................17

Compaq Board................................................................18

Compaq Bylaws...............................................................51

Compaq Charter..............................................................51

Compaq Common Stock.........................................................17

Comparable Transactions.....................................................23

DGCL........................................................................29

Distribution Date...........................................................53

EC Merger Regulation........................................................28

Effective Time..............................................................17

Enterprise Book Value Multiple..............................................23

Enterprise Hardware and PC Companies........................................24

Enterprise-Wide Software Companies..........................................24

EPS.........................................................................24

ESPP........................................................................43

Exchange Agent..............................................................44

Exchange Ratio..............................................................17

Fair Offer for All Shares...................................................54

Forward Net Income Multiple.................................................23

FTC.........................................................................28

GAAP........................................................................27

HSR Act.....................................................................28

LTM EBIT Multiple...........................................................23

LTM EBITDA Multiple.........................................................23

LTM Net Income Multiple.....................................................23

LTM P/E Multiple............................................................25

LTM Revenue Multiple........................................................23

Merger......................................................................17

Merger Agreement............................................................17

Merger Consideration........................................................43

Merger Subsidiary...........................................................17

NASD........................................................................29

Non-Financial Assets Multiple...............................................23

NYSE........................................................................31

One Day Premium.............................................................22

One Week Premium............................................................22

Option......................................................................49

Preferred Stock.............................................................54

Purchase Price..............................................................53

Record Date.................................................................50

Right.......................................................................53

Rights Agent................................................................53

Rights Agreement............................................................53

SEC.........................................................................21

Special Meeting.............................................................17

Stock Acquisition Date......................................................53

Stock Option Agreement......................................................49

Substitute Option...........................................................43

Tandem......................................................................17

Tandem 10-K.................................................................42

Tandem Board................................................................17

Tandem Bylaws...............................................................51

Tandem Charter..............................................................51

Tandem Common Stock.........................................................17

Tandem Proxy................................................................42

Tandem Series A Preferred Stock.............................................51

Technology Transactions.....................................................22

Trigger Event...............................................................49


                                                                       ANNEX A








                       AGREEMENT AND PLAN OF MERGER

                                dated as of

                               June 22, 1997

                                   among

                       TANDEM COMPUTERS INCORPORATED

                        COMPAQ COMPUTER CORPORATION

                                    and

                           COMPAQ-PROJECT, INC.





                             TABLE OF CONTENTS

                               ------------
                                                                      Page
                                                                      ----
                                 ARTICLE 1
                                The Merger

Section 1.1.   The Merger.............................................  1
Section 1.2.   Conversion of Shares...................................  1
Section 1.3.   Surrender and Payment..................................  2
Section 1.4.   Stock Options..........................................  3
Section 1.5.   Employee Stock Purchase Plan...........................  4
Section 1.6.   Adjustments............................................  4
Section 1.7.   Fractional Shares......................................  4
Section 1.8.   Withholding Rights.....................................  4
Section 1.9.   Lost Certificates......................................  5

                                 ARTICLE 2
                         The Surviving Corporation

Section 2.1.   Certificate of Incorporation...........................  5
Section 2.2.   Bylaws.................................................  5
Section 2.3.   Directors and Officers.................................  5

                                 ARTICLE 3
               Representations and Warranties of the Company

Section 3.1.   Corporate Existence and Power..........................  6
Section 3.2.   Corporate Authorization................................  6
Section 3.3.   Governmental Authorization.............................  7
Section 3.4.   Non-contravention......................................  7
Section 3.5.   Capitalization.........................................  8
Section 3.6.   Subsidiaries...........................................  8
Section 3.7.   SEC Filings............................................  9
Section 3.8.   Financial Statements................................... 10
Section 3.9.   Disclosure Documents................................... 10
Section 3.10.  Absence of Certain Changes............................. 10
Section 3.11.  No Undisclosed Material Liabilities.................... 12
Section 3.12.  Compliance with Laws and Court Orders.................. 12
Section 3.13.  Litigation............................................. 13
Section 3.14.  Finders' Fees.......................................... 13
Section 3.15.  Taxes.................................................. 13
Section 3.16.  Employee Benefit Plans................................. 14
Section 3.17.  Environmental Matters.................................. 15
Section 3.18.  Pooling; Tax Treatment................................. 16
Section 3.19.  Opinion of Financial Advisor........................... 16
Section 3.20.  Patents and Other Proprietary Rights................... 16
Section 3.21.  Antitakeover Statutes and Rights Agreement............. 17

                                 ARTICLE 4
                 Representations and Warranties of Parent

Section 4.1.   Corporate Existence and Power.......................... 18
Section 4.2.   Corporate Authorization................................ 18
Section 4.3.   Governmental Authorization............................. 18
Section 4.4.   Non-contravention...................................... 19
Section 4.5.   Capitalization......................................... 19
Section 4.6.   Subsidiaries........................................... 20
Section 4.7.   SEC Filings............................................ 21
Section 4.8.   Financial Statements................................... 21
Section 4.9.   Disclosure Documents................................... 21
Section 4.10.  Absence of Certain Changes............................. 22
Section 4.11.  No Undisclosed Material Liabilities.................... 23
Section 4.12.  Compliance with Laws and Court Orders.................. 23
Section 4.13.  Litigation............................................. 23
Section 4.14.  Finders' Fees.......................................... 23
Section 4.15.  Taxes.................................................. 23
Section 4.16.  Employee Benefit Plans................................. 24
Section 4.17.  Environmental Matters.................................. 25
Section 4.18.  Pooling; Tax Treatment................................. 26
Section 4.19.  Opinion of Financial Advisor........................... 26
Section 4.20.  Patents and Other Proprietary Rights................... 26

                                 ARTICLE 5
                         Covenants of the Company

Section 5.1.   Conduct of the Company................................. 27
Section 5.2.   Stockholder Meeting; Proxy Material.................... 28
Section 5.3.   Other Offers........................................... 29

                                 ARTICLE 6
                            Covenants of Parent

Section 6.1.   Conduct of Parent...................................... 29
Section 6.2.   Obligations of Merger Subsidiary....................... 30
Section 6.3.   Voting of Shares....................................... 30
Section 6.4.   Director and Officer Liability......................... 30
Section 6.5.   Registration Statement; Form S-8....................... 30
Section 6.6.   Stock Exchange Listing................................. 31
Section 6.7.   Employee Benefits...................................... 31
Section 6.8.   Board Candidate........................................ 31

                                 ARTICLE 7
                    Covenants of Parent and the Company

Section 7.1.   Reasonable Best Efforts................................ 32
Section 7.2.   Certain Filings........................................ 32
Section 7.3.   Public Announcements................................... 32
Section 7.4.   Further Assurances..................................... 32
Section 7.5.   Notices of Certain Events.............................. 33
Section 7.6.   Tax-free Reorganization; Pooling....................... 33
Section 7.7.   Affiliates............................................. 33
Section 7.8.   Access to Information; Confidentiality................. 34

                                 ARTICLE 8
                         Conditions to the Merger

Section 8.1.   Conditions to the Obligations of Each Party............ 34
Section 8.2.   Conditions to the Obligations of Parent and Merger
                   Subsidiary......................................... 35
Section 8.3.   Conditions to the Obligations of the Company........... 35

                                 ARTICLE 9
                                Termination

Section 9.1.   Termination............................................ 36
Section 9.2.   Effect of Termination.................................. 37

                                ARTICLE 10
                               Miscellaneous

Section 10.1.  Notices................................... 37
Section 10.2.  Survival of Representations and Warranties 39
Section 10.3.  Amendments; No Waivers.................... 39
Section 10.4.  Expenses.................................. 39
Section 10.5.  Successors and Assigns.................... 40
Section 10.6.  Governing Law............................. 40
Section 10.7.  Jurisdiction.............................. 40
Section 10.8.  Waiver of Jury Trial...................... 40
Section 10.9.  Counterparts; Effectiveness............... 41
Section 10.10. Entire Agreement.......................... 41
Section 10.11. Captions.................................. 41
Section 10.12. Severability.............................. 41
Section 10.13. Specific Performance...................... 41
Section 10.14. Definitions and Usage..................... 41


                       AGREEMENT AND PLAN OF MERGER

               AGREEMENT AND PLAN OF MERGER dated as of June 22, 1997 among Tandem Computers Incorporated, a Delaware corporation (the "Company"), Compaq Computer Corporation, a Delaware corporation ("Parent"), and Compaq-Project, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Subsidiary").

               The parties hereto agree as follows:


                                 ARTICLE 1

                                The Merger

               Section 1.1. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

           (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth herein the Company and Merger Subsidiary will file a certificate of merger (the "Certificate of Merger") with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed in writing by the parties hereto and specified in the Certificate of Merger).

           (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

               Section 1.2.  Conversion of Shares.  At the Effective Time:

           (a) each share of common stock, $.025 par value, of the Company ("Company Stock") outstanding immediately prior to the Effective Time shall (except as otherwise provided in Section 1.2(b)) be converted into the right to receive 0.21 shares (the "Merger Consideration") of common stock, $.01 par value, of Parent ("Parent Stock");

           (b) each share of Company Stock held by the Company as treasury stock or owned by Parent or any of its subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

           (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

               Section 1.3.  Surrender and Payment.  (a) Prior to the
Effective Time, Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Company Stock (the "Certificates") for the Merger Consideration. As of the Effective Time, Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of shares of Company Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent).

           (b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of the Company Stock represented by such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

           (c) If any portion of the Merger Consideration is to be paid to a person (as defined in Section 10.14) other than the person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

           (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article.

           (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares of Company Stock. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

           (f) No dividends, interest or other distributions with respect to securities of Parent constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificates until such Certificates
are surrendered as provided in this Section.   Upon such surrender, there
shall be paid, without interest, to the person in whose name the securities of Parent have been registered, all dividends, interest and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

               Section 1.4.  Stock Options.   At the Effective Time, each
option to purchase shares of Company Stock outstanding under any employee stock option or compensation plan or arrangement of the Company, whether or not exercisable, and whether or not vested, shall be canceled, and Parent shall issue in exchange therefor an option to purchase shares of Parent Stock (a "Substitute Option"). The number of shares of Parent Stock subject to such Substitute Option and the exercise price thereunder shall be computed in compliance with the requirements of Section 424(a) of the Internal Revenue
Code of 1986 (the "Code") and such Substitute Option shall be subject to substantially all of the other terms and conditions of the original option to which it relates. Prior to the Effective Time, the Company will obtain such consents, if any, as may be necessary to give effect to the transactions contemplated by this Section. In addition, prior to the Effective Time, the Company will make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section. The Company represents that neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will cause the acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of the Company. Except as contemplated by this Section, the Company will not, after the date hereof, without the written consent of Parent, amend any outstanding options to purchase shares of Company Stock (including accelerating the vesting or lapse of repurchase rights or obligations).

               Section 1.5.  Employee Stock Purchase Plan.   As of the
Effective Time, the Company's Employee Stock Purchase Plan shall be terminated. The rights of participants in such Plan with respect to any offering period then underway under such Plan shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the reduced offering period but otherwise treating such offering period as a fully effective and completed offering period for all purposes of such Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company's Employee Stock Purchase Plan) that are necessary to give effect to the transactions contemplated by this Section.

               Section 1.6. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change (other than cancellation of the Company's Stock Purchase Plan) in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be adjusted appropriately.

               Section 1.7. Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the closing sale price of the Parent Stock on the New York Stock Exchange on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

               Section 1.8. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

               Section 1.9. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificates as contemplated by this Article.



                                 ARTICLE 2

                         The Surviving Corporation

               Section 2.1. Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that Article 1 shall be amended to read "The name of the company is Tandem Computers Incorporated."

               Section 2.2. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving
Corporation until amended in accordance with applicable law.

               Section 2.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation. The Company's Board of Directors will cause the aforementioned directors of Merger Subsidiary to constitute "Continuing Directors" for purposes of Paragraph 15 of the Company's 1997 Stock Plan and for purposes of any analogous provision of any other stock-based plan of the Company.



                                 ARTICLE 3

               Representations and Warranties of the Company

               The Company represents and warrants to Parent that, except as disclosed in the Company Schedule of Exceptions:

               Section 3.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a material adverse effect (as defined in Section 10.14) on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

               Section 3.2. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the Company Stock Option Agreement dated the date hereof ("Company Stock Option Agreement") and the consummation of the transactions contemplated hereby and thereby are within the Company's corporate powers and, except for the required approval of the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. No other vote of the holders of the Company's capital stock is necessary in connection with this Agreement or the Company Stock Option Agreement or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Company Stock Option Agreement constitute valid and binding agreements of the Company.

           (b) The Company's Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement, the Company Stock Option Agreement and the transactions contemplated hereby and thereby (including the Merger) are fair to and in the best interests of the Company's stockholders,
(ii) approved and adopted this Agreement and the Company Stock Option Agreement and the transactions contemplated hereby and thereby (including the Merger), and (iii) resolved (subject to Section 5.2) to recommend approval and adoption of this Agreement by its stockholders. The Company has been advised that the Company's Chief Executive Officer and President intend to vote in favor of the approval and adoption of this Agreement at the Company Stockholder Meeting (as defined in Section 5.2(a)).

               Section 3.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Company Stock Option Agreement and the consummation by the Company of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than
(a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), the Securities Act of 1933 ("1933 Act"), the Securities Exchange Act of 1934 ("1934 Act"), foreign or state securities or Blue Sky laws and Council Regulation No. 4064/89 of the European Community (the "EC Merger Regulation"), and (c) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or by the Company Stock Option Agreement.

               Section 3.4. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the Company Stock Option Agreement and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 3.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its subsidiaries or to a loss of any benefit to which the Company or any of its subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or any of its subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its subsidiaries except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Company Stock Option Agreement. "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

               Section 3.5. Capitalization. The authorized capital stock of the Company consists of 396,000,000 shares of Company Stock, 4,000,000 shares of junior common stock, $.025 par value, and 2,400,000 shares of preferred stock, $.10 par value (of which 800,000 shares are designated as Series A Participating Preferred Stock). No shares of junior common stock or preferred stock have been issued. As of June 20, 1997, there were outstanding 116,601,373 shares of Company Stock and options to purchase an aggregate of 19,607,561 shares of Company Stock at an average exercise price of $12.852 per share (of which options to purchase an aggregate of 10,573,000 shares of Company Stock were exercisable). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section and except for changes since June 20, 1997 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities referred to in clauses (i), (ii) or (iii) above.

               Section 3.6.  Subsidiaries.  (a) Each subsidiary (as defined in
Section 10.14) of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a material adverse effect on the Company. Each subsidiary of the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Company. All material subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended September 30, 1996 ("Company 10-K").

           (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than any restrictions imposed under the 1933 Act. Except as set forth in this Section, there are no outstanding
(i) shares of capital stock or other voting securities or ownership interests in any of the Company's subsidiaries, (ii) securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Company's subsidiaries or (iii) options or other rights to acquire from the Company or any of its subsidiaries, or other obligation of the Company or any of its subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of the Company's subsidiaries. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) above.

               Section 3.7. SEC Filings. (a) The Company has delivered to Parent (i) the Company's annual report on Form 10-K for its fiscal year ended September 30, 1996, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after September 30, 1996, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since September 30, 1996 and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission ("SEC") since September 30, 1996 (the documents referred to in this Section 3.7(a) being referred to collectively as the "Company SEC Filings") . The Company's quarterly report on Form 10-Q for its fiscal quarter ended March 31, 1997 is referred to herein as the "Company 10-Q".

           (b) As of its filing date, each Company SEC Filing complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

           (c) As of its filing date, each Company SEC Filing filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

           (d) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act did not, as of the date such statement or amendment became effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

               Section 3.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Filings fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Company Balance Sheet" means the consolidated balance sheet of the Company as of March 31, 1997 set forth in the Company 10-Q and "Company Balance Sheet Date" means March 31, 1997.

               Section 3.9. Disclosure Documents. (a) The proxy or information statement of the Company to be filed with the SEC in connection with the Merger (the "Company Proxy Statement") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on the approval and adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. The foregoing representations and warranties will not apply to statements or omissions included in the Company Proxy Statement or any amendment or supplement thereto based upon information furnished to the Company by Parent for use therein.

           (b) None of the information furnished to Parent for use in (or incorporation by reference in) the Registration Statement (as defined in
Section 4.9(a)) or any amendment or supplement thereto will contain, at the time the Registration Statement or any amendment or supplement thereto becomes effective or at the Effective Time, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.

               Section 3.10. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

           (a) any event, occurrence, development or state of circumstances or facts which would, individually or in the aggregate, have a material adverse effect on the Company (other than adverse effects on revenues resulting from the announcement, fact or any aspect of the transactions contemplated by this Agreement);

           (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its subsidiaries;

           (c) except for amendments to the Company's Rights Agreement contemplated by Section 3.21, any amendment of any material term of any outstanding security of the Company or any of its subsidiaries;

           (d) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any material indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

           (e) any creation or other incurrence by the Company or any of its subsidiaries of any Lien on any material asset other than in the ordinary course consistent with past practices;

           (f) any making of any material loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries of the Company made in the ordinary course consistent with past practices;

           (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its subsidiaries which would, individually or in the aggregate, have a material adverse effect on the Company;

           (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its subsidiaries of any contract or other right, in either case, material to the Company and its subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

           (i) any change in any method of accounting, method of tax accounting, or accounting practice by the Company or any of its subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles or Regulation S-X promulgated under the 1934 Act;

           (j) any (i) grant of any severance or termination pay to (x) any employee of the Company or any of its subsidiaries (other than officers (as defined in Section 10.14) or directors) other than ordinary course grants in amounts consistent with past practices or (y) any director or officer of the Company or any of its subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or any of its subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its subsidiaries, or (v) increase in compensation, bonus or other benefits payable to directors or officers;

           (k) any material labor dispute, other than routine individual grievances, or, to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

           (l) any tax election, other than those consistent with past practice, not required by law or any settlement or compromise of any tax liability in either case that is material to the Company and its subsidiaries, taken as a whole.

               Section 3.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

           (a) liabilities or obligations provided for in the Company Balance Sheet or disclosed in the notes thereto;

           (b) other liabilities or obligations (including, without limitation, liabilities and obligations incurred in the ordinary course of business), which would not, individually or in the aggregate, have a material adverse effect on the Company; and

           (c)  liabilities or obligations under this Agreement.

               Section 3.12.  Compliance with Laws and Court Orders.    The
Company and each of its subsidiaries is and has been in compliance with, and to the knowledge (as defined in Section 10.14) of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company.

               Section 3.13. Litigation. Except as set forth in the Company SEC Filings prior to the date hereof, there is no action, suit, investigation, audit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would, individually or in the aggregate, have a material adverse effect on the Company.

               Section 3.14. Finders' Fees. Except for Lehman Brothers and Bain & Company, a copy of whose engagement agreements has been provided to Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

               Section 3.15. Taxes. Except as set forth in the Company Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, have a material adverse effect on the Company, (i) all tax returns, statements, reports and forms (collectively, the "Company Returns") required to be filed with any taxing authority by, or with respect to, the Company and its subsidiaries have been filed in accordance with all applicable laws; (ii) the Company and its subsidiaries have timely paid all taxes shown as due and payable on the Company Returns that have been so filed, and, as of the time of filing, the Company Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and its subsidiaries (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet); (iii) the Company and its subsidiaries have made provision for all taxes payable by the Company and its subsidiaries for which no Company Return has yet been filed; (iv) the charges, accruals and reserves for taxes with respect to the Company and its subsidiaries reflected on the Company Balance Sheet are adequate under United States generally accepted accounting principles ("GAAP") to cover the tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of its subsidiaries in respect of any tax where there is a reasonable possibility of an adverse determination; (vi) neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (vii) neither the Company nor any of its subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent.

               Section 3.16. Employee Benefit Plans. (a) The Company has provided Parent with a list identifying each material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy applicable to any director or officer of the Company and each material plan or arrangement, (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its affiliates (as defined in Section 10.14) and covers any employee or former employee of the Company or any of its affiliates, or under which the Company or any of its affiliates has any liability. Copies of such "employee benefit plans" (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan.
Such plans are referred to collectively herein as the "Company Employee Plans".

           (b) Each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, order, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a material adverse effect on the Company.

           (c) At no time has the Company or any person who was at that time an affiliate of the Company maintained an employee benefit plan subject to Title IV of ERISA.

           (d) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.

           (e) No director or officer or, to the knowledge of the Company, other employee of the Company or any of its subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby. Without limiting the generality of the foregoing, no amount required to be paid or payable to or with respect to any employee of the Company or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

           (f) No Company Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of the Company or any of its subsidiaries.

           (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Company Balance Sheet Date.

               Section 3.17. Environmental Matters. (a) Except as set forth in the Company SEC Filings prior to the date hereof and except as would not, individually or in the aggregate, have a material adverse effect on the Company,

                 (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any governmental entity or other person relating to or arising out of any Environmental Law;

                (ii) the Company is and has been in compliance with all Environmental Laws and all Environmental Permits; and

               (iii) there are no liabilities of or relating to the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

           (b) Neither the Company nor any of its subsidiaries owns or leases or has owned or leased any real property in New Jersey or Connecticut.

           (c)  The following terms shall have the meaning set forth below:

               "Company" and "its subsidiaries" shall, for purposes of this Section, include any entity which is, in whole or in part, a corporate predecessor of the Company or any of its subsidiaries.

               "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety or the environment and arising from the use, presence, disposal, discharge or release of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

               "Environmental Permits" means, with respect to any person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such person as currently conducted.

               Section 3.18. Pooling; Tax Treatment. (a) The Company intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants (APB No. 16), as amended by Statements of the Financial Accounting Standards Board, and the related interpretations of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC.

           (b) Neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in (a) above or (ii) as a reorganization within the meaning of Section 368 of the Code (a "368 Reorganization").

               Section 3.19. Opinion of Financial Advisor. The Company's Board of Directors has received the opinion of Lehman Brothers, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's stockholders from a financial point of view, and such opinion has not been withdrawn.

               Section 3.20. Patents and Other Proprietary Rights. The Company and its subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets, and other proprietary rights and processes of which the Company is aware that are material to its business as now conducted (collectively the "Company Intellectual Property Rights"). Except for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company, (a) the Company and its subsidiaries have not assigned, hypothecated or otherwise encumbered any of the Company Intellectual Property Rights and (b) none of the licenses included in the Company Intellectual Property Rights purports to grant sole or exclusive licenses to another person including, without limitation, sole or exclusive licenses limited to specific fields of use. To the best of the Company's knowledge, the patents owned by the Company and its subsidiaries are valid and enforceable and any patent issuing from patent applications of the Company and its subsidiaries will be valid and enforceable, except as such invalidity or unenforceability would not, individually or in the aggregate, have a material adverse effect on the Company. The Company has no knowledge of any infringement by any other person of any of the Company Intellectual Property Rights, and the Company and its subsidiaries have not, to the Company's knowledge, entered into any agreement to indemnify any other party against any charge of infringement of any of the Company Intellectual Property Rights, except for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company. To the best of the Company's knowledge, the Company and its subsidiaries have not and do not violate or infringe any intellectual property right of any other person, and neither the Company nor any of its subsidiaries have received any communication alleging that it violates or infringes the intellectual property right of any other person, except for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company. Except for such matters as would not, individually or in the aggregate, have a material adverse effect in the Company, the Company and its subsidiaries have not been sued for infringing any intellectual property right of another person. None of the Company Intellectual Property Rights or other know-how relating to the business of the Company and its subsidiaries, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company or any affiliate thereof to any person other than those persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law.

               Section 3.21. Antitakeover Statutes and Rights Agreement. The Board of Directors of the Company has approved this Agreement and the Company Stock Option Agreement and the transactions contemplated hereby and thereby, and neither Section 203 of the Delaware Law nor any other antitakeover or similar statute or regulation applies or purports to apply to the transactions contemplated hereby or thereby. The Company has taken all action necessary to render the rights issued pursuant to the terms of the Company's Rights Agreement inapplicable to the Merger, this Agreement, the Company Stock Option Agreement and the other transactions contemplated hereby and thereby.


                                   ARTICLE 4

                   Representations and Warranties of Parent

               Parent represents and warrants to the Company that, except as disclosed in the Parent Schedule of Exceptions:

               Section 4.1. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and Parent has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a material adverse effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on Parent. Parent has heretofore delivered to the Company true and complete copies of the certificate of incorporation and bylaws of Parent as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

               Section 4.2. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, and by Parent of the Company Stock Option Agreement, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, and the Company Stock Option Agreement constitutes a valid and binding agreement of Parent.

               Section 4.3. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and by Parent of the Company Stock Option Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act, the 1933 Act, the 1934 Act, foreign or state securities or Blue Sky laws and the EC Merger Regulation, and (c) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on Parent or materially impair the ability of the Parent to consummate the transactions contemplated by this Agreement or by the Company Stock Option Agreement.

               Section 4.4. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and by Parent of the Company Stock Option Agreement, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or any of its subsidiaries or to a loss of any benefit to which Parent or any of its subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or any of its subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its subsidiaries except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a material adverse effect on Parent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement or by the Company Stock Option Agreement.

               Section 4.5.  Capitalization.  (a) The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Stock, and 10,000,000 shares of preferred stock , $.01 par value. No shares of preferred stock have
been issued.   As of June 19, 1997, there were outstanding 276,436,009 shares of Parent Stock and options to purchase an aggregate of 25,628,058 shares of Parent Stock at an average exercise price of $42.88 per share (of which options to purchase an aggregate of 11,774,823 shares of Parent Stock were exercisable). All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section and except for changes since June 19, 1997 resulting from the transactions contemplated hereby, the exercise of stock options or the grant of stock based compensation to directors or employees or from the issuance of stock in connection with a merger or other acquisition or business combination determined by Parent's Board of Directors to be in the best interests of Parent and its stockholders, there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. There are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities referred to in clauses (i), (ii) or (iii) above.

           (b) The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and the issuance thereof is not subject to any preemptive or other similar right.

               Section 4.6. Subsidiaries. (a) Each subsidiary of Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a material adverse effect on Parent. Each subsidiary of Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on Parent. All material subsidiaries of Parent and their respective jurisdictions of incorporation are identified in Parent's annual report on Form 10-K for the fiscal year ended December 31, 1996 ("Parent 10-K").

           (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than any restrictions imposed under the 1933 Act. Except as set forth in this Section, there are no outstanding
(i) shares of capital stock or other voting securities or ownership interests in any of Parent's subsidiaries, (ii) securities of Parent or any of its subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of its subsidiaries or
(iii) options or other rights to acquire from Parent or any of its subsidiaries, or other obligation of Parent or any of its subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of Parent's subsidiaries. There are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (ii) above.

               Section 4.7. SEC Filings. (a) Parent has delivered to the Company (i) its annual report on Form 10-K for its fiscal year ended December 31, 1996, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1996, (iii) its proxy or information statements relating to meetings of or actions taken without a meeting by Parent's stockholders held since December 31, 1996, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1996 (the documents referred to in this Section 4.7(a) being referred to collectively as the "Parent SEC Filings"). The Parent's quarterly report on Form 10-Q for its fiscal quarter ended March 31, 1997 is referred to herein as the "Parent 10-Q".

           (b) As of its filing date, each Parent SEC Filing complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

           (c) As of its filing date, each Parent SEC Filing filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

           (d) Each such registration statement as amended or supplemented, if applicable, filed pursuant to the 1933 Act did not, as of the date such statement or amendment became effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

               Section 4.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Filings fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Parent Balance Sheet" means the consolidated balance sheet of Parent as of March 31, 1997 set forth in the Parent 10-Q and "Parent Balance Sheet Date" means March 31, 1997.

               Section 4.9. Disclosure Documents. (a) The registration statement of Parent to be filed with the SEC with respect to the offering of Parent Stock in connection with the Merger (the "Registration Statement") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1933 Act. At the time the Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, the Registration Statement, as amended or supplemented, if applicable, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. The foregoing representations and warranties will not apply to statements or omissions included in the Registration Statement or any amendment or supplement thereto based upon information furnished to Parent or Merger Subsidiary by the Company for use therein.

               (b) None of the information furnished to the Company for use in (or incorporation by reference in) the Company Proxy Statement or any amendment or supplement thereto will contain, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company or at the time the stockholders vote on the approval and adoption of this Agreement, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

               Section 4.10. Absence of Certain Changes. Since the Parent Balance Sheet Date, the business of Parent and its subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been:

           (a) any event, occurrence, development or state of circumstances or facts which would, individually or in the aggregate, have a material adverse effect on Parent (other than adverse effects on revenues resulting from the announcement, fact or any aspect of the transactions contemplated by this Agreement);

           (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Parent or any of its subsidiaries;

           (c) any change in any method of accounting, method of tax accounting, or accounting practice by Parent or any of its subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X promulgated under the 1934 Act;

           (d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Parent or any of its subsidiaries which would, individually or in the aggregate, have a material adverse effect on Parent; or

           (e) any material labor dispute, other than routine individual grievances, or, to the knowledge of Parent, any activity or proceeding by a labor union or representative thereof to organize any employees of Parent or any of its subsidiaries, which employees were not subject to a collective bargaining agreement at the Parent Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

               Section 4.11. No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

           (a) liabilities or obligations provided for in the Parent Balance Sheet or disclosed in the notes thereto;

           (b) other liabilities or obligations (including, without limitation, liabilities and obligations incurred in the ordinary course of business), which would not, individually or in the aggregate, have a material adverse effect on Parent; and

           (c)  liabilities or obligations under this Agreement.

               Section 4.12.  Compliance with Laws and Court Orders.   Parent
and each of its subsidiaries is and has been in compliance with, and to the knowledge of Parent, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, have a material adverse effect on Parent.

               Section 4.13. Litigation. Except as set forth in the Parent SEC Filings prior to the date hereof, there is no action, suit, investigation, audit, or proceeding pending against, or to the knowledge of Parent threatened against or affecting, Parent or any of its subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would, individually or in the aggregate, have a material adverse effect on Parent.

               Section 4.14. Finders' Fees. Except for Greenhill & Co. L.L.C. and Morgan Stanley & Co. Incorporated, a copy of whose engagement agreements have been provided to the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

               Section 4.15. Taxes. Except as set forth in the Parent Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, have a material adverse effect on Parent,
(i) all tax returns, statements, reports and forms (collectively, the "Parent Returns") required to be filed with any taxing authority by, or with respect to, Parent and its subsidiaries have been filed in accordance with all applicable laws; (ii) Parent and its subsidiaries have timely paid all taxes shown as due and payable on the Parent Returns that have been so filed, and, as of the time of filing, the Parent Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Parent and its subsidiaries (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the Parent Balance Sheet); (iii) Parent and its subsidiaries have made provision for all taxes payable by Parent and its subsidiaries for which no Parent Return has yet been filed; (iv) the charges, accruals and reserves for taxes with respect to Parent and its subsidiaries reflected on Parent Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Parent or any of its subsidiaries in respect of any tax where there is a reasonable possibility of an adverse determination; (vi) neither the Parent nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (vii) neither the Parent nor any of its subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Parent was the common parent.

               Section 4.16. Employee Benefit Plans. (a) Each Parent Employee Plan, as hereinafter defined, has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, order, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a material adverse effect on Parent.
For purposes of this Agreement, "Parent Employee Plan" shall mean each material "employee benefit plan" as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each plan or arrangement, (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Parent or any affiliate of Parent and covers any employee or former employee of Parent or any affiliate of Parent or under which Parent or any affiliate of Parent has any liability.

           (b) At no time has Parent or any person who was at that time an affiliate of Parent maintained an employee benefit plan subject to Title IV of ERISA.

           (c) Each Parent Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.

           (d) Except as disclosed in writing to the Company prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) by Parent or any of its affiliates relating to, or change in employee participation or coverage under, any Parent Employee Plan which would increase materially the expense of maintaining such Parent
Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Parent Balance Sheet Date.

           (e) No director or officer or, to the knowledge of Parent, other employee of Parent or any of its subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby. Without limiting the generality of the foregoing, no amount required to be paid or payable to or with respect to any employee of Parent or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

               Section 4.17.  Environmental Matters.   Except as set forth in
the Parent SEC Filings prior to the date hereof and except as would not, individually or in the aggregate, have a material adverse on Parent,

                 (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Parent, is threatened by any governmental entity or other person relating to or arising out of any Environmental Law;

                (ii) Parent is and has been in compliance with all Environmental Laws and all Environmental Permits; and

               (iii) there are no liabilities of or relating to Parent or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

               "Parent" and "its subsidiaries" shall, for purposes of this Section, include any entity which is, in whole or in part, a corporate predecessor of Parent or any of its subsidiaries.

               Section 4.18. Pooling; Tax Treatment. (a) Parent intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants (APB No. 16), as amended by Statements of the Financial Accounting Standards Board, and the related interpretations of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC.

           (b) Neither Parent nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying for (i) "pooling of interests" accounting treatment as described in (a) above or (ii) as a 368 Reorganization.

               Section 4.19. Opinion of Financial Advisor. Parent's Board of Directors has received the opinions of Greenhill & Co. L.L.C. and Morgan Stanley & Co. Incorporated, financial advisors to Parent, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Parent's stockholders from a financial point of view, and such opinions have not been withdrawn.

               Section 4.20. Patents and Other Proprietary Rights. (a) Parent and its subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets, and other proprietary rights and processes of which the Parent is aware that are material to its business as now conducted (collectively the "Parent Intellectual Property Rights"). Except for such matters as would not, individually or in the aggregate, have a material adverse effect on Parent, (a) Parent and its subsidiaries have not assigned, hypothecated or otherwise encumbered any of the Parent Intellectual Property Rights and (b) none of the licenses included in the Parent Intellectual Property Rights purports to grant sole or exclusive licenses to another person, including, without limitation, sole or exclusive licenses limited to specific fields of use. To the best of Parent's knowledge, the patents owned by Parent and its subsidiaries are valid and enforceable and any patent issuing from patent applications of Parent and its subsidiaries will be valid and enforceable, except as such invalidity or unenforceability would not, individually or in the aggregate, have a material adverse effect on Parent. Parent has no knowledge of any infringement by any other person of any of the Parent Intellectual Property Rights, and Parent and its subsidiaries have not, to Parent's knowledge, entered into any agreement to indemnify any other party against any charge of infringement of any of the Parent Intellectual Property Rights, except for such matters as would not, individually or in the aggregate, have a material adverse effect on Parent. To the best of Parent's knowledge, Parent and its subsidiaries have not and do not violate or infringe any intellectual property right of any other person, and neither Parent nor any of its subsidiaries have received any communication alleging that it violates or infringes the intellectual property right of any other person, except for such matters as would not, individually or in the aggregate, have a material adverse effect on Parent. Except for such matters as would not, individually or in the aggregate, have a material effect on Parent, Parent and its subsidiaries have not been sued for infringing any intellectual property right of another person. None of the Parent Intellectual Property Rights or other know-how relating to the business of Parent and its subsidiaries, the value of which to Parent is contingent upon maintenance of the confidentiality thereof, has been disclosed by Parent or any affiliate thereof to any person other than those persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law.

                                   ARTICLE 5

                           Covenants of the Company

               The Company agrees that:

               Section 5.1. Conduct of the Company. The Company agrees that from the date hereof until the Effective Time, except with the prior written consent of Parent, the Company and its subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

           (a) the Company will not adopt or propose any change in its certificate of incorporation or bylaws;

           (b) the Company will not, and will not permit any of its subsidiaries to, merge or consolidate with any other person or acquire a material amount of assets of any other person;

           (c) the Company will not, and will not permit any of its subsidiaries to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

           (d) the Company will not, and will not permit any of its subsidiaries, to take any action that would make any representation and warranty of the Company hereunder materially inaccurate in any respect at, or as of any time prior to, the Effective Time;

           (e) the Company will not, and will not permit any of its subsidiaries to enter into any licensing agreement or other similar arrangement with respect to any Company Intellectual Property Right, except that:
                 (i) ServerNet software may be licensed to non-affiliates of the Company in the ordinary course of business on terms and conditions not materially different than under ServerNet software licenses existing as of the date hereof;

                (ii) NonStop software may be licensed to non-affiliates of the Company identified in writing to Parent prior to the date hereof on terms and conditions mutually acceptable to the Company and Parent; and

               (iii) operating systems and other software products may be licensed to the Company's customers in the ordinary course of business consistent with past practices.

           (f) the Company will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

               Section 5.2. Stockholder Meeting; Proxy Material. (a) The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement. In connection with such meeting, the Company will (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting.

           (b) Except as provided in the next sentence, the Board of Directors of the Company shall recommend approval and adoption of this Agreement by the Company's stockholders. The Board of Directors of the Company shall be permitted to withdraw or modify in a manner adverse to Parent its recommendation to its stockholders, but only if and to the extent required, in response to an unsolicited bona fide written Acquisition Proposal, in order to comply with the fiduciary duties of the Board of Directors under applicable law as advised by the Company's outside counsel. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger, consolidation or other business combination involving the Company or any of its subsidiaries or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

               Section 5.3. Other Offers. From the date hereof until the termination hereof, the Company and its subsidiaries, and the officers, directors, financial or legal advisors of the Company and its subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person that may be considering making, or has made, an Acquisition Proposal. The Company will promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal) notify Parent (which notice shall be provided orally and in writing and shall identify the person making the Acquisition Proposal and set forth the material terms thereof) after receipt of any Acquisition Proposal, indication that any person is considering making an Acquisition Proposal or request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person who is considering making or has made an Acquisition Proposal. The Company will keep Parent fully informed of the status and details of any such Acquisition Proposal or request. The Company shall, and shall cause its subsidiaries and the directors, officers and financial and legal advisors of the Company and its subsidiaries to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any persons conducted heretofore with respect to any Acquisition Proposal. Notwithstanding any provision of this Section, nothing in this Section shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to an Acquisition Proposal by a third party to the extent required under the 1934 Act or from making such disclosure to the Company's stockholders which, in the judgment of the Board of Directors with the advice of outside counsel, is required under applicable law; provided that nothing in this sentence shall affect the obligations of the Company and its Board of Directors under any other provision of this Agreement.

                                   ARTICLE 6

                              Covenants of Parent

               Parent agrees that:

               Section 6.1. Conduct of Parent. Parent agrees that from the date hereof until the Effective Time, Parent and its subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, and except as disclosed in the Parent Schedule of Exceptions, from the date hereof until the Effective Time:

           (a) Parent will not adopt or propose any change in its certificate of incorporation or bylaws;

           (b) Parent will not, and will not permit any of its subsidiaries to, take any action that would make any representation and warranty of Parent hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time; and

           (c) Parent will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

               Section 6.2. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

               Section 6.3. Voting of Shares. Parent agrees to vote all shares of Company Stock beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

               Section 6.4. Director and Officer Liability. For six years after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof. For six years after the Effective Time, Parent will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof. At the Effective Time, Surviving Corporation shall assume the Company's obligations under the Directors' Indemnification Agreements in the form provided to Parent prior to the date hereof.

               Section 6.5. Registration Statement; Form S-8. Parent shall promptly prepare and file with the SEC under the 1933 Act the Registration Statement (and Registration Statements on Form S-8 as necessary to register shares of Parent Stock underlying Substitute Options), and shall use its reasonable best efforts to cause the Registration Statement (and such Registration Statements on Form S-8) to be declared effective by the SEC as promptly as practicable. Parent shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Stock in the Merger or pursuant to Substitute Options.

               Section 6.6. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Stock to be issued in connection with the Merger (and the shares of Parent Stock underlying Substitute Options) to be listed on the New York Stock Exchange, subject to official notice of issuance.

               Section 6.7. Employee Benefits. For one year following the Effective Time, the employees of the Company and its subsidiaries will be provided compensation and benefits that are, in the reasonable judgment of Parent, substantially comparable in the aggregate to those provided by the Company to its employees as of the date hereof, excluding all forms of stock-based or equity-based compensation (other than the Company's Stock Purchase Plan). After the Effective Time, Parent shall recognize service with the Company and its subsidiaries as service for all purposes under any employee benefit plan or arrangement maintained by Parent. The TIP and SEIP plans of the Company will remain in effect through September 30, 1997.
Nothing in this Section shall obligate Parent, the Company or any of their respective subsidiaries to continue the employment of any person for any period.

               Section 6.8. Board Candidate. Parent agrees that, immediately following the Effective Time, it will (a) increase the size of its Board of Directors (the "Parent Board") by one, and (b) cause, subject to the following sentence, the candidate recommended by the Company's Board of Directors immediately prior to the Effective Time (the "Company Candidate") to be elected as a member of the Parent Board. The Company Candidate shall (i) be "independent" as such term is applied under the corporate governance standards of the Parent Board and (ii) be otherwise satisfactory to Parent, in its reasonable judgment. Such candidate shall continue to serve as a director of Parent until the first Annual Meeting of the Parent next following the Effective Time, and, subject to meeting Parent's corporate governance standards applicable to all director nominees, shall be nominated for reelection (to serve one additional one-year term) at such Annual Meeting by the Parent Board.

                                   ARTICLE 7

                      Covenants of Parent and the Company

               The parties hereto agree that:

               Section 7.1. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Company Stock Option Agreement.

               Section 7.2. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Company Stock Option Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

               Section 7.3. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

               Section 7.4. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

               Section 7.5. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other party hereto of:

           (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement or the Company Stock Option Agreement;

           (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement or the Company Stock Option Agreement; and

           (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12, 3.13, 3.17, 4.12, 4.13 or 4.17 (as the case may be) or that relate to the consummation of the transactions contemplated by this Agreement or the Company Stock Option Agreement.

               Section 7.6. Tax-free Reorganization; Pooling. (a) Prior to the Effective Time, each party shall use its best efforts to cause the Merger to qualify as a 368 Reorganization, and will not take any action reasonably likely to cause the Merger not to so qualify. Parent shall not take, or cause the Company to take, any action after the Effective Time reasonably likely to cause the Merger not to qualify as a 368 Reorganization.

           (b) Each party will use its reasonable best efforts to cause the Merger to qualify for pooling of interest accounting treatment as described in Sections 3.18 and 4.18 and will not take any action (or suffer any omission) reasonably likely to cause the Merger not to so qualify.

           (c) Each party shall use reasonable best efforts to obtain the opinions referred to in Sections 8.1(f), 8.2(b) and 8.3(b).

               Section 7.7. Affiliates. (a) Within 45 days following the date of this Agreement, the Company shall deliver to Parent a letter identifying all known persons who may be deemed affiliates of the Company under Rule 145 of the 1933 Act or under applicable SEC accounting releases with respect to pooling of interests accounting treatment. The Company shall use its reasonable best efforts to obtain a written agreement from each person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the Effective Time, substantially in the form of Exhibit A hereto.

           (b) Within 45 days following the date of this Agreement, Parent shall deliver to the Company a letter identifying all known persons who may be deemed affiliates of Parent under Rule 145 of the 1933 Act or under applicable SEC accounting releases with respect to pooling of interests accounting treatment. Parent shall use its reasonable best efforts to obtain a written agreement from each person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the Effective Time, substantially in the form of Exhibit B hereto.

               Section 7.8.  Access to Information; Confidentiality.  (a)
From the date hereof until the Effective Time, the Company and Parent will give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books
and records of such party,   furnish to the other party and its
representatives such financial and other data and information as such party
and its representatives may reasonably request and   instruct its own
employees and representatives to cooperate with the other party in its investigations. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and Parent, as the case may be. No investigation pursuant to this Section shall affect any representation or warranty made by any party hereunder.

               (b) All information obtained by Parent or the Company pursuant to this Section shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement dated June 13, 1997 between Parent and the Company.

                                   ARTICLE 8

                           Conditions to the Merger

               Section 8.1. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

           (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

           (b) any applicable waiting period under the HSR Act and the EC Merger Regulation relating to the Merger shall have expired or been terminated;

           (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

           (d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

           (e) the shares of Parent Stock to be issued in the Merger (as well as the shares of Parent Stock to be issued upon exercise of Substitute Options) shall have been approved for listing on the NYSE, subject to official notice of issuance;

           (f) Parent and the Company shall have received the advice of Price Waterhouse LLP and Ernst & Young LLP, in writing and otherwise in form and substance reasonably satisfactory to Parent and the Company, that confirms Parent management's assessment (in the case of Price Waterhouse LLP) and Company management's assessment (in the case of Ernst & Young LLP) that the Merger will qualify for pooling of interest accounting treatment under GAAP.

               Section 8.2. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

           (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time and Parent shall have received a certificate signed by an executive officer of the Company (which certificate shall not impose any personal liability on such officer) to the foregoing effect;

           (b) Parent shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits C and D hereto.

               Section 8.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

           (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time and the Company shall have received a certificate signed by an executive officer of Parent and Merger Subsidiary (which certificate shall not impose any personal liability on such officer) to the foregoing effect;

           (b) The Company shall have received an opinion of Morrison & Foerster LLP in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits C and D hereto.

                                   ARTICLE 9

                                  Termination

               Section 9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Board of Directors of the Company or Parent or the stockholders of the Company):

           (a)  by mutual written agreement of the Company and Parent;

           (b)  by either the Company or Parent, if

                 (i) the Merger has not been consummated on or before December 31, 1997; provided that the right to terminate this Agreement pursuant to this Section shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

                (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining any party from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and non-appealable; or

               (iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company's stockholders at the Company Stockholder Meeting (or any adjournment thereof).

           (c)  by Parent, if

                 (i) there shall be any law or regulation that makes the exercise of Parent's rights (including the purchase of shares of Company Stock) under the Company Stock Option Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining such exercise is entered and such judgment, injunction, order or decree shall have become final and non-appealable; or

                (ii) (x) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or (y) there shall be any breach of any provision of Section 5.2(a) or 5.3.

               The party desiring to terminate this Agreement pursuant to this
Section 9.1 (other than pursuant to Section 9.1(a)) shall give notice of such termination to the other party.

               Section 9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in Sections 7.8(b), 10.4, 10.6, 10.7 and 10.8 shall survive the termination hereof and (ii) no such termination shall release any party of any liabilities or damages resulting from any willful or grossly negligent breach by that party of any provision of this Agreement.

                                  ARTICLE 10

                                 Miscellaneous

               Section 10.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

               if to Parent or Merger Subsidiary, to:

                  J. David Cabello, Esq.
                  Senior Vice President
                  General Counsel and Secretary
                  Compaq Computer Corporation
                  20555 SH 249
                  Houston, TX 77070
                  Fax:  281-518-8209

                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York 10017
                  Fax: (212) 450-4800
                  Attention: Christopher Mayer

            if to the Company, to:

                  Roel Pieper
                  Chief Executive Officer
                  Tandem Computers Incorporated
                  19333 Vallco Parkway
                  Cupertino, CA 95014-2599

                  Fax: 408-285-2772

                  and

                  Josephine T. Parry
                  Vice President, General Counsel
                    & Secretary
                  10435 N. Tantau Avenue, LOC 200-16
                  Cupertino, CA
                  Fax: 408-285-4677

                  with a copy to:

                  Morrison & Foerster LLP
                  755 Page Mill Road
                  Palo Alto, California 94304
                  Fax: (415) 494-0792
                  Attention: William D. Sherman

                  Morrison & Foerster LLP
                  1290 Avenue of the Americas
                  New York, New York 10104
                  Fax: (212) 468-7900
                  Attention: Joseph W. Bartlett

or such other address or fax number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

               Section 10.2. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time except for the agreements set forth in Sections 6.4, 6.7, 6.8, 7.8(b), 10.4, 10.6, 10.7 and 10.8.

               Section 10.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of the Company.

           (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

               Section 10.4. Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

           (b) The Company agrees to pay Parent in immediately available funds by wire transfer an amount equal to $55 million promptly, but in no event later than two business days, after the termination of this Agreement as a result of the occurrence of any of the events set forth in:

                 (i) Section 9.1(b)(iii); provided that an Acquisition Proposal shall have been publicly announced at any time prior to the date of such stockholder vote; or

                (ii)  Section 9.1(c)(ii).

           (c) The Company agrees to pay Parent in immediately available funds by wire transfer an amount equal to Parent's reasonable expenses incurred in connection with this transaction (but not to exceed $20 million) if (x) this Agreement shall have been terminated pursuant to Section 9.1(b)(i), (y) any representation or warranty made by the Company in this Agreement shall not have been true and correct as of the date hereof, and (z) the condition in
Section 8.2(a) relating to representations and warranties shall not have been satisfied. Such payment shall be made promptly, and in no event later than two business days, after such termination.

           (d) Parent agrees to pay the Company in immediately available funds by wire transfer an amount equal to the Company's reasonable expenses incurred in connection with this transaction (but not to exceed $20 million) if (x) this Agreement shall have been terminated pursuant to Section 9.1(b)(i), (y) any representation or warranty made by Parent in this Agreement shall not have been true and correct as of the date hereof, and (z) the condition in Section 8.3(a) relating to representations and warranties shall not have been satisfied. Such payment shall be made promptly, and in no event later than two business days, after such termination.

               Section 10.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder.

               Section 10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware.

               Section 10.7. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party.

               Section 10.8. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

               Section 10.9. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
No provision of this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

               Section 10.10. Entire Agreement. This Agreement, the Company Stock Option Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

               Section 10.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

               Section 10.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any parts. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

               Section 10.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

               Section 10.14.  Definitions and Usage.  (a) For purposes of this
Agreement:

               "affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person.

               "knowledge" of any person which is not an individual means the knowledge of such person's officers after reasonable inquiry.

               "material adverse effect" means, when used in connection with Parent or the Company, any change, effect, event, occurrence or state of facts that has had, or would reasonably be expected to have, a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, as the case may be.

               "officer" means (i) in the case of Parent and the Company, any executive officer of Parent or the Company, as applicable, within the meaning of Rule 3b-7 of the 1934 Act as well as (ii) in the case of the Company, the Vice President and General Managers of the Company's Americas, Europe, Japan and Asia-Pacific regions.

               "person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

               "subsidiary" means, with respect to any person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such person.

               A reference in this Agreement to any statute shall be to such statute as amended from time to time, and to the rules and regulations promulgated thereunder.

           (b)  Each of the following terms is defined in the Section set forth

1933 Act........................................    3.3
1934 Act........................................    3.3
368 Reorganization..............................    3.18
Acquisition Proposal............................    5.2(b)
Company 10-K....................................    3.6
Company 10-Q....................................    3.7(a)(iv)
Company Balance Sheet Date......................    3.8
Company Balance Sheet...........................    3.8
Company Employee Plan...........................    3.16(a)
Company Proxy Statement.........................    3.9(a)
Company SEC Filings.............................    3.7(a)(iv)
Company Stock...................................    1.2(a)
Company Stock Option Agreement..................    3.2(a)
Company Stockholder Meeting.....................    5.2(a)
Delaware Law....................................    1.1(a)
EC Merger Regulation............................    3.3
Effective Time..................................    1.1(b)
Environmental Laws..............................    3.17(c)
Environmental Permits...........................    3.17(c)
ERISA...........................................    3.16(a)
GAAP............................................    3.15
HSR Act.........................................    3.3
Lien............................................    3.4
Merger..........................................    1.1
Merger Consideration............................    1.2(a)
Parent 10-Q.....................................    4.7(a)(iv)
Parent Balance Sheet............................    4.8
Parent Balance Sheet Date.......................    4.8
Parent Employee Plan............................    4.16
Parent SEC Filings..............................    4.7(a)(iv)
Parent Stock....................................    1.2(a)
Registration Statement..........................    4.9(a)
SEC.............................................    3.7(a)(iv)
Surviving Corporation...........................    1.1(a)

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    TANDEM COMPUTERS
                                      INCORPORATED


                                    By: /s/ Roel Pieper
                                       ------------------------
                                       Roel Pieper
                                       Vice Chairman and
                                        Chief Executive Officer



                                    COMPAQ COMPUTER CORPORATION



                                    By: /s/ Eckhard Pfeiffer
                                       ------------------------
                                       Eckhard Pfeiffer
                                       President and Chief Executive Officer



                                    COMPAQ-PROJECT, INC.



                                    By: /s/ John T. Rose
                                       ------------------------
                                       John T. Rose
                                       President

                                                                     EXHIBIT A
                                                                    TO ANNEX A
                              AFFILIATE'S LETTER
                        (Tandem Computers Incorporated)

                                                            ____________, 1997

Compaq Computer Corporation
20555 SH 249
Houston, TX 77070

Tandem Computers Incorporated
19333 Vallco Parkway
Cupertino, CA 95014-2599

Ladies and Gentlemen:

               The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of Tandem Computers Incorporated, a Delaware corporation ("Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of June 22, 1997 (the "Agreement") among Company, Compaq Computer Corporation, a Delaware corporation ("Parent"), and Compaq-Project, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Subsidiary"), Merger Subsidiary will be merged with and into Company with Company to be the surviving corporation in the merger (the "Merger").

               As a result of the Merger, the undersigned will receive shares of Common Stock, par value $.01 per share, of Parent (the "Parent Common Stock") in exchange for shares owned by the undersigned of Common Stock, par value $.025 per share, of Company (the "Company Common Stock").

               The undersigned represents, warrants and covenants to Parent and Company that as of the date the undersigned receives any Parent Common Stock as a result of the Merger:

               A. The undersigned shall not make any sale, transfer or other disposition of the Parent Common Stock in violation of the Act or the Rules and Regulations.

               B. The undersigned has carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the Parent Common Stock to the extent the undersigned felt necessary with the undersigned's counsel or counsel for Company.

               C. The undersigned has been advised that the issuance of Parent Common Stock to the undersigned pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4.
However, the undersigned has also been advised that, since at the time the Merger is submitted for a vote of the stockholders of Company, the undersigned may be deemed to be an affiliate of Company, the undersigned may not sell, transfer or otherwise dispose of the Parent Common Stock issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act; provided, however, that in any such case, such sale, assignment or transfer shall only be permitted if, in the opinion of counsel for Parent, such transaction would not have, directly or indirectly, any adverse consequences for Parent with respect to the treatment of the Merger for tax purposes.

               D. The undersigned understands that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to enable such sale, transfer or other disposition by the undersigned in compliance with an exemption from such registration.

               E. The undersigned also understands that there will be placed on the certificates for the Parent Common Stock issued to the undersigned or any substitution thereof, a legend stating in substance:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND PARENT, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF PARENT."

               F. The undersigned also understands that unless the transfer by the undersigned of the undersigned's Parent Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145 under the Act, Parent reserves the right to put the following legend on the certificates issued to the undersigned's transferee:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES.
            THE SECURITIES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

               It is understood and agreed that the legends set forth in paragraphs E and F above and any stop transfer legends pursuant to paragraph G shall be removed by delivery of substitute certificates without such legend if
(i) the securities represented thereby have been registered for sale by the undersigned under the 1933 Act or (ii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no-action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

               G. The undersigned understands that the Merger is intended to be accounted for using the "pooling-of-interests" method and that such treatment for financial accounting purposes is dependent upon the accuracy of certain of the representations and warranties, and the undersigned's compliance with certain of the covenants and agreements, set forth herein. Accordingly, the undersigned will not sell, transfer or otherwise dispose of the undersigned's interests in, or acquire or sell any options or other securities relating to securities of Parent or Company that would be intended to reduce the undersigned's risk relative to, any shares of common stock of either Parent or Company beneficially owned by the undersigned, during the period commencing on the 30th day prior to the effectiveness of the Merger and ending at such time as results covering at least 30 days of post-Merger combined operations have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Securities Exchange Commission ("SEC"), a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations (the "Combined Financial Results Report"). The undersigned also understand that stop transfer instructions will be given to the transfer agents of Parent and Company in order to prevent any breach of the covenants and agreements the undersigned makes in this Section G, although such stop transfer instructions will be promptly rescinded upon the publication of the Combined Financial Results Report.

               H. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of Parent, Company and the Surviving Corporation (as defined in the Merger Agreement) and will be relied upon by such entities and their respective counsel and accountants.

               I. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of Parent and Company that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

               Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of Company as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                          Very truly yours,


                                          By: _______________________
                                          Name:

Accepted this ____ day of
____________, 1997.


COMPAQ COMPUTER
  CORPORATION


By:-----------------------------
   Name:
   Title:

                                                                     EXHIBIT B
                                                                    TO ANNEX A


                    AFFILIATE'S LETTER RELATING TO POOLING
                         (Compaq Computer Corporation)

                                                               _________, 1997

Compaq Computer Corporation
20555 SH 249
Houston, TX 77070

Tandem Computers Incorporated
19333 Vallco Parkway
Cupertino, CA 95014-2599

Ladies and Gentlemen:

               Pursuant to the terms of the Agreement and Plan of Merger dated as of June 22, 1997 (the "Agreement") among Compaq Computer Corporation, a Delaware corporation ("Parent"), Tandem Computers Incorporated, a Delaware corporation ("Company"), and Compaq-Project, Inc., a Delaware corporation ("Merger Subsidiary"), Merger Subsidiary will be merged with and into Company with Company to be the surviving corporation in the Merger (the "Merger").

               I represent, warrant and covenant with and to Parent and Company that:

               A. I understand that the Merger is intended to be accounted for using the "pooling-of-interests" method and that such treatment for financial accounting purposes is dependent upon the accuracy of certain of the representations and warranties, and my compliance with certain of the covenants and agreements, set forth herein. Accordingly, I will not sell, transfer or otherwise dispose of my interests in, or acquire or sell any options or other securities relating to securities of Parent or Company that would be intended to reduce my risk relative to, any shares of common stock of either Parent or Company beneficially owned by me, during the period commencing on the 30th day prior to the effectiveness of the Merger and ending at such time as results covering at least 30 days of post-Merger combined operations have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Securities Exchange Commission ("SEC"), a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or arrangement which concludes such combined results of operations (the "Combined Financial Results Report").

               B. I also understand that stop transfer instructions will be given to the transfer agents of Parent and Company in order to prevent any breach of the covenants and agreements I make in paragraph A, although such stop transfer instructions will be promptly rescinded upon the publication of the Combined Financial Results Report.

               C. I understand and agree that this letter agreement shall apply to all shares of the capital stock of Parent and Company that are deemed to be beneficially owned by me pursuant to applicable federal securities laws.

                                            Very truly yours,


                                            -------------------
                                            Name:


Accepted this ____ day of
____________, 1997.

COMPAQ COMPUTER
  CORPORATION


By:______________________
 Name:
 Title:

                                                                     EXHIBIT C
                                                                    TO ANNEX A

                         COMPANY REPRESENTATION LETTER

                                                              [Effective Time]
Morrison & Foerster LLP
755 Page Hill Road
Palo Alto, CA 94304

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017

Ladies and Gentlemen:

               In connection with the opinions to be delivered pursuant to Sections 8.2(b) and 8.3(b) of the Agreement and Plan of Merger (the "Agreement")(1) dated June 22, 1997, among Compaq Computer Corporation, a Delaware corporation ("Parent"), Compaq-Project, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), and Tandem Computers Incorporated, a Delaware corporation ("Company"), the undersigned officers of Company hereby certify and represent as to Company that the facts relating to the merger (the "Merger") of Merger Subsidiary with and into Company pursuant to the Agreement and as described in the Company Proxy Statement dated _________, 1997 (the "Proxy Statement") are true, correct and complete in all respects at the date hereof and will be true, correct and complete in all respects at the Effective Time and that:

------------
(1)References contained in this Certificate to the Agreement include, unless the context otherwise requires, each document attached as an exhibit or annex thereto.

           1. The consideration to be received in the Merger by holders of Company Stock was determined by arm's length negotiations between the managements of Parent and Company. In connection with the Merger, no holder of Company Stock will receive in exchange for such stock, directly or indirectly, any consideration other than Parent Stock and cash in lieu of a fractional share thereof.

           2. There is no plan or intention by any of the holders of Company Stock who own 5% or more of the Company Stock, and to the knowledge of the management of Company, there is no plan or intention on the part of the remaining holders of Company Stock to sell, exchange, transfer or otherwise dispose (including by transactions such as a short sale which would have the economic effect of a disposition) of a number of shares of Parent Stock to be received by them in connection with the Merger that would reduce the Company shareholders' ownership of Parent Stock to a number of shares having a value, as of the Effective Time, of less than 50% of the total value of all of the formerly outstanding stock of Company immediately prior to the Effective Time. For purposes of this representation, shares of Company Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of Parent Stock are treated as outstanding shares of Company Stock at the Effective Time. Moreover, shares of Company Stock that are sold, redeemed or disposed of prior to the Merger and in contemplation or as part of the Merger, and shares of Parent Stock that are held by holders of Company Stock at or prior to the Effective Time and that are otherwise sold, redeemed or disposed of subsequent to the Merger will be taken into account for purposes of this representation.

           3. After the Merger, to the knowledge of the management of Company, Company will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Merger Subsidiary immediately prior to the Merger and at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Company immediately prior to the Merger. For purposes of this representation, assets of Merger Subsidiary or Company held immediately prior to the Merger include amounts paid or incurred by Merger Subsidiary or Company in connection with the Merger, including amounts used to pay Company's reorganization expenses and all payments, redemptions and distributions made in contemplation or as part of the Merger. Any dispositions in contemplation or as part of the Merger of assets held by Company prior to the Merger will be for fair market value.

           4. In the Merger, to the knowledge of the management of Company, Merger Subsidiary will have no liabilities (other than immaterial liabilities related to its incorporation) assumed by Company and will not transfer to Company any assets subject to liabilities.

           5. No assets of Company have been sold, transferred or otherwise disposed of which would prevent Parent from continuing the historic business of Company or from using a significant portion of Company's historic business assets in a business following the merger.

           6. Company and the holders of Company Stock each will pay its or their own expenses, if any, incurred in connection with or as part of the Merger or related transactions. Company has not paid or will not pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of Company Stock in connection with or as part of the Merger or any related transactions. Company has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Company Stock.

           7. There is no intercorporate indebtedness existing between Parent and Company or between Merger Subsidiary and Company that was issued, acquired or will be settled at a discount.

           8. Company has no authorized stock other than Company Stock, junior common stock, par value $.025 per share, and preferred stock, par value $.10 per share. At the date hereof, the only capital stock of Company issued and outstanding is Company Stock.

           9. In the Merger, shares of Company Stock representing control of Company, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Parent. For purposes of this representation, any shares of Company Stock exchanged for cash or other property will be treated as outstanding Company Stock at the Effective Time.

          10. There exist no options, warrants, convertible securities or other rights to acquire Company stock, other than certain rights held by Microsoft Corporation to acquire 1 million shares of Company Stock and rights pursuant to employee stock options and employee stock purchase plans in existence as of the date of the Agreement.

          11. In the Merger, no liabilities of the shareholders of Company will be assumed by Parent and none of the Company Stock acquired by Parent will be subject to liabilities. Furthermore, to the knowledge of the management of Company, there is no plan or intention for Parent to assume any liabilities of Company.

          12.  Company is not an "investment company" within the meaning of
Section 368(a)(2)(F) of the Code.

          13. Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          14. At the Effective Time, the total fair market value of the assets of Company exceeds the total liabilities of Company assumed, including the amount of any liabilities to which the assets of Company are subject.

          15. The payment of cash in lieu of fractional shares of Parent Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to holders of Company Stock instead of issuing fractional shares of Parent Stock will not exceed __% of the total consideration that will be issued in the Merger to holders of Company Stock. The fractional share interests of each holder of Company Stock will be aggregated and, to the knowledge of the management of Company, no holder of Company Stock will receive cash in an amount equal to or greater than the value of one full share of Parent Stock.

          16. None of the employee compensation received by any shareholder-employees of Company is or will be separate consideration for, or allocable to, any of their shares of Company Stock to be surrendered in the Merger. None of the shares of Parent Stock received by any shareholder-employee of Company in the Merger is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement. Any compensation paid or to be paid to any shareholder of Company who will be an employee of or perform advisory services for Parent, Merger Subsidiary, Company, or any affiliate thereof after the Merger, will be determined by bargaining at arm's length.

          17. Since the date of the Agreement, except for the issuance of Company Stock pursuant to the rights described in paragraph 10 hereof, Company has not issued any additional shares of Company Stock.

          18. No holders of Company Stock have dissenters' rights with respect to the Merger under applicable laws.

          19. Except as disclosed in the Company's Schedule of Exceptions, Company has not redeemed any of its stock, made any distributions with respect to its stock, or disposed of any of its assets in contemplation or as part of the Merger, excluding for purposes of this representation regular, normal dividends and common stock acquired in the ordinary course of business in connection with employee incentive and benefit programs, or other programs or arrangements in existence on the date hereof.

          20. The Merger is being effected for bona fide business reasons and will be carried out strictly in accordance with the Agreement, and none of the material terms and conditions therein have been or will be waived or modified.

          21. Company will not take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

               We understand that Morrison & Foerster LLP and Davis Polk & Wardwell will rely on this Certificate in rendering their opinions as to certain United States Federal income tax consequences of the Merger and we will promptly and timely inform them if, after signing this Certificate, we have reason to believe that any of the facts described herein or in the Proxy Statement or any of the representations made in this Certificate are untrue, incorrect or incomplete in any respect.

                                Very truly yours,

                                TANDEM COMPUTERS
                                INCORPORATED

                                By:_____________________
                                Title:__________________

                                                                     EXHIBIT D
                                                                    TO ANNEX A

                   PARENT CORPORATION REPRESENTATION LETTER

                                                              [Effective Time]

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017

Morrison & Foerster LLP
755 Page Hill Road
Palo Alto, CA 94304

geLadies and Gentlemen:

               In connection with the opinion to be delivered pursuant to Sections 8.2(b) and 8.3(b) of the Agreement and Plan of Merger (the "Agreement")(2) dated June __, 1997, among Compaq Computer Corporation, a Delaware corporation ("Parent"), Compaq-Project, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), and Tandem Computers Incorporated, a Delaware corporation ("Company"), the undersigned officers of Parent and Merger Subsidiary hereby certify and represent as to Parent and Merger Subsidiary that the facts relating to the merger (the "Merger") of Merger Subsidiary with and into Company pursuant to the Agreement and as described in the Company Proxy Statement dated ________, 1997 (the "Proxy Statement"), are true, correct and complete in all respects at the date hereof and will be true, correct and complete in all respects at the Effective Time and that:

------------
(2)References contained in this Certificate to the Agreement include, unless the context otherwise requires, each document attached as an exhibit or annex thereto.

          1. The consideration to be received in the Merger by holders of Company Stock was determined by arm's length negotiations between the managements of Parent and Company. In connection with the Merger, no holder of Company Stock will receive in exchange for such stock, directly or indirectly, any consideration other than Parent Stock and cash in lieu of a fractional share thereof.

          2. To the knowledge of the management of Parent and Merger Subsidiary, there is no plan or intention on the part of the holders of Company Stock to sell, exchange, transfer or otherwise dispose (including by transactions such as a short sale which would have the economic effect of a disposition) of a number of shares of Parent Stock to be received by them in connection with the Merger that would reduce the Company shareholder's ownership of Parent Stock to a number of shares having a value, as of the Effective Time, of less than 50% of the total value of all of the formerly outstanding stock of Company immediately prior to the Effective Time. For purposes of this representation, shares of Company Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of Parent Stock are treated as outstanding shares of Company Stock at the Effective
Time. Moreover, shares of Company Stock that are sold, redeemed or disposed of prior to the Merger and in contemplation or as part of the Merger, and shares of Parent Stock that are held by holders of Company Stock at or prior to the Effective Time and that are otherwise sold, redeemed, or disposed of subsequent to the Merger will be taken into account for purposes of this representation.

          3. After the Merger, to the knowledge of the management of Parent, Company will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Merger Subsidiary immediately prior to the Merger, and at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Company immediately prior to the Merger. For purposes of this representation, assets of Merger Subsidiary or Company held immediately prior to the Merger include amounts paid or incurred by Merger Subsidiary or Company in connection with the Merger, including amounts used to pay reorganization expenses and all payments, redemptions and distributions made in contemplation or as part of the Merger. Any dispositions in contemplation or as part of the Merger of assets held by Merger Subsidiary prior to the Merger will be for fair market value.

          4. Prior to the Merger, Parent will be in control of Merger Subsidiary within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"). Merger Subsidiary has been formed solely in order to consummate the Merger, and at no time has or will Merger Subsidiary conduct any business activities or other operations of any kind other than the issuance of its stock to Parent prior to the Effective Time.

          5. Following the Merger, Company has no plan or intention to issue and Parent has no plan or intention to cause Company to issue additional shares of stock that would result in Parent losing control of Company within the meaning of Section 368(c) of the Code.

          6. Neither Parent nor any corporation affiliated with Parent has any plan or intention to purchase, redeem or otherwise acquire any of the Parent Stock issued pursuant to the Merger.

          7. Parent has no plan or intention to liquidate Company, to merge Company with or into another corporation, to sell, exchange, transfer or otherwise dispose of any stock of Company or to cause Company to sell, exchange, transfer or otherwise dispose of any of its assets or of any assets acquired from Merger Subsidiary in the Merger, except for (i) dispositions made in the ordinary course of business, (ii) transfers described in Section 368(a)(2)(C) of the Code, or (iii) asset dispositions to the extent that all such dispositions, sale, transfer or exchange of assets will not, in the aggregate, violate paragraph 3 of this letter.

          8. In the Merger, Merger Subsidiary will have no liabilities (other than immaterial liabilities related to its incorporation) assumed by Company and will not transfer to Company any assets subject to liabilities.

          9. Following the Merger, Company will continue (and Parent will cause Company to continue) its historic business or use a significant portion of its historic business assets in a business.

          10. Parent and Merger Subsidiary each will pay its or their own expenses, if any, incurred in connection with or as part of the Merger or related transactions. Neither Parent nor Merger Subsidiary has paid or will pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of Company Stock in connection with or as part of the Merger or any related transactions. Neither Parent nor Merger Subsidiary has agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Company Stock.

          11. There is no intercorporate indebtedness existing between Parent and Company or between Merger Subsidiary and Company that was issued, acquired or will be settled at a discount.

          12. All shares of Parent Stock into which shares of Company Stock will be converted pursuant to the Merger will be newly issued or treasury shares, and will be issued by Parent directly to holders of Company Stock pursuant to the Merger.

          13. In the Merger, shares of Company Stock representing control of Company, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Parent. For purposes of this representation, any shares of Company Stock exchanged for cash or other property will be treated as outstanding Company Stock at the Effective Time.

          14. In the Merger, no liabilities of shareholders of Company will be assumed by Parent, and none of the Company Stock acquired by Parent will be subject to liabilities. Furthermore, there is no plan or intention for Parent to assume any liabilities of Company.

          15. Neither Parent nor Merger Subsidiary is an "investment company" within the meaning of Section 368(a)(2)(F) of the Code.

          16. The payment of cash in lieu of fractional shares of Parent Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to holders of Company Stock instead of issuing fractional shares of Parent Stock will not exceed __% of the total consideration that will be issued in the Merger to holders of Company Stock. The fractional share interests of each holder of Company Stock will be aggregated and, to the knowledge of the management of Parent, no holder of Company Stock will receive cash in an amount equal to or greater than the value of one full share of Parent Stock.

          17. None of the employee compensation received by any shareholder-employees of Company is or will be separate consideration for, or allocable to, any of their shares of Company Stock to be surrendered in the Merger. None of the shares of Parent Stock to be received by any shareholder-employee of Company in the Merger is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement. Any compensation paid or to be paid to any shareholder of Company who will be an employee of or perform advisory services for Parent, Merger Subsidiary, Company, or any affiliate thereof after the Merger, will be determined by bargaining at arm's length.

          18. During the past 5 years, none of Parent or any subsidiary thereof has owned or owns, beneficially or of record, any class of stock of Company or any securities of Company or any instrument giving the holder the right to acquire any such stock or securities.

          19. The Merger is being effected for bona fide business reasons and will be carried out strictly in accordance with the Agreement, as described in the Proxy Statement, and none of the material terms and conditions therein have been or will be waived or modified.

          20. The Merger Agreement and the documents described in the Merger Agreement represent the entire understanding of Parent, Merger Subsidiary, and Company with respect to the Merger.

          21. Neither Parent nor Merger Subsidiary will take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

               We understand that Davis Polk & Wardwell and Morrison & Foerster LLP will rely on this Certificate in rendering their opinions as to certain United States Federal income tax consequences of the Merger and we will promptly and timely inform them if, after signing this Certificate, we have reason to believe that any of the facts described herein or in the Proxy Statement or any of the representations made in this Certificate are untrue, incorrect or incomplete in any respect.

                            Very truly yours,

                            COMPAQ COMPUTER CORPORATION


                            By:________________________
                            Title:_____________________



                            COMPAQ-PROJECT, INC.


                            By:_______________________
                            Title:____________________


                                                                      ANNEX B


                            STOCK OPTION AGREEMENT

               STOCK OPTION AGREEMENT dated as of June 22, 1997 between Tandem Computers Incorporated, a Delaware corporation (the "Company"), and Compaq Computer Corporation, a Delaware corporation (the "Grantee").

                                    W I T N E S S E T H :

               WHEREAS, Company and Grantee are simultaneously with the execution and delivery of this Agreement entering into a Merger Agreement (the "Merger Agreement") pursuant to which, among other things, Company will, upon the terms and subject to the conditions stated therein, merge with a subsidiary of Grantee; and

               WHEREAS, in order to induce Grantee to enter into the Merger Agreement, Company has agreed to grant to Grantee the Stock Option (as hereinafter defined), upon the terms and subject to the conditions set forth herein;

               NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

            1. Grant of Stock Option. Company hereby grants to Grantee an irrevocable option (the "Stock Option") to purchase for $22.44 per share (the "Exercise Price") in cash up to 17,400,000 shares (the "Shares") of its common stock, $.025 par value (the "Common Stock").

            2. Exercise of Stock Option. (a) Grantee may, subject to the provisions of this Section, exercise the Stock Option, in whole or in part, at any time or from time to time, after the occurrence of a Trigger Event and prior to the Termination Date. "Trigger Event" means the occurrence of an event that will entitle Parent to receive the payment contemplated by Section 10.04(b) of the Merger Agreement. "Termination Date" means the earliest to occur of (i) the Effective Time (as defined in the Merger Agreement); (ii) the date 18 months after the first occurrence of a Trigger Event; (iii) five years from the date hereof; or (iv) the termination of the Merger Agreement if, but only if, the Merger Agreement is terminated for reasons that are not directly or indirectly related to (x) the commencement of, or any person's direct or indirect indication of interest inmaking, an Acquisition Proposal (as defined in the Merger Agreement) or (y) the breach of any provision of Section 5.02(a) or 5.03 thereof. Notwithstanding the occurrence of the Termination Date, Grantee shall be entitled to purchase shares of Common Stock pursuant to any exercise of the Stock Option if Grantee exercised the Stock Option prior to the occurrence of the Termination Date.

               (b) Grantee may purchase Shares pursuant to the Stock Option only if both of the following conditions are satisfied: (i) no preliminary or permanent injunction or other order, decree or ruling against the sale or delivery of the Shares issued by any federal or state court of competent jurisdiction in the United States is in effect at such time and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated at or prior to such time.

               (c) If Grantee wishes to exercise the Stock Option, it shall do so by giving Company written notice to such effect, specifying the number of Shares to be purchased and a place and closing date not earlier than one business day nor later than 10 business days from the date of the notice. If the closing cannot be consummated on such date because any condition to the purchase of Shares has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the closing shall occur five days (or such earlier time as Grantee may specify) after satisfaction of all such conditions and the cessation of all such restrictions.

               (d) At any closing, (i) Grantee shall make payment to Company of the aggregate purchase price for the Shares to be purchased by delivery to Company of a certified, cashier's or bank check payable to the order of Company or otherwise as mutually agreed and (ii) Company shall deliver to Grantee a certificate representing the purchased Shares, registered in the name of Grantee or its designee.

            3. Representations and Warranties of Company. Company hereby represents and warrants to Grantee as follows:

                 (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated hereby (i) are within Company's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency, official, except for any filings required to be made under the HSR Act, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of Company or of any judgment, injunction, order or decree binding upon Company or any of its subsidiaries and (v) will not require any consent, approval or notice under and will not conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or allow the acceleration of the performance of, any material obligation of Company or any of its subsidiaries under, or result in the creation of a lien, charge or encumbrance upon, any of the properties, assets or business of Company or any of its subsidiaries under any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or any of their respective assets or properties is subject or bound. This Agreement has been duly executed and delivered by Company and constitutes a valid and binding agreement of Company.

                 (b) Except for any filings required to be made under the HSR Act, Company has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Shares upon the exercise of the Stock Option terminates, will have reserved for issuance, upon any exercise of the Stock Option, the number of Shares subject to the Stock Option (less the number of Shares previously issued upon any partial exercise of the Stock Option). All of the Shares to be issued pursuant to the Stock Option have been duly authorized and, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances and security interest. Shares issued upon exercise of the Stock Option will not be subject to any preemptive or similar rights. The Board of Directors of Company has taken all necessary action to render the Company's Rights Plan inapplicable to the exercise of the Stock Option.

                 (c) The representations and warranties of Company contained in the Merger Agreement are true and correct.

            4. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Company that any Shares acquired upon exercise of the Stock Option will not be sold or otherwise disposed of by Grantee except in compliance with the Securities Act of 1933, as amended (the "Securities Act").

            5. Adjustment Upon Changes in Capitalization or Merger. (a) In the event of any change in Company's capital stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Stock Option, and the Exercise Price thereof, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Stock Option the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Stock Option had been exercised immediately prior to such event or the record date therefor, as applicable. Without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section), the number of shares of Common Stock subject to the Stock Option will be adjusted so that, after such issuance, it equals 15% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Stock Option.

               (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Company enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Company will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Company and Company will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Company or any other person or cash or any other property, or the shares of Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Stock Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Stock Option had been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable and make any other necessary adjustments.

            6. Further Assurances; Remedies. (a) Company agrees to execute and deliver such other documents and instruments and take such further actions as may be necessary or appropriate or as Grantee may reasonably request in order to ensure that Grantee receives the full benefits of this Agreement. Prior to the Termination Date, Company will refrain from taking any action which would have the effect of preventing or disabling Company from delivering the Shares to Grantee upon any exercise of the Stock Option, or from otherwise performing its obligations under this Agreement.

           (b) The parties agree that Grantee would be irreparably damaged if for any reason Company failed to issue any of the Shares (or other securities or property deliverable pursuant to Section 5) upon exercise of the Stock Option or to perform any of its other obligations under this Agreement, and that Grantee would not have an adequate remedy at law for money damages in such event. Accordingly, Grantee shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by Company. This provision is without prejudice to any other rights that Grantee may have against Company for any failure to perform its obligations under this Agreement.

           (c) The Board of Directors of Company shall take such further action as is requested by Grantee to render the Rights Plan inapplicable to the exercise of the Stock Option.

            7.  HSR Filing; Listing of Shares; Notification of Record Dates.
(a) Promptly after the date hereof, and from time to time thereafter if necessary, Grantee and Company shall each file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required pre-merger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the purchase of the Shares pursuant hereto. Company agrees to use its reasonable best efforts to assist Grantee in satisfying the condition described in
Section 2(b)(ii).

           (b) Promptly after the date hereof, and from time to time thereafter if necessary, Company will apply to list all of the Shares subject to the Stock Option on the New York Stock Exchange and will use its best efforts to obtain approval of such listing as soon as practicable.

           (c) Company shall give Grantee at least 10 days' prior written notice before setting the record date for determining the holders of record of shares of Common Stock entitled to notice of, or to vote on, any matter, to receive any dividend or distribution or to participate in any rights offering or other matter, or to receive any other benefit or right, with respect to shares of Common Stock.

            8. Registration of the Shares. (a) If Grantee requests Company in writing to register under the Securities Act any of the Shares purchased by Grantee hereunder, Company will use its best efforts to cause the offering of the Shares so specified in such request to be registered as soon as practicable so as to permit the sale or other distribution by Grantee of the Shares specified in its request (and to keep such registration in effect for a period of at least 90 days), and in connection therewith prepare and file as promptly as reasonably possible (but in no event later than 60 days from receipt of Grantee's request) a registration statement under the Securities Act to effect such registration on an appropriate form, which would permit the sale of the Shares by Grantee in the manner specified by Grantee in its request. Company shall not be obligated to make effective more than three registration statements pursuant to the foregoing sentence.

           (b) Company shall notify Grantee in writing not less than 10 days prior to filing a registration statement under the Securities Act (other than a filing on Form S-4 or S-8) with respect to any Common Stock. If Grantee wishes to have any portion of its Shares included in such registration statement, it shall advise Company in writing to that effect within two business days following receipt of such notice, and Company will thereupon include the number of Shares indicated by Grantee under such Registration Statement.

           (c)  Any registration statement prepared and filed under this
Section 8 and any sale covered thereby, will be at Company's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. In connection with any registration pursuant to this Section 8, Company and Grantee will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

            9. Miscellaneous. (a) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

           (b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery in person or by cable, telegram or telex (with copies by registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

            To Grantee:

            J. David Cabello, Esq.
            Senior Vice President
            General Counsel & Secretary
            Compaq Computer Corporation
            20555 SH 249
            Houston, TX 77070
            Fax: 281-518-8209

            with a copy to:

            Davis Polk & Wardwell
            450 Lexington Avenue
            New York, New York 10017
            Fax: (212) 450-4800
            Attention: Christopher Mayer

            To Company:

            Roel Pieper
            Chief Executive Officer
            Tandem Computers Incorporated
            19333 Vallco Parkway
            Cupertino, CA 95014-2599

            and

            Josephine T. Parry
            Vice President, General Counsel
              & Secretary
            10435 N. Tantau Avenue, LOC 200-16
            Cupertino, CA
            Fax: 408-285-4677

            with a copy to:

            Morrison & Foerster LLP
            755 Page Mill Road
            Palo Alto, California 94304
            Fax: (415) 494-0792
            Attention: William D. Sherman

            Morrison & Foerster LLP
            1290 Avenue of the Americas
            New York, New York 10104
            Fax: (212) 468-7900
            Attention: Joseph W. Bartlett

               or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

           (c) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

           (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

           (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

           (f) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

           (g) Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by Company, except by operation of law, but may be assigned by Grantee in whole or in part to any affiliate of Grantee.

           (h) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as otherwise provided herein.

           (i) Time of the Essence. The parties agree that time shall be of the essence in the performance of obligations hereunder.

               IN WITNESS WHEREOF, Company and Grantee have caused this Agreement to be duly executed as of the day and year first above written.

                                    TANDEM COMPUTERS
                                      INCORPORATED



                                    By: /s/ Roel Pieper
                                       -----------------------
                                       Roel Pieper
                                       Vice Chairman and
                                        Chief Executive Officer



                                    COMPAQ COMPUTER CORPORATION



                                    By: /s/ Eckhard Pfeiffer
                                       ------------------------
                                       Eckhard Pfeiffer
                                       President and Chief Executive Officer


                                                                       ANNEX C

                              LEHMAN BROTHERS

                                                              July 30, 1997

Board of Directors
Tandem Computers Incorporated
10435 N. Tantau Avenue
LOC 200-01
Cupertino, CA 94014-3548

Members of the Board:

          We understand that the Board of Directors of Tandem Computers Incorporated ("Tandem" or the "Company") has approved a merger between Tandem and Compaq Computer Corporation ("Compaq") (the "Proposed Transaction") pursuant to which a wholly-owned subsidiary of Compaq will be merged with Tandem and all outstanding shares of common stock of Tandem will be exchanged for shares of common stock of Compaq at an exchange ratio of
0.525 shares of Compaq common stock for each share of Tandem common stock (the "Exchange Ratio"). In addition, all outstanding options to purchase shares of common stock of Tandem will be exchanged for options to purchase shares of common stock of Compaq at the Exchange Ratio. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated June 22, 1997 between Tandem and Compaq (the "Agreement").

          We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

          In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company and Compaq that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company and Compaq furnished to us by the Company and Compaq, (4) trading histories of the Company's and Compaq's common stock from June 20, 1992 to the present and a comparison of such trading histories with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company and Compaq with those of other companies that we deemed relevant, (6) publicly available estimates of the future financial performances of the Company and Compaq prepared by research analysts, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, and (8) the potential pro forma financial effects of the Proposed Transaction on Tandem and Compaq and a comparison of the relative contributions of Tandem and Compaq to the combined company following consummation of the Proposed Transaction. In addition, we have had discussions with the management of the Company and Compaq concerning their respective businesses, operations, assets, financial conditions and prospects and the operating synergies and strategic benefits expected to result from a combination of the businesses of the Company and Compaq and have undertaken such other studies, analyses and investigations as we deemed appropriate.

          In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of the Company and Compaq that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at our opinion, with the consent of the Company, we were not provided with and did not have any access to any financial forecasts or projections prepared by the management of Compaq as to the future financial performance of Compaq, and accordingly, in performing our analysis, upon advice of Compaq, we have assumed that the publicly available estimates of research analysts are a reasonable basis upon which to evaluate and analyze the future financial performance of Compaq and that Compaq will perform substantially in accordance with such estimates. We also have not conducted a physical inspection of the properties and facilities of the Company or Compaq and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Proposed Transaction will qualify (i) for pooling-of-interests accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

          Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the Company's stockholders in the Proposed Transaction is fair to such stockholders.

          We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company and Compaq for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

          This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                               Very truly yours,



                                               LEHMAN BROTHERS


                                               By: /s/ Frederick Frank
                                                   ---------------------------
                                                   Frederick Frank
                                                   Vice Chairman



                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

               Exculpation. Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends, or for any transaction from which the director derived an improper personal benefit.

               The Compaq Charter limits the personal liability of a director to Compaq and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

               Indemnification. Section 145 of the DGCL permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

               The Compaq Bylaws provide for indemnification of directors and officers of Compaq against liability they may incur in their capacities as such to the fullest extent permitted by applicable law.

               Insurance. Compaq has in effect directors' and officers' liability insurance with a limit of $100 million and fiduciary liability insurance with a limit of $25 million. The fiduciary liability insurance covers actions of directors and officers as well as other employees with fiduciary responsibilities under ERISA.

               Tandem Directors and Officers. The Merger Agreement provides that (i) for six years after the Effective Time Compaq will cause Tandem to indemnify and hold harmless the present and former directors or officers of Tandem in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted by the DGCL for damages and liabilities, (ii) for a period of six years after the Effective Time Compaq will cause Tandem to use its best efforts to provide directors' and officers' liability insurance in respect of acts or omissions occurring prior to the Effective Time on terms with respect to coverage and amount no less favorable than as in effect on June 22, 1997 and (iii) from and after the Effective Time, Compaq will cause Tandem to assume obligations under certain indemnification agreements with Tandem directors currently in effect.

Item 21.  Exhibits and Financial Statement Schedules.



Exhibit
Number                                            Description                                 Page
------                                            -----------                                 ----

 2.a          Agreement and Plan of Merger dated as of June 22, 1997 among the
              Registrant, Tandem Computers Incorporated and Compaq-Project, Inc.
              (included as Annex A to the Proxy Statement/Prospectus contained in this
              Registration Statement).

 2.b          Stock Option Agreement dated as of June 22, 1997 between the Registrant and Tandem Computers Incorporated (included as Annex B to the Proxy
              Statement/Prospectus contained in this Registration Statement).

 3.a          Restated Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Form 10-Q for the quarter ended September 30, 1996).

 3.b          By-Laws of Registrant, Amended and Restated as of September 29, 1995.

 4.a          Specimen Common Stock Certificate (incorporated by reference to
              Exhibit 1 to the Registrant's Registration Statement on Form 8-A dated
              April 30, 1984).

 4.b          Senior Debt Indenture dated as of March 1, 1994 between the Registrant and NationsBank of Texas, National Association, Trustee (incorporated by reference to Exhibit 4.a to the Registrant's Registration Statement No.
              33-63436 on Form S-3).

 4.c          Specimen of the Registrant's 6 1/2% senior notes due March 1999
              (incorporated by reference to the Registrant's Form 8-K dated March 10,
              1994 (the "March 1994 Form 8-K")).

 4.d          Specimen of the Registrant's 7 1/4% senior notes due March 15, 2004
              (incorporated by reference to the March 1994 Form 8-K).

 5            Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered.

 8.a Form of opinion of Davis Polk & Wardwell regarding certain federal income tax consequences relating to the Merger.

 8.b Form of opinion of Morrison & Foerster LLP regarding certain federal income tax consequences relating to the Merger.

23.a          Consent of Price Waterhouse LLP.

23.b          Consent of Ernst & Young LLP.

23.c          Consent of Davis Polk & Wardwell (included in the opinion filed as
              Exhibits 5 and 8(b) to this Registration Statement).

23.d          Consent of Morrison & Foerster LLP (included in the opinion filed as
              Exhibit 8(b) to this Registration Statement).

23.e          Consent of Lehman Brothers.

24            Power of Attorney (included on the signature page of the Registration
              Statement).

99.a          Consent of Thomas J. Perkins to be named as a nominee for director of
              Compaq Computer Corporation.

99.b          Form of Tandem Computers Incorporated Proxy Card.

99.c          Form of Proxy Card to be distributed to Participants in the Tandem
              Computers Incorporated 401(k) Investment Plan.

Item 22.  Undertakings.

              (a) The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

              (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

              (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

              (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 30, 1997.




                                     COMPAQ COMPUTER CORPORATION
                                     (Registrant)

Date: July 30, 1997 By:              /s/ Eckhard Pfeiffer
                                     ----------------------------------
                                         Eckhard Pfeiffer
                                         President and Chief Financial Officer


                               POWER OF ATTORNEY

               Each person whose signature appears below hereby constitutes and appoints Eckhard Pfeiffer and Earl L. Mason, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.


         Signature                          Title                     Date
---------------------------     -----------------------------   --------------

   /s/ Eckhard Pfeiffer         President and Director          July 30, 1997
---------------------------     (principal executive officer)
     (Eckhard Pfeiffer)

      /s/ Earl L. Mason         Senior Vice President and       July 30, 1997
---------------------------     Chief Financial Officer
      (Earl L. Mason)           (principal financial officer
                                and principal accounting
                                officer)

    /s/ Benjamin M. Rosen       Chairman of the                 July 30, 1997
---------------------------     Board of Directors
    (Benjamin M. Rosen)

 /s/ Lawrence T. Babbio, Jr.    Director                        July 30, 1997
---------------------------
 (Lawrence T. Babbio, Jr.)

  /s/ Robert Ted Enloe, III     Director                        July 30, 1997
---------------------------
  (Robert Ted Enloe, III)

   /s/ George H. Heilmeier      Director                        July 30, 1997
---------------------------
   (George H. Heilmeier)

 /s/ George E. R. Kinnear II    Director                        July 30, 1997
---------------------------
 (George E. R. Kinnear II)

     /s/ Peter N. Larson        Director                        July 30, 1997
---------------------------
     (Peter N. Larson)

     /s/ Kenneth L. Lay         Director                        July 30, 1997
---------------------------
      (Kenneth L. Lay)

      /s/ Kenneth Roman         Director                        July 30, 1997
---------------------------
      (Kenneth Roman)

   /s/ Lucille S. Salhany       Director                        July 30, 1997
---------------------------
    (Lucille S. Salhany)


                               EXHIBIT INDEX


Exhibit
Number                                            Description                                 Page
------                                            -----------                                 ----

 2.a          Agreement and Plan of Merger dated as of June 22, 1997 among the
              Registrant, Tandem Computers Incorporated and Compaq-Project, Inc.
              (included as Annex A to the Proxy Statement/Prospectus contained in this
              Registration Statement).

 2.b          Stock Option Agreement dated as of June 22, 1997 between the Registrant and Tandem Computers Incorporated (included as Annex B to the Proxy
              Statement/Prospectus contained in this Registration Statement).

 3.a          Restated Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Form 10-Q for the quarter ended September 30, 1996).

 3.b          By-Laws of Registrant, Amended and Restated as of September 29, 1995.

 4.a          Specimen Common Stock Certificate (incorporated by reference to
              Exhibit 1 to the Registrant's Registration Statement on Form 8-A dated
              April 30, 1984).

 4.b          Senior Debt Indenture dated as of March 1, 1994 between the Registrant and NationsBank of Texas, National Association, Trustee (incorporated by reference to Exhibit 4.a to the Registrant's Registration Statement No.
              33-63436 on Form S-3).

 4.c          Specimen of the Registrant's 6 1/2% senior notes due March 1999
              (incorporated by reference to the Registrant's Form 8-K dated March 10,
              1994 (the "March 1994 Form 8-K")).

 4.d          Specimen of the Registrant's 7 1/4% senior notes due March 15, 2004
              (incorporated by reference to the March 1994 Form 8-K).

 5            Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered.

 8.a Form of opinion of Davis Polk & Wardwell regarding certain federal income tax consequences relating to the Merger.

 8.b Form of opinion of Morrison & Foerster LLP regarding certain federal income tax consequences relating to the Merger.

23.a          Consent of Price Waterhouse LLP.

23.b          Consent of Ernst & Young LLP.

23.c          Consent of Davis Polk & Wardwell (included in the opinion filed as
              Exhibits 5 and 8(b) to this Registration Statement).

23.d          Consent of Morrison & Foerster LLP (included in the opinion filed as
              Exhibit 8(b) to this Registration Statement).

23.e          Consent of Lehman Brothers.

24            Power of Attorney (included on the signature page of the Registration
              Statement).

99.a          Consent of Thomas J. Perkins to be named as a nominee for director of
              Compaq Computer Corporation.

99.b          Form of Tandem Computers Incorporated Proxy Card.

99.c          Form of Proxy Card to be distributed to Participants in the Tandem
              Computers Incorporated 401(k) Investment Plan.